   As filed with the Securities and Exchange Commission on May 31, 2000
                                                      Registration No. 333-32104
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------

                              AMENDMENT NO. 6
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                               ONI SYSTEMS CORP.
             (Exact name of Registrant as specified in its charter)
                                ---------------
        Delaware                     3661                    77046-9657
     (State or other      (Primary standard industrial    (I.R.S. employer
     jurisdiction of      classification code number)    identification no.)
    incorporation or
      organization)             ---------------
                               ONI Systems Corp.
                             166 Baypointe Parkway
                        San Jose, California 95134-1621
                                 (408) 965-2600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                 HUGH C. MARTIN
                President, Chief Executive Officer and Chairman
                               ONI Systems Corp.
                             166 Baypointe Parkway
                        San Jose, California 95134-1621
                                 (408) 965-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
         HORACE L. NASH, ESQ.                     JOHN L. SAVVA, ESQ.
       RICHARD L. DICKSON, ESQ.                   HARRY H. DEMAS, ESQ.
         DAVID A. BELL, ESQ.                      Sullivan & Cromwell
        STEVEN S. LEVINE, ESQ.                   1888 Century Park East
          Fenwick & West LLP                           Suite 2100
         Two Palo Alto Square              Los Angeles, California 90067-1725
     Palo Alto, California 94306                     (310) 712-6600
            (650) 494-0600
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     Proposed Maximum
 Title of Each Class of    Amount   Proposed Maximum    Aggregate      Amount of
    Securities to be       to be     Offering Price      Offering     Registration
       Registered        Registered    Per Share         Price(1)        Fee(2)
----------------------------------------------------------------------------------
Common Stock, $0.0001
 par value.............. 9,200,000       $23.00        $211,600,000     $55,863

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Fees of $30,360, $8,501 and $17,002 were paid on March 10, 2000, April 26,
    2000 and May 18, 2000, respectively.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated May 31, 2000.

[LOGO OF ONI SYSTEMS]

                                8,000,000 Shares

                               ONI Systems Corp.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of ONI Systems Corp.

  Prior to this offering, there has been no public market for our common stock. ONI Systems estimates that the initial public offering price per share will be between $21.00 and $23.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "ONIS".

  See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Initial public offering price....................................... $     $
Underwriting discount............................................... $     $
Proceeds, before expenses, to ONI Systems........................... $     $

  To the extent that the underwriters sell more than 8,000,000 shares, the underwriters have the option to purchase up to an additional 1,200,000 shares from ONI Systems at the initial public offering price, less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares in New York, New York on      ,
2000.

Goldman, Sachs & Co.
            Banc of America Securities LLC
                       Chase H&Q
                                                              Robertson Stephens

                                  -----------

                         Prospectus dated      , 2000.

                         [INSIDE FRONT COVER ARTWORK]

   At the top of the diagram the ONI Systems logo and the words "All-optical networking equipment for metropolitan and regional service providers" appear.

   Upper Half--An oval placed in the center of the diagram with figures inside the oval.

   Interior of the Oval--The oval is divided into three portions:

   The right-hand portion of the oval is a schematic symbol used to represent an optical cross- connect linking the metro network to the long haul network. The words "To Long-haul Networks" appear below the schematic.

   The center portion of the oval contains a multi-color ellipse or "ring" with four ONLINE9000 boxes or "nodes" at approximately 12 o'clock, 3 o'clock, 6 o'clock and 9 o'clock on the ring The left-most node of the ring is shared as the right-most node of the ring contained in the left portion of the oval. The ring represents a ring-based fiber optic network. The words "Metro Core Optical Fiber Ring" appear inside the ring. The ring is connected by two lines (representing fiber links) to the optical cross-connect schematic in the right-hand portion of the oval.

   The left portion of the oval contains a multi-color ellipse or "ring" with three ONLINE7000 boxes or "nodes" at approximately 12 o'clock, 6 o'clock and 9 o'clock on the ring, and a ONLINE7000 node at approximately 3 o'clock. The right-most node of the ring is shared as the left-most node of the ring contained in the center portion of the oval. The upper-most node of the ring is connected to a diagram of a building representing the enterprises connected to the communications network. The building is connected to a diagram of two computer screens and one telephone representing the end users. The words "Metro Access Optical Fiber Ring" appear inside the ring. The words "Typical Metro Communications Network Using ONI Systems Equipment" appear below the oval.

   Lower Right Quadrant--A globe showing the North American continent and portions of South America, Africa, Europe and Asia with a network of white lines superimposed. The ovals in the upper half and lower half of the diagram are each connected to one of the dots in the map-network (approximately in the vicinity of San Francisco and New York, respectively) with trace lines indicating that the ovals represent a representative node on the network.

   Lower Half--A second smaller oval offset to the left of the diagram with figures inside the oval.

   Interior of the Oval--The oval is divided into the same three portions as the oval contained in the upper half of the diagram, except that the three portions of the oval are in reverse order of the three portions in the oval in the upper half of the diagram and there are no interior labels.

   At the bottom of the page is a legend showing the symbols that represent the ONLINE9000, ONLINE7000, Enterprises, End Users, Long-haul Networks and Optical Fiber Link.

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus.

                               ONI Systems Corp.

   We develop, market and sell communications networking equipment, based entirely on optical technology, for metropolitan area and regional networks. Our equipment uses pulses of light rather than electric current in the transmission and routing of telephone, Internet and other data communications in these networks. Our customers are communication service providers. Our products enable them to relieve traffic bottlenecks in their metropolitan and regional networks and to deliver new data communication services sought by their subscribers. Our products help our customers to rapidly build high-capacity metro networks that are flexible, easy to expand and capable of supporting multiple services for end-users.

   Internet usage has increased in terms of both the number of users and the quantity of information transmitted. In response, communication service providers have deployed optical technology to increase the transmission capacity in long-distance networks and in the local area networks used by enterprises. However, similar improvements have not been made to the metro networks that bridge the gap between enterprise networks and long-distance networks. To date, optical products available to metro network service providers have been based on technologies which were originally designed to serve long distance or enterprise networks, and are costly, difficult to expand and difficult to manage in the metro environment.

   Our first product, the ONLINE9000(TM), has been generally available since January 2000. We expect our next product, the ONLINE7000(TM), to be available by June 2000. These products incorporate our OPTX(TM) network operating system and our OLMP(TM) inter-network communications protocol to manage and support a diverse mix of service offerings by our customers.

   The benefits of our products include:

  . Multi-service capability. Our products allow service providers to introduce and support a changing mix of services without deploying dedicated equipment for each service type. Our products are also compatible with existing services based on the synchronous optical network standard.

  . Manageability and flexibility. Our products enable real time end-to-end management, surveillance, service activation, network inventory management and billing within our OPTX network operating system.

  . Cost effectiveness and scalability. Our products eliminate costly optical-to-electrical conversions within a metro network, and the scalability of our products allows service providers to build metro networks in a pay-as-you-grow fashion.

  . Rapid and efficient service restoration. Our products provide for rapid restoration of mission critical services without the need to dedicate network capacity carrying duplicated traffic for this capability.

  The following are key elements of our strategy:

  . leverage our optical technology to achieve early design wins in metro networks;

  . work closely with service providers to identify and enable new revenue-generating services for their end-users;

  . extend our technology leadership through continued investment in research and development;

  . leverage our optical manufacturing expertise and relationships to reduce costs and increase flexibility to meet demand;

  . expand our direct sales and service and support capabilities worldwide;
    and

  . establish strategic alliances and pursue acquisitions to broaden our product, service and technology portfolios.

   Since commencing operations in December 1997, our expenses have significantly exceeded our revenue as we have developed our products and strategy. Through March 31, 2000, we incurred cumulative losses of $89.8 million. We expect to have large fixed expenses and to incur increasing sales, research, manufacturing and administrative expenses, and we expect to operate at a loss for a period of time. We expect to continue to need to raise capital to fund losses and expansion. Our first product has been generally available only since January 2000, so the likelihood of success of this and future products is impossible to predict.

                             Corporate Information

   We were incorporated in California on October 20, 1997 as Optical Networks, Incorporated. In April 2000, we reincorporated in Delaware and changed our name to ONI Systems Corp. Our principal executive offices are located at 166 Baypointe Parkway, San Jose, California 95134-1621. Our telephone number is
(408) 965-2600.

                                  THE OFFERING

Common stock offered............. 8,000,000 shares
Common stock to be outstanding
 after this offering............. 123,877,066 shares
Use of proceeds.................. For general corporate purposes, including working capital, capital expenditures and
                                  potential acquisitions of, or investments in,
                                  complementary technologies or businesses. See
                                  "Use of Proceeds".
Proposed Nasdaq National Market
 symbol.......................... ONIS

   At the request of ONI Systems, the underwriters are reserving up to 960,000 shares of common stock at the initial public offering price for sale to individuals and entities designated by ONI Systems.

   The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of March 31, 2000 assuming the one-to-one conversion of preferred stock outstanding as of March 31, 2000 upon completion of this offering. The number of shares outstanding after this offering includes:

  . 1,101,928 shares of common stock into which the shares of Series H preferred stock sold to Sun Microsystems, Inc. will automatically convert upon completion of this offering, based on an assumed public offering price of $22.00 per share;

  . 181,818 shares of common stock issuable to Internet Initiative Japan Inc.
    upon the closing of a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share; and

  . 454,545 shares of common stock issuable to CCT Telecom Holdings Limited upon the closing of a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share.

  The number of shares to be outstanding excludes, as of March 31, 2000:

  . 19,343,345 shares of common stock subject to options outstanding under our stock incentive plans with a weighted average exercise price of $0.64 per share, and 1,377,819 shares of common stock available for future grant under these plans; and

  . 1,434,394 shares of common stock subject to outstanding warrants with a weighted average exercise price of $2.72 per share.

   In addition, from April 1, 2000 through May 15, 2000, we granted options to purchase 2,680,000 shares of common stock, with a weighted average exercise price of $8.02 per share. Of these shares, 1,000,000 shares will be subject to an option that is outside of the stock plans described in this prospectus. In connection with options granted from April 1, 2000 through May 15, 2000, we have recorded a deferred stock compensation expense of approximately $16.2 million. In April 2000, we adopted our 2000 equity incentive plan, under which 7,000,000 shares of common stock will be available for future grant, and our 2000 employee stock purchase plan, under which 1,000,000 shares of common stock will be available for future grant.

   Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters' option to purchase additional shares in this offering and gives effect to the automatic conversion of outstanding shares of preferred stock into shares of common stock upon the closing of this offering. The share and per share numbers presented in this prospectus have been retroactively restated to give effect to all stock splits.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                            Period From
                          October 20, 1997    Year Ended        Three Months
                           (Inception) to    December 31,     Ended March 31,
                            December 31,   -----------------  -----------------
                                1997        1998      1999     1999      2000
                          ---------------- -------  --------  -------  --------
                                                                (unaudited)
Statement of operations
 data:
Revenue.................       $   --      $ 1,733  $  3,034  $   565  $  3,633
Gross profit............           --          525     2,002      140       783
Operating expenses......          198        9,559    49,195    5,082    35,752
Operating loss..........         (198)      (9,034)  (47,193)  (4,942)  (34,969)
Net loss................         (199)      (8,852)  (46,572)  (4,777)  (34,167)
Basic and diluted net
 loss per share.........        (0.77)     $ (0.74) $  (2.58) $ (0.35) $  (1.41)
Weighted average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share..................          257       11,919    18,043   13,542    24,219
Pro forma basic and
 diluted net loss per
 share..................                              $(0.60)            $(0.33)
Shares used in computing
 pro forma basic and
 diluted loss per share.                              78,025            103,154

   Pro forma basic and diluted net loss per share has been calculated assuming the conversion of all preferred stock outstanding at March 31, 2000 into common stock, as if all shares had converted at the beginning of the year or, if later, on the date of their issuance.

                                                  As of March 31, 2000
                                          -------------------------------------
                                                    Pro   Pro Forma  Pro Forma
                                          Actual   Forma  Series H  As Adjusted
                                          ------- ------- --------- -----------
Balance sheet data:
Cash and cash equivalents................ $50,307 $50,307 $ 70,307   $246,462
Working capital..........................  59,101  59,101   79,101    255,256
Total assets.............................  95,869  95,869  115,869    292,024
Capital lease obligations, less current
 portion.................................     295     295      295        295
Total stockholders' equity...............  78,699  78,699   98,699    274,854

   The pro forma Series H balance sheet data as of March 31, 2000 gives effect to the May 2000 sale of 1,333,333 shares of Series H preferred stock to Sun Microsystems in a private placement at a price of $15.00 per share. These shares will automatically convert into 1,101,928 shares of common stock upon the completion of this offering, based upon an assumed initial public offering price of $22.00 per share.

   The pro forma as adjusted balance sheet data as of March 31, 2000 gives effect to:

  . the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $22.00 per share, after deducting an assumed underwriting discount and estimated offering expenses;

  . the sale of 181,818 shares of common stock to Internet Initiative Japan in a private placement concurrent with this offering at an assumed private placement price of $22.00 per share; and

  . the sale of 454,545 shares of common stock issuable to CCT Telecom in a private placement concurrent with this offering at an assumed private placement price of $22.00 per share.

   See note 1 of notes to our consolidated financial statements for a description of the method that we used to compute our basic and diluted net loss per share. See "Capitalization".

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

We have a history of losses, expect to continue to incur additional losses, and may never achieve profitability.

   Through March 31, 2000 we incurred cumulative losses of $89.8 million, and we expect to continue to incur losses in the future. If we do not become profitable, the value of our stock will decrease. We have large fixed expenses, and we plan to incur significant and increasing sales and marketing, research and development, manufacturing, and general and administrative expenses. In February 2000, we began to ship our first product, the ONLINE9000, and our revenue to date has been limited. In order for us to become profitable, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels.

   We expect our operating expenses to increase significantly as we increase spending in order to fund more research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands that will result from being a public company and the expected growth of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and annually and could result in substantial operating losses.

Our limited operating history makes forecasting our future revenue and operating results difficult, which may impair our ability to manage our business and your ability to assess our prospects.

   We commenced business as an independent company in December 1997 and introduced our ONLINE9000 product in January 2000. Consequently, we have a limited history upon which we can rely in planning and making the critical decisions that will affect our future operating results. Similarly, because of the relatively immature state of our business, it will be difficult for investors to evaluate our prospects. We will need to make decisions in the immediate future regarding resource allocations for research and development and marketing and sales. If our predictions about the best use of our resources turn out to be inaccurate, we may not make the best use of our resources and we may forego better opportunities. Our limited history makes it difficult for investors to gauge our capability in making these decisions.

The ONLINE9000 is our only currently available product and, if it is not commercially successful, our revenue will not grow and we may not achieve profitability.

   If our potential customers do not adopt, purchase and successfully deploy our ONLINE9000 product in large numbers, our revenue may not grow and our business, financial condition and results of operations will be seriously harmed. Since the market for our products is relatively new, future demand for our products is uncertain and will depend on the speed of adoption of optical networking, in general, and optical equipment in metro networks, in particular. No communications service provider has fully deployed the ONLINE9000 in large network environments, and they may choose not to do so. Even if service providers do deploy our product fully, it may not operate as expected, which could delay or prevent its adoption.

If we fail to enhance existing products or to develop and achieve market acceptance for new products that meet customer requirements, our sales will suffer.

   The market in which we compete is characterized by more rapid technological change than most, because it is newly emerging. As a result, we expect there to be frequent new product introductions, changes in customer requirements and evolving industry standards. We have no significant track record of our ability to respond to these developments, and we may not be able to develop new products or product enhancements in a timely manner, or at all. Because we are new to this business, an investment in our stock is riskier than most.

Our new products and product enhancements may not achieve widespread market acceptance.

   Any failure of our future products to achieve market acceptance could harm our business and financial results. For example, we are developing a new product, the ONLINE7000, for metro access applications. We have devoted and expect to continue to devote significant engineering and financial resources to the development and marketing of the ONLINE7000. Unexpected technical challenges could prevent us from successfully developing the ONLINE7000 in a timely manner or at all. In addition, the ONLINE7000 could be more costly to develop and test than we anticipate. Even if we are able to develop and introduce the ONLINE7000, it may not achieve market acceptance if it does not include features or performance desired by customers or if competitors develop products that customers prefer.

We expect that substantially all of our revenue will be generated from a small number of customers, and our revenue will not grow if we do not sell products to them in large numbers and if we do not add customers.

   We expect that substantially all of our revenue will depend on sales of our products to a small number of customers and that our revenue will only grow if these customers purchase substantial quantities of our products. We currently have purchase agreements covering seven companies, four of which directly or indirectly hold our equity securities. None of these companies is contractually committed to purchase any minimum quantities of our products. If these companies or future customers do not purchase large quantities of our products for any reason, our ability to succeed would be harmed. The decision to purchase substantial quantities of our products will depend, in part, on our customers' and potential customers' desire and ability to introduce or expand commercial services. We cannot be sure that any customer will introduce or expand commercial services utilizing our products on a timely basis, if at all. Any delay in introducing, or failure to introduce, these services would seriously harm our revenue, results of operations and financial condition.

   In addition, if we fail to attract new customers, our growth will be limited. The growth of our customer base could be limited by:

  . unwillingness of potential customers to adopt our optical networking architecture;

  . delays or difficulties in completing the development and introduction of our planned products or product enhancements;

  . failure of our products to perform as expected;

  . difficulties in meeting customers' delivery requirements;

  . introductions of new products by our competitors; and

  . other competitive factors such as aggressive pricing or financing by our competitors.

We face intense competition that could prevent us from growing and could prevent us from becoming profitable.

   The market for communications equipment is rapidly evolving and is marked by intense competition and technical innovations. We expect the pace of change to accelerate in the future. We also expect many new competitors to emerge as the market for optical networking equipment expands and evolves in response to technical innovations and increasing demand for new broadband and wavelength-based services. We currently compete with both public and private companies providing solutions for network and bandwidth management in the metropolitan market. Many of these companies have existing relationships with communication service providers, making it more difficult for us to sell our products to these potential customers.

   Some of our current and potential competitors are large public companies that have longer operating histories, significantly greater financial, technical and marketing resources, wider customer relationships and a broader product line than we do. Consequently, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. These large public companies are better positioned than we are to acquire companies and new technologies that may displace our products or make them obsolete. Any of these acquisitions could give the acquiring competitor a strategic advantage. Unlike these large public companies, we have limited ability to provide vendor-sponsored financing, which may influence the purchasing decisions of prospective customers. In addition, a number of start-up companies are attracting large amounts of capital and rapidly developing competing technologies in an attempt to market products to communication service providers. These private companies can offer investment opportunities to induce potential customers to purchase their products.

We expect the average selling prices of our products to decline, which may reduce gross margins and revenue.

   Our industry has experienced rapid erosion of average product selling prices. We anticipate that the average selling prices of our products will decline in response to competitive pressures, increased sales discounts, new product introductions by our competitors or other factors. If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices will reduce our gross margins and revenue.

We face risks associated with our international operations that could limit our sales and add to our cost of operations.

   We market and sell our products in the United States and internationally. We intend to expand our international operations substantially and to enter new international markets. This expansion will require significant management attention and financial resources. We may not be able to maintain or increase international market demand for our products.

   We have limited experience in marketing and distributing our products internationally. International operations are subject to inherent risks, including:

  . tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  . difficulties and costs of staffing and managing foreign operations;

  . certification requirements with which we may be unfamiliar; and

  . reduced protection for intellectual property rights in some countries.

If we do not expand our direct sales operations, we may be unable to increase market awareness and sales of our products.

   If we are unable to expand our direct sales force, we may not be able to increase market awareness and sales of our products, which may prevent us from achieving and maintaining profitability. Our products and services require a technical sales effort targeted at several key people within each of our prospective customers' organizations. Our sales efforts require the attention of sales personnel and specialized system engineers with extensive experience in networking technologies. Competition for these individuals is intense, and we may not be able to hire sufficient numbers of qualified sales personnel and specialized system engineers.

If we do not expand our customer service and support organization, we may be unable to increase our sales.

   We currently have a small customer service and support organization and will need to increase our staff to support new and existing customers. Our products are complex and require highly-trained customer service and support personnel. Hiring customer service and support personnel is difficult in our industry due to the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization, we may not be able to increase sales.

We depend on sole or limited source suppliers for several key components of our products, and if we are unable to buy these components on a timely basis, we will not be able to deliver products to our customers.

   If we are unable to buy components on a timely basis, we will not be able to deliver our products to customers, which would harm our sales and revenue. We currently purchase several key components, including optical filters, optical amplifiers, optical switches and electronic microprocessors, from limited sources. In addition, we rely on a sole supplier for some optical components, and we are required to purchase at least half of some optical components from E-TEK Dynamics under our supply agreement with E-TEK. Optical components are complex, and we may not be able to develop multiple or alternate sources of supply in a timely manner, which could hurt our ability to deliver our products to customers. Sole or limited source suppliers may be vulnerable to pressure from large purchasers of their products, who may be competitors of ours, not to sell their products to us.

We rely on contract manufacturers to produce our products, and our business would be harmed if they were to stop meeting our manufacturing requirements.

   We rely on contract manufacturers to complete most of the manufacturing of optical assemblies for our products. If for any reason these manufacturers were to stop satisfying our needs without providing us with sufficient warning to procure an alternate source, our ability to sell our products would be harmed. Except for our agreement with E-TEK Dynamics, Inc., we have no material long term contracts with our manufacturers. As a result, our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any certain price, except as may be provided in a particular purchase order.

   The process of qualifying a new contract manufacturer for complex products such as our optical assemblies is lengthy and would consume a substantial amount of the time of our technical personnel and management. If we sought to change manufacturers in a short period of time, our business would be disrupted. In addition, we may be unsuccessful in identifying a new manufacturer capable of and willing to meet our needs on terms that we would find acceptable.

If we fail to predict our manufacturing and component requirements accurately, we could incur additional costs or experience manufacturing delays.

   We provide forecasts of our demand to our contract manufacturers and component vendors up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationships with our contract manufacturers and component vendors due to reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of components and optical assemblies. Inadequate inventory could interrupt manufacturing of our products and result in delays in shipments. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. In the case of some optical components in short supply, component suppliers have imposed strict allocations that limit the number of these components they will supply to a given customer in a specified time period. These suppliers may choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products.

We expect that our revenue and operating results will vary significantly from quarter to quarter, which may cause our stock price to decline.

   Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. It is likely that in some future quarters, our operating results may be below the expectations of market analysts and investors, which could cause the trading price of our common stock to fall.

   In addition, we expect to experience seasonality in the sales of our products. Historically, the communications equipment market has higher sales in the first and fourth quarters of the year, due in part to purchasers' budgetary cycles. In addition, we expect that sales may decline during summer months, particularly in European markets, which we expect to represent a significant portion of the market for our products for the foreseeable future. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results.

Due to the long sales cycle for our products, the timing of revenue is difficult to predict and may cause our operating results to fluctuate unexpectedly.

   The sales and deployment cycle for our products is lengthy; it may extend for six months or more. The length of our sales cycle may cause our revenue and operating results to vary unexpectedly from quarter to quarter. A customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Consequently, we may incur substantial expenses and devote senior management attention to potential relationships that never materialize, in which event our investments will largely be lost and we may miss other opportunities. In addition, our lengthy sales cycle makes it difficult to predict the quarter in which we may recognize revenue from any sale.

If we do not manage growth, improve existing processes and implement new systems, procedures and controls, we may use resources, including your investment, inefficiently and we may not achieve profitability.

   We are still a relatively small company and our success depends on growth. At December 31, 1998, we had 63 employees, at December 31, 1999, we had 202 employees and at March 31, 2000, we had 326 employees. We plan to hire a significant number of additional employees this year. Our growth has placed, and we expect it to continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide.

If we are unable to hire additional qualified personnel as necessary, or if we lose key personnel, we may be unable to manage or grow our business.

   If we are unable to identify, attract or retain qualified personnel or to retain the services of key personnel, especially engineers and sales personnel, it would be difficult for us to manage our business, make timely product introductions and increase sales. We intend to continue to hire many engineering, sales, marketing and support personnel. Competition for these employees, particularly optical engineers, is intense, especially in the San Francisco Bay area. We may not be successful in attracting and retaining qualified personnel.

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, including Hugh C. Martin, our President, Chief Executive Officer and Chairman of our board of directors. None of our officers or key employees is bound by an employment agreement for any specific term, and we do not have "key person" life insurance policies covering any of our employees.

If we or our employees become subject to unfair hiring claims, we could be precluded from hiring needed personnel, incur substantial costs in defending ourselves and incur damages.

   Companies in our industry frequently claim that their competitors have engaged in unfair hiring practices. As a result of these types of claims, we may incur damages, lose potential employees or encounter disruptions in the operation of our business. We have received claims of this kind in the past and we may receive claims of this kind in the future. In October 1999, Nortel Networks filed suit against us seeking, among other things, an injunction against us and several of our employees that were formerly employed by Nortel Networks, to prevent us from hiring additional Nortel Networks employees. In addition, the former employer of one of our employees sought an injunction and obtained a temporary restraining order against him, and the employee was prevented from continuing to work for us. We could incur substantial costs, including management time and attention, in defending ourselves and our employees against these types of claims, regardless of their merits.

Our success depends on our potential customers building new communications systems and offering new communications services to their end-user customers, which we have no ability to foresee or control.

   If our potential customers are not successful in building their communications systems, promoting their products, including new revenue-generating data services, receiving requisite approvals and accomplishing the many other requirements for the success of their businesses, our growth will be limited. Many factors in addition to the effectiveness of our products influence the ultimate success of our customers, and we have no control over these factors. In addition, we have limited ability to foresee the competitive success of our customers and to plan accordingly.

If our products do not operate properly with other equipment in our customers' networks, we may suffer product installations delays, order cancellations or product returns, and our reputation could be harmed.

   Our products are designed to interface with our customers' existing networks, each of which has its own specifications and is based on various industry standards. Many of our customers' networks contain multiple generations of products that were added as their networks grew and evolved. Our products must interoperate with other existing and future products within these networks. When interoperability problems occur, it may be difficult to identify their source. Whether or not these problems are due to our products, they may cause us to incur warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and suffer customer relations problems.

Our products may have defects that we find only after full deployment in complex networks, which could seriously harm our business.

   Our ONLINE9000 product, and its OPTX operating system and OLMP inter-network communication protocol are technically advanced and highly complex and have been deployed on only a limited basis. It is common for complex hardware and software to have defects, some of which are significant, that are not discovered in limited trials. The ONLINE9000, OPTX, OLMP and any future products or releases can only be fully tested when deployed for an extended period of time as part of networks that include equipment from other vendors. Consequently, our customers may discover defects in our hardware or software after deployment, and we could experience:

  . loss of or delay in revenue and loss of market share;

  . loss of customers;

  . damage to our reputation;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by customers exposing us to product liability claims and significant legal expenses; and

  . increased insurance costs.

Our products may become obsolete if we do not quickly meet industry standards that may emerge.

   Our success depends in part on both the adoption of industry standards for new technologies in our market and our products' compliance with industry standards. To date, no industry standard for our products has been adopted. The absence of an industry standard may prevent market acceptance of our products if potential customers delay purchases of new equipment until standards are adopted. In addition, if our products cannot support an industry standard, potential customers may not choose our products. As a result, we may incur significant losses due to lack of customer demand, excess inventory and diversion of our engineers from product development efforts.

If we are unable to protect and enforce our intellectual property rights, we may be unable to compete effectively.

   We regard substantial elements of our products and services as proprietary and attempt to protect them by relying on patent, trademark, service mark, copyright and trade secret laws. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

   It is possible that no patents will be issued from our currently pending or future patent applications. Moreover, any issued patents may not provide us with any competitive advantages over, or may be challenged by, third parties.

   Because legal standards relating to the validity, enforceability and scope of protection of intellectual property rights of software are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Effective patent, trademark, copyright and trade secret protection may not be available in some countries in which our products are distributed. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to us. See "Business--Intellectual Property".

Necessary licenses for third-party software may not be available to us or may be very expensive.

   In the future, we may be required to license from third parties software that is used in our products or is required to develop new products or product enhancements. While we have been able to license third-party software to date, in the future third-party licenses may not be available to us on commercially reasonable terms or at all. Third parties who hold exclusive rights to software technology that we seek to license may include our competitors. If we are unable to obtain any necessary third-party licenses, we would be required to redesign our product or obtain substitute technology, which may perform less well, be of lower quality or be more costly.

We are involved in an intellectual property dispute and in the future we may become involved in similar disputes, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

   In March 2000, Nortel Networks filed suit against us in the United States District Court for the Northern District of California. The suit alleges that our products infringe five patents held by Nortel Networks, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. We are in the preliminary stages of investigating these allegations. Nortel Networks is seeking preliminary and permanent injunctions and damages against us in connection with these claims. If Nortel Networks is able to obtain an injunction preventing us from selling our products, we would suffer a substantial reduction in our revenues and incur losses over an extended period of time. We expect to incur substantial legal and other expenses as well as diversion of management and technical time and attention in connection with this litigation. The expenses and diversion of resources associated with this litigation could seriously harm our business and financial condition and could affect our ability to raise capital in the future. In the event of an adverse ruling, we may be unable to sell our products or be required to pay substantial damages to Nortel Networks, and if this litigation is resolved by settlement, we might need to make substantial payments to Nortel Networks. See "Business--Legal Proceedings".

   In the future, we may be a party to litigation to protect our intellectual property or as a result of other alleged infringements of intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use the challenged technology.

   If we are forced to take any of these actions, our business may be harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. For more information concerning our intellectual property rights, see "Business--Intellectual Property".

We may not be able to obtain additional financing to satisfy our future capital needs.

   Unlike many companies, we intend to expand our sales and marketing activities, manufacturing activities and inventory faster than increases in actual or forecasted revenue. If we achieve our growth targets, our working capital needs will increase, so we may need to raise additional capital in order to fund expansion. We may also need additional capital in order to develop new services or products, or to acquire complementary services, businesses or technologies. Product development and acquisition activities are particularly capital-intensive in our industry. Additional financing may not be available on terms favorable to us, or at all. Future debt financing may limit our financial and operating flexibility. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of the then-existing holders of common stock.

Any acquisitions we make could disrupt our business and harm our financial condition.

   We intend to acquire or invest in complementary businesses, products and technologies. We may not successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and, as a result, our operating results could suffer. These acquisitions or investments could lead to:

  . stock issuances that would reduce our current stockholders' percentage ownership;

  . debt that will give rise to interest charges and may impose material restrictions on the manner in which we operate our business;

  . responsibility for unanticipated liabilities;

  . amortization expenses related to goodwill and other intangible assets;

  . large and immediate write-offs;

  . problems combining the purchased operations, technologies or products with ours;

  . unanticipated costs;

  . diversion of management's attention from our core business;

  . adverse effects on existing relationships with suppliers and customers;

  . risks associated with entering markets in which we have limited prior experience; or

  . potential loss of key employees, particularly those of the acquired organizations.

The continuing control of ONI Systems by insiders after this offering could delay or prevent a change in corporate control, which could prevent you from realizing a premium over the market price of our common stock.

   As of March 31, 2000, our executive officers, directors and entities affiliated with them beneficially owned approximately 37.3% of our outstanding common stock. We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 34.4% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This ability to exercise influence over all matters requiring stockholder approval could prevent or significantly delay another company or person from acquiring or merging with us. As a result, offers to acquire ONI Systems which represent a premium over the available market price of our common stock may be withdrawn or otherwise fail to be realized. See "Principal Stockholders".

The continuing control of ONI Systems by insiders after this offering could permit insiders to engage in transactions to the detriment of stockholder value.

   We have engaged in transactions with related parties, including loans to executive officers. The ability of executive officers, directors and their affiliated entities to exercise influence over all matters requiring stockholder approval could enable insiders to approve transactions involving each other that might otherwise not be approved and which could reduce the market price of our common stock. See "Related Party Transactions".

We expect to experience volatility in our share price which could negatively affect your investment.

   The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . changes in financial estimates by securities analysts;

  . changes in market valuations of communications and Internet infrastructure-related companies;

  . announcements, by us or our competitors, of new products or of significant acquisitions, strategic partnerships or joint ventures; and

  . volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

Stock market volatility has increased, making your investment more risky and litigation more likely.

   The stock markets, particularly the Nasdaq National Market on which our common stock has been approved for listing, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology, networking and Internet-related companies and have often been unrelated or disproportionate to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Immediately after this offering, in addition to the shares offered by this prospectus, approximately 849,636 shares may be resold without limitation; 180 days later, an additional 101,125,721 shares may be resold; and a further 13,901,709 shares may be resold at various times thereafter. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the future sale of shares by existing stockholders could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible for Future Sale".

Provisions of Delaware law, our certificate of incorporation and our bylaws could delay or prevent a takeover of us, which could prevent you from realizing a premium over the market price of our common stock.

   Provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions include:

  . authorizing the issuance of preferred stock without stockholder approval;

  . providing for a classified board of directors with staggered, three year terms;

  . prohibiting cumulative voting in the election of directors;

  . prohibiting stockholders from calling stockholders meetings; and

  . prohibiting stockholder actions by written consent.

   These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. As a result, offers to acquire ONI Systems which represent a premium over the available market price of our common stock may be withdrawn or otherwise fail to be realized. For a further discussion of these provisions, see "Description of Capital Stock--Anti-Takeover Provisions".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus.

                              RECENT DEVELOPMENTS

   In March 2000, we agreed to sell $4.0 million of common stock to Internet Initiative Japan Inc. at the initial public offering price in a private placement that will close concurrently with this offering. Internet Initiative Japan will be granted the right to include these shares in future registered offerings that we may file. We also entered into a trial system purchase agreement with Internet Initiative Japan for our ONLINE9000 product in April 2000.

   In April 2000, we agreed to sell $10.0 million of common stock to CCT Telecom Holdings Limited at the initial public offering price in a private placement that will close concurrently with this offering. CCT Telecom will be granted the right to include these shares in future registered offerings that we may file.

   In May 2000, we sold 1,333,333 shares of Series H preferred stock to Sun Microsystems, Inc. at a price per share of $15.00 for an aggregate purchase price of $20.0 million in a private placement. Sun Microsystems was granted the right to include these shares in future registered offerings that we may file. The number of shares of common stock to be issued on conversion will be computed using a 17.5% discount off of the per share initial public offering price in this offering. Based on an assumed initial public offering price of $22.00 per share, these shares of Series H preferred stock will automatically convert into 1,101,928 shares of common stock upon the closing of this offering.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 8,000,000 shares of common stock that we are offering will be approximately $162.2 million, based on an assumed initial public offering price of $22.00 per share, after deducting an assumed underwriting discount and estimated offering expenses. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $186.7 million. In addition, we expect to receive:

  . $4.0 million net proceeds from the sale of shares of common stock in a private placement to Internet Initiative Japan, concurrent with the completion of this offering; and

  . $10.0 million net proceeds from the sale of shares of common stock in a private placement to CCT Telecom, concurrent with the completion of this offering.

   The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, to enhance our ability to acquire other businesses, products or technologies and to facilitate future access to public equity markets. We intend to use the net proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. We currently have no commitments or agreements with respect to any acquisitions or investments. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  . on an actual basis;

  . on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering;

  . on a further pro forma basis to reflect the May 2000 sale of 1,333,333 shares of Series H preferred stock to Sun Microsystems in a private placement for a price of $15.00 per share, which, based on an assumed public offering price of $22.00 per share, will convert into 1,101,928 shares of common stock; and

  . on a pro forma as adjusted basis to reflect:

   . the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $22.00 per share, after deducting an assumed underwriting discount and our estimated offering expenses;

   . the sale of 181,818 shares of common stock to Internet Initiative Japan in a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share; and

   . the sale of 454,545 shares of common stock issuable to CCT Telecom in a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share.

   In the period of its conversion, the beneficial conversion feature of the Series H preferred stock will increase the net loss attributable to common stockholders by approximately $4,242,000 and increase the basic and diluted net loss per share.

                                               As of March 31, 2000
                                      ------------------------------------------
                                                             Pro
                                                            Forma     Pro Forma
                                       Actual   Pro Forma  Series H  As Adjusted
                                      --------  ---------  --------  -----------
                                        (in thousands, except share and per
                                                    share data)
Capital-lease obligations............ $    466  $    466   $    466   $    466
Stockholders' equity:
  Preferred Stock, $0.0001 par value
   per share, 80,309,408 shares
   authorized, 79,194,900 shares
   issued and outstanding, actual;
   10,000,000 shares authorized and
   no shares issued and outstanding,
   pro forma, pro forma Series H or
   pro forma as adjusted.............        8        --         --         --
  Common stock, $0.0001 par value per
   share, 159,690,592 shares
   authorized, 34,943,875 shares
   issued and outstanding, actual;
   159,690,592 shares authorized,
   114,138,775 shares issued and
   outstanding, pro forma;
   115,240,703 shares issued and
   outstanding, pro forma Series H;
   700,000,000 shares authorized,
   123,877,066 shares issued and
   outstanding, pro forma as
   adjusted..........................        4        12         12         13
  Additional paid-in capital.........  268,176   268,176    288,176    464,330
  Notes receivable from stockholders.   (8,430)   (8,430)    (8,430)    (8,430)
  Services receivable from
   stockholder.......................      (49)      (49)       (49)       (49)
  Deferred stock compensation........  (91,220)  (91,220)   (91,220)   (91,220)
  Accumulated deficit................  (89,790)  (89,790)   (89,790)   (89,790)
                                      --------  --------   --------   --------
    Total stockholders' equity.......   78,699    78,699     98,699    274,854
                                      --------  --------   --------   --------
      Total capitalization........... $ 79,165  $ 79,165   $ 99,165   $275,320
                                      ========  ========   ========   ========

   The outstanding share information in the preceding table excludes:

  . 19,343,345 shares of common stock subject to options outstanding under our stock incentive plans with a weighted average exercise price of $0.64 per share, and 1,377,819 shares of common stock available for future grant under these plans; and

  . 1,434,394 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.72 per share.

   From April 1, 2000 through May 15, 2000, we granted options to purchase 2,680,000 shares of common stock with a weighted average exercise price of $8.02 per share. Of these shares, 1,000,000 shares will be subject to an option that is outside of the stock plans described in this prospectus. In April 2000, we adopted our 2000 equity incentive plan, under which 7,000,000 shares of common stock will be available for future grant, and our 2000 employee stock purchase plan, under which 1,000,000 shares of common stock will be available for future grant.

   You should read this table together with "Management--Director
Compensation", "Management--Employee Benefit Plans", "Description of Capital Stock", "Related Party Transactions" and notes 7, 9, 12 and 13 of the notes to our consolidated financial statements.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value is equal to total assets less intangible assets and total liabilities.

   Our pro forma net tangible book value as of March 31, 2000 was $74.6 million, or approximately $0.65 per share assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock into our net tangible book value.

   After giving effect to the receipt of:

  . the estimated net proceeds from this offering based upon an assumed initial public offering price of $22.00 per share and after deducting an assumed underwriting discount and estimated offering expenses;

  . net proceeds of $20.0 million from the May 2000 sale of Series H preferred stock in a private placement to Sun Microsystems;

  . net proceeds of $4.0 million we expect to receive from the sale of common stock in a private placement to Internet Initiative Japan, concurrent with this offering; and

  . net proceeds of $10.0 million we expect to receive from the sale of common stock in a private placement to CCT Telecom, concurrent with this offering;

our pro forma net tangible book value as of March 31, 2000 would have been approximately $270.8 million, or $2.19 per share. This represents an immediate increase in pro forma net tangible book value of $0.17 attributable to the Series H investor and $1.37 attributable to new investors, or a total increase of $1.54 per share to existing stockholders, and an immediate dilution in net tangible book value of $19.81 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

   Assumed initial public offering price per share................       $22.00
   Pro forma net tangible book value per share as of March 31,
    2000.......................................................... $0.65
   Increase in pro forma net tangible book value per share
    attributable to the Series H investor.........................  0.17
   Increase in pro forma net tangible book value per share
    attributable to new investors.................................  1.37
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    offering......................................................         2.19
                                                                         ------
   Dilution per share to new investors............................       $19.81
                                                                         ======

   The following table summarizes as of March 31, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by investors purchasing shares of our common stock in this offering, before deducting the underwriting discount and our estimated offering expenses:

                          Shares Purchased   Total Consideration
                         ------------------- -------------------- Average Price
                           Number    Percent    Amount    Percent   Per Share
                         ----------- ------- ------------ ------- -------------
Existing stockholders... 114,138,775   92.1% $134,884,904   39.1%    $ 1.18
Series H investor.......   1,101,928    0.9    19,999,995    5.8      18.15
New investors...........   8,636,363    7.0   189,999,986   55.1      22.00
                         -----------  -----  ------------  -----
  Total................. 123,877,066  100.0% $344,884,885  100.0%
                         ===========  =====  ============  =====

   As of March 31, 2000, there were options outstanding to purchase a total of 19,343,345 shares of our common stock, with a weighted average exercise price of $0.64 per share and warrants outstanding to purchase a total of 1,434,394 shares of our common stock with a weighted average exercise price of $2.72 per share. From April 1, 2000 through May 15, 2000, we granted options to purchase 2,680,000 shares of common stock with a weighted average exercise price of $8.02 per share. Of these shares, 1,000,000 shares will be subject to an option that is outside of the stock plans described in this prospectus. To the extent that any options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization", "Management--Employee Benefit Plans", "Description of Capital Stock", "Related Party Transactions" and notes 7, 9, 12 and 13 of the notes to our consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes to our financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations. The consolidated statement of operations data set forth below for the period from October 20, 1997 (inception) to December 31, 1997, and for the fiscal years ended December 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the periods ended March 31, 1999 and 2000, and the balance sheet data as of March 31, 2000, are unaudited but include all adjustments, consisting only of normal recurring adjustments, which are considered necessary for a fair presentation of the data. The historical results are not necessarily indicative of results to be expected for any future period. For an explanation of the determination of the shares used to compute net loss per share and pro forma net loss per share, see note 1(r) of our notes to consolidated financial statements.

   In the period of its conversion, the beneficial conversion feature of the Series H preferred stock will increase the net loss attributable to common stockholders by approximately $4,242,000 and increase the basic and diluted net loss per share.

                                                 Year Ended        Three Months
                               Period From      December 31,     Ended March 31,
                            October 20, 1997  -----------------  -----------------
Consolidated Statements of   (Inception) to
Operations Data             December 31, 1997  1998      1999     1999      2000
--------------------------  ----------------- -------  --------  -------  --------
                                                                   (unaudited)
Revenue...................       $   --       $ 1,733  $  3,034  $   565  $  3,633
 Cost of revenue..........           --         1,208     1,032      425     2,850
                                 ------       -------  --------  -------  --------
   Gross profit...........           --           525     2,002      140       783
                                 ------       -------  --------  -------  --------
Operating expenses:
 Research and
  development, excluding
  deferred stock
  compensation
  amortization amounts ...           39         4,009    25,400    2,850    12,037
 Sales and marketing,
  excluding deferred
  stock compensation
  amortization amounts....           21           649     4,557      426     3,002
 General and
  administrative,
  excluding deferred
  stock compensation
  amortization amounts ...           49         1,591     4,756      510     2,556
 Amortization of deferred
  stock compensation......           89         3,310    11,422    1,296    13,612
 Common stock warrant
  expense ................           --                   2,891       --     4,545
 In-process research and
  development.............           --            --       170       --        --
                                 ------       -------  --------  -------  --------
   Total operating
    expenses..............          198         9,559    49,195    5,082    35,752
                                 ------       -------  --------  -------  --------
   Operating loss.........         (198)       (9,034)  (47,193)  (4,942)  (34,969)
Interest income (expense),
 net......................           (1)          183       623      181       868
Other income (expense),
 net......................           --            --        --      (14)      (63)
                                 ------       -------  --------  -------  --------
   Loss before income
    taxes.................         (199)       (8,851)  (46,570)  (4,775)  (34,164)
Income taxes..............           --             1         2        2         3
                                 ------       -------  --------  -------  --------
   Net loss...............       $ (199)      $(8,852) $(46,572) $(4,777) $(34,167)
                                 ======       =======  ========  =======  ========
Basic and diluted net loss
 per share................       $(0.77)      $ (0.74) $  (2.58) $ (0.35) $  (1.41)
Weighted-average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share....................          257        11,919    18,043   13,542    24,219
Pro forma basic and
 diluted net loss per
 share....................                             $  (0.60)          $  (0.33)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share ...................                               78,025            103,154

                                          December 31, December 31,  March 31,
Balance Sheet Data                            1998         1999        2000
------------------                        ------------ ------------ -----------
                                                                    (unaudited)
Cash and cash equivalents................   $19,092      $ 80,023     $50,307
Working capital..........................    19,627        81,758      59,101
Total assets.............................    21,312       100,942      95,869
Capital lease obligations, less current
 portion.................................        79           367         295
Total stockholders' equity...............   $20,565      $ 91,728     $78,699

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We develop, market and sell optical networking equipment specifically designed to address the bandwidth and service limitations of metropolitan and regional networks. From our inception in October 1997 through November 1999, our operating activities consisted primarily of research and development. We also formed and expanded our administrative, marketing, sales, manufacturing and customer service and support organizations and commenced sales and marketing activities. In January 2000, we released our first product, the ONLINE9000, which is a combined hardware and software product for optical transmission and routing of voice, Internet and other data communication services.

   In October 1997, Optical Networks, Incorporated, our California predecessor, was formed as a subsidiary of Optivision, Inc. In December 1997, we were spun out of Optivision and Optivision distributed its holdings of our common stock and half of its holdings of our preferred stock to Optivision shareholders. Optivision also retained 4,000,000 shares of our Series A preferred stock. In connection with the spin-out, we have reserved, and are obligated to issue, 233,468 shares of our common stock upon the exercise of warrants to purchase capital stock of Optivision. We will not receive any proceeds from the exercise of these warrants. In January 1998, all of the shares of our Series A preferred stock were converted into Series B preferred stock on a one-to-one basis. In January 1998, Optivision sold 2,666,667 shares of our preferred stock to our initial venture investors. In March 1998, we repurchased all of our outstanding stock owned by Optivision, consisting of 1,333,333 shares of our Series B preferred stock, for an aggregate purchase price of $1.0 million. Optivision does not currently own any shares of ONI Systems. See "Related Party Transactions--Optivision Spin-out" and note 5 of notes to our consolidated financial statements.

   In June 1999, we acquired all of the outstanding common shares of Object-Mart, Inc. in exchange for 4,569,276 shares of our common stock and approximately $3.2 million in cash. Object- Mart was located in San Jose, California, and provided software products and services to software equipment manufacturers in the telecommunications industry. The combination was accounted for using the purchase method and, accordingly, the results of operations of Object-Mart have been included in our consolidated financial statements since June 29, 1999. Upon consummation of this acquisition, we recorded goodwill of $5.7 million that is to be amortized over a period of two years. As of March 31, 2000, the remaining unamortized goodwill was $3.5 million.

   Since our inception, we have incurred significant losses, and as of March 31, 2000, we had an accumulated deficit of $89.8 million. We have not achieved profitability on a quarterly or annual basis. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, will need to generate significant revenue to achieve and maintain profitability.

   On January 31, 2000, we announced general availability of our first product, the ONLINE9000, which we began to ship in February 2000. In March 2000, we recognized revenue from sales of this product to four customers. For the three months ended March 31, 2000, sales to Williams Communications, Inc., COLT Telecom plc, Marietta Fibernet and StorageNetworks, Inc. accounted for 33%, 30%, 23% and 14% of revenue, respectively. Sales to COLT Telecom, which is based in the United Kingdom, are denominated in United States Dollars. While we will continue to seek to diversify and grow our customer base, we anticipate that our operating results for any given period may depend on a small number of customers. In April 2000, we entered into a limited trial system purchase agreement with Internet Initiative Japan Inc. and an OEM relationship with Lucent Technologies, Inc. We plan to introduce new products, including the ONLINE7000, and product enhancements, although we may be unsuccessful in these efforts.

   We primarily market and sell our products through our direct sales force and marketing organization. We are expanding our direct sales force to sell to potential customers outside of North America and Europe. However, in those markets where it is difficult to maintain a direct sales force, we may rely on resellers for distribution of our product. For example, in April 2000, we entered into an OEM relationship with Lucent Technologies that expires on December 31, 2001. Under the terms of our agreement, Lucent Technologies has the exclusive right to sell some of our products in China for a period of 12 months.

   Our policy is to recognize revenue at the time of shipment unless we have future obligations or customer acceptance is required, in which case all or a portion of revenue is deferred until these obligations are met or the customer accepts the product. Services revenue consists primarily of training and installation services and associated revenue is recognized as the services are performed. To date, we have not been obligated to provide installation services to our customers. We provide a limited warranty on our products. Estimated expenses for warranty obligations are recorded at the time revenue is recognized.

   Our cost of revenue consists of raw materials, direct labor, manufacturing overhead and amounts paid to third-party manufacturers. Our manufacturing operations are generally outsourced, and accordingly a significant portion of our cost of revenue consists of payments to third-party contract manufacturers. We conduct supply chain management, production engineering, documentation control, quality assurance and final assembly at our assembly facility in San Jose, California. We currently purchase many of our electronic and optical components through purchase orders. In order to help us maintain our supply of components, especially optical components, we intend to enter into long-term supply agreements with vendors. For example, in March 2000, we entered into an agreement with E-TEK Dynamics, Inc., under which E-TEK Dynamics will supply optical components and module integration services to us at least through December 31, 2001.

   Research and development expenses consist primarily of salaries and related expenses for research and development personnel, fees paid to outside consultants, non-recurring engineering charges and prototype costs related to design, development, testing and enhancement of our products. We expense all of our research and development costs as they are incurred. We believe that research and development is critical to our strategic objectives, and we devote substantial resources to the development of new products and product features. We also believe that to meet our customers' evolving needs, we will need to fund investments in several development projects simultaneously. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

   Sales and marketing expenses consist of salaries and related expenses for personnel engaged in marketing, sales, and customer service and support functions, as well as costs associated with trade shows, promotional activities and public relations. We expect that sales and marketing expenses will increase substantially in absolute dollars as we continue to build and expand our direct sales, marketing, and customer service and support organizations in the United States and internationally.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities and human resources personnel, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel, improve and expand our information system infrastructure and incur additional expenses as we grow and operate as a public company. Nortel Networks has initiated litigation against us involving both employment-related and intellectual property-related claims. We expect that the costs of defending these lawsuits will be substantial, and that management time and attention will be diverted to them, regardless of their merit. We entered into a lease for a new facility in May 2000. We paid the deposit required to secure this facility, approximately $1.3 million, and the first month's rent, approximately $700,000, at the time that the lease was signed. The lease term is for a period of 120 months, commencing on February 1, 2001. The expected rent will be approximately $7.9 million for the first year, $8.2 million for the second year, $10.6 million for the third year and $11.0 million for the fourth year. Thereafter, the base rent will increase by 4% per year.

   In 1998, we recorded total deferred stock compensation of approximately $8.4 million in connection with stock sales and stock options granted during 1998 at prices subsequently deemed to be below fair value on the date of sale or grant. Options granted are typically subject to a four-year vesting period. We are amortizing the deferred stock compensation over the vesting periods of the applicable options and the repurchase periods for restricted stock purchases. The period over which deferred stock compensation is amortized is determined separately for each 25% portion of the total award, in accordance with Financial Accounting Standards Board Interpretation No. 28. The result of this accounting treatment is that approximately 59% of the unearned deferred compensation will be amortized in the first year, 25% in the second year, 12% in the third year and 4% in the fourth year following the date of the grant. We amortized $3.3 million of deferred stock compensation in the year ended December 31, 1998. For the year ended December 31, 1999 and for the quarter ended March 31, 2000, we recorded approximately $41.7 million, and $66.7 million, respectively, in additional deferred stock compensation for stock options granted at prices subsequently deemed to be below fair value on the date of grant. We amortized a total of approximately $11.4 million and $13.6 million of deferred stock compensation in the year ended December 31, 1999 and the quarter ended March 31, 2000, respectively. Approximately $35.5 million and $91.2 million of deferred stock compensation related to all prior issuances remained to be amortized over four years as of December 31, 1999 and March 31, 2000, respectively.

   In May 2000, we granted to Chris A. Davis, our new Executive Vice President, Chief Financial and Administrative Officer, an option to purchase 1,000,000 shares of common stock outside of the stock plans described in this prospectus with an exercise price of $4.00 per share. This grant will result in additional deferred stock compensation of $10.0 million, which will be amortized over four years from the date of grant. In connection with options to purchase an additional 1,680,000 shares of common stock at a weighted average exercise price of $10.41 per share, granted from April 1, 2000 through May 15, 2000, we have an additional deferred compensation expense of $6.2 million.

Results of Operations

   We plan to increase our operating expenses significantly in order to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands that will result from being a publicly traded company and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

   In addition, we expect to experience seasonality in the sales of our products. Historically, the telecommunications equipment market has experienced increased sales in the first and fourth quarter of the year due in part to purchasers' budgetary cycles. In addition, we expect that sales may decline during summer months, particularly in European markets which we expect to represent a substantial portion of the market for our products for the foreseeable future. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results.

 Comparison of Three Months Ended March 31, 1999 and 2000

 Net Revenue

   Net revenue increased by $3.1 million, or 543%, from $565,000 for the three months ended March 31, 1999 to $3.6 million for the three months ended March 31, 2000. All of the net revenue for the three months ended March 31, 2000 was from sales of our ONLINE9000 product. Net revenue recorded for the three months ended March 31, 1999 was from government research and development contracts. The government research and development contracts were completed in June 1999.

 Cost of revenue

   Cost of revenue increased by $2.4 million, or 572%, from $425,000 for the three months ended March 31, 1999 to $2.8 million for the three months ended March 31, 2000. As a percentage of net revenue, cost of revenue for the three months ended March 31, 2000 was 78%, compared to 75% for the three months ended March 31, 1999. We believe the comparison of these two periods is not meaningful, because our revenue for the three months ended March 31, 1999, and the related cost of revenue, were from governmental research and development contracts. Cost of revenue as a percentage of revenue for the three months ended March 31, 2000 are higher than they are anticipated to be in the future, due to the high cost of initial start-up of production, including the increase in personnel and the low volume of sales.

   We expect to develop additional products in the future such that the product mix of our sales may vary. Correspondingly, we expect the quarterly gross profit percentages to fluctuate in accordance to the product mix of related quarterly sales.

 Research and development expense

   Research and development expense was $2.8 million for the three months ended March 31, 1999, and increased by 322% to $12.0 million for the three months ended March 31, 2000, representing 56% and 34% of the total quarterly operating expenses for the three months ended March 31, 1999 and 2000, respectively. The increase in quarterly research and development expense is primarily due to the significant expansion of our research and development department, particularly attributable to the increase of engineering staff. As of March 31, 1999, we had approximately 51 research and development employees and approximately 147 as of March 31, 2000.

 Sales and marketing expense

   Sales and marketing expense was $426,000 for the three months ended March 31, 1999, and increased by 605% to $3.0 million for the three months ended March 31, 2000, representing 8% and 8% of total quarterly operating expenses for the three months ended March 31, 1999 and 2000, respectively. This increase in quarterly sales and marketing expense is primarily due to the higher number of sales and marketing personnel in the quarter ended March 31, 2000 as compared to that of March 31, 1999. As of March 31, 1999, we had approximately four sales and marketing personnel, and 59 as of March 31, 2000.

 General and administrative expense

   General and administrative expense was $510,000 for the three months ended March 31, 1999, and increased by 401% to $2.6 million for the three months ended March 31, 2000, representing 10% and 7% of the total quarterly operating expenses for the three months ended March 31, 1999 and 2000, respectively. This increase in quarterly general and administrative expense primarily reflects personnel increases. As of March 31, 1999, we had 12 general and administrative employees and 52 as of March 31, 2000.

 Amortization of deferred stock compensation

   Amortization of deferred stock compensation was $1.3 million for the three months ended March 31, 1999, and increased by 950% to $13.6 million for the three months ended March 31, 2000. This increase in quarterly amortization of deferred stock compensation was primarily a result of higher deferred stock compensation expense, which increased from $5.2 million as of December 31, 1998 to $35.5 million as of December 31, 1999.

 Common stock warrant expense

   In February 2000, in connection with the signing of a purchase and license agreement with FMR Corp. for the purchase of our products by KVH Industries Inc. and MetroRED Telecommunicaciones S.A., we issued a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. FMR, KVH Industries and MetroRED are not obligated to purchase any of our products as a condition to FMR exercising the warrant. We believe that, given our early stage of development at the time of the negotiation and issuance of the warrant, the issuance of this warrant was a cost of establishing a relationship with this potential customer. The value of $3.0 million ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions:

    .  no expected dividend yield;

    .  risk free interest rate of 5.50%;

    .  expected volatility of 70%; and

    .  contractual term of seven years.

Given that there are no future performance obligations to exercise this warrant, the warrant was expensed in the three months ended March 31, 2000.

   In a separate transaction in March 2000, as consideration for professional services rendered, we issued a warrant to purchase 200,000 shares of common stock to Fenwick & West LLP at an exercise price of $15.00 per share. The value of $1.5 million ascribed to the warrant was estimated using the Black-Scholes option valuation model using the following assumptions:

    .  no expected dividend yield;

    .  risk free interest rate of 5.50%;

    .  expected volatility of 70%; and

    .  contractual term of four years.

The warrant was expensed in the three months ended March 31, 2000.

 Interest income (expense), net

   Interest income (expense), net increased by $687,000, or 380%, from $181,000 for the three months ended March 31, 1999 to $868,000 for the three months ended March 31, 2000. The increase was primarily due to the interest income earned on proceeds from sales of preferred stock.

 Comparison of Year Ended December 31, 1998 and 1999

   Although we were incorporated on October 20, 1997, we did not effectively commence operations until January 1998 when we completed our first preferred stock financing. As a result, we believe that our results of operations prior to 1998 are not meaningful.

 Revenue

   In connection with our spinout from Optivision, we inherited several government research and development contracts. Prior to 1999, all of our revenue resulted from these contracts. In 1999, we recognized approximately $1.1 million in revenue from the licensing of our operating system software. The remaining revenue of approximately $1.9 million was derived from government research and development contracts and other consulting services. The government research and development contracts were completed in June 1999. We will not continue these activities, and they will not contribute to our revenue in the future.

   As of December 31, 1999, our ONLINE9000 product was undergoing field trial testing and was not generally available for sale; accordingly, no product revenue was recorded.

 Cost of revenue

   Cost of revenue for 1998 and 1999 consisted primarily of salaries, contracted services and materials required in the fulfillment of obligations under government contracts.

 Research and development

   Research and development expenses were $4.0 million in 1998 and increased by 534% to $25.4 million in 1999, representing 41.9% of total operating expenses in 1998 and 51.6% of total operating expenses in 1999. The increase in research and development expenses was primarily related to the increase in the number of personnel and an increase in engineering and prototype expenses related to the design, development and testing of our ONLINE9000 product. At December 31, 1998, we had a total of approximately 43 research and development employees and, at December 31, 1999, we had approximately 110 research and development employees.

 Sales and marketing

   Sales and marketing expenses were $649,000 in 1998 and increased by 602% to $4.6 million in 1999, representing 6.8% of total operating expenses in 1998 and 9.3% of total operating expenses in 1999. The increase in sales and marketing expenses was primarily related to the increase in the number of personnel, including the establishment of a direct sales force and customer service and support team, as well as costs associated with tradeshows, promotional activities and public relations. At December 31, 1998, we had a total of three sales and marketing employees, and at December 31, 1999, we had approximately 21 sales and marketing employees.

 General and administrative

   General and administrative expenses were $1.6 million in 1998 and increased by 198.9% to $4.8 million in 1999, representing 16.6% of total operating expenses in 1998 and 9.7% of total operating expenses in 1999. The increase in general and administrative expenses was primarily related to the increase in personnel and increased legal, information systems, facilities and consulting services associated with our growing business activities. At December 31, 1998, we had a total of approximately 12 general and administrative employees, and at December 31, 1999, we had approximately 30 general and administrative employees.

 Amortization of deferred stock compensation

   In connection with grants of stock options and sales of stock to employees with exercise or sales prices subsequently determined to be below the deemed fair value of our common stock on the dates of grant or sale, we recorded amortization of deferred stock compensation of $3.3 million in 1998 and $11.4 million in 1999, an increase of 245.0%. As of December 31, 1999, our unamortized deferred stock compensation was $35.5 million, of which approximately $21.6 million will be amortized in 2000. In addition, we have granted additional stock options in 2000 that will result in a substantial increase in deferred stock compensation and amortization expense.

 Common stock warrant expense

   In December 1999, in connection with the signing of a purchase and license agreement with COLT Telecom plc, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share. COLT is not obligated to purchase any of our products as a condition to exercising the warrant. We believe that, given our early stage of development at the time of the negotiation and issuance of the warrant, the issuance of this warrant was a cost of establishing a relationship with this potential customer. The value of $2.9 million ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions:

    .  no expected dividend yield;

    .  risk free interest rate of 5.50%;

    .  expected volatility of 70%; and

    .  contractual term of six years.

Given that there are no future performance obligations to exercise this warrant the warrant was expensed in the year ended December 31, 1999.

 Interest income (expense), net

   Interest income (expense), net, includes interest income from our cash investments net of interest expense related to our lease financing obligations and amortization of warrants issued in conjunction with our equipment lease and credit facilities. We had interest income, net, of $183,000 in 1998 and $623,000 in 1999, an increase of 241.0%. The increase was primarily due to the interest income earned on proceeds from preferred stock issuances.

 Income taxes

   Income taxes for 1998 and 1999 consisted of minimum state taxes. As of December 31, 1999, we had net operating loss carryforwards for federal and California income tax purposes of $34.0 million and research credit carryforwards of approximately $1.1 million. The federal carryforwards will expire at various dates from 2012 through 2019. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations contained in Section 382 of the Internal Revenue Code. There is sufficient uncertainty regarding the reliability of the deferred tax assets that we have recorded a full valuation allowance.

Liquidity and Capital Resources

   From inception through December 31, 1999, we financed our operations primarily through private sales of convertible preferred stock, for net proceeds of approximately $122.9 million, and common stock, for net proceeds of approximately $329,000. We raised an additional $2.0 million from the sale of preferred stock and $783,000 from the sale of common stock during the three months ended March 31, 2000.

   The following table describes the preferred stock issuances that have funded our operations from inception through March 31, 2000:

      Date                           Consideration           Price per            Preferred
     Closed         Series            ($ million)              Share             Shares Sold
     ------         ------           -------------           ---------           -----------
   12/97-3/98          B                 $ 4.3                 $0.24             18,128,843
   12/97-3/98          C                 $ 2.0                 $0.75              2,733,332
         4/98          D                 $ 4.4                 $0.88              4,969,148
   12/98-5/99          E                 $23.8                 $0.91             26,284,024
         9/99          F                 $15.0                 $1.82              8,249,468
   12/99-3/00          G                 $76.9                 $6.32             12,163,418

   In 1997, we were spun-out from Optivision, Inc. In connection with this spin-out, Optivision, Inc. retained, among other equity issuances, 4,000,000 shares of Series A preferred stock. All Series A preferred stock subsequently converted into Series B preferred stock. In 1998, Optivision sold two-thirds of its Series B holdings, and we repurchased the remaining one-third of its Series B holdings. Optivision does not currently own any of our shares.

   In connection with an equipment lease financing arrangement, we issued warrants to purchase a total of 68,062 shares of Series B convertible preferred stock at $0.88 per share. The warrants expire on the earlier of February 10, 2009, or five years from this offering. No warrants had been exercised as of March 31, 2000.

   We used $29.6 million in cash in operating activities in 1999, an increase of $23.8 million, or 409%, from the $5.8 million used in 1998. The increase was primarily due to the increase in our net loss of $37.7 million, an increase in inventory of $9.6 million and other working capital of $9.5 million, offset by increased amortization of deferred stock compensation and common stock warrants of $11.0 million, and depreciation and amortization of $2.5 million. We used $21.0 million in cash in operating activities in the three months ended March 31, 2000, an increase of $18.4 million, or 703%, from the $2.6 million used in the three months ended March 31, 1999. The increase was primarily due to the increase in our net loss of $29.4 million, an increase of inventory of $11.1 million and a decrease of other working capital of $3.3 million, offset by increased amortization of deferred stock compensation of $12.3 million, amortization of common stock warrants of $4.5 million and depreciation and amortization of $1.7 million.

   We used $6.6 million in cash in investing activities in 1999, an increase of $5.6 million, or 550%, from the $1.0 million used in 1998. The increase was primarily related to the purchase of property and equipment and the net cash portion of our acquisition of Object-Mart of $1.7 million. We used $11.4 million in cash in investing activities in the three months ended March 31, 2000, an increase of $11.0 million from the $385,000 used in the three months ended March 31, 1999. The increase was due to the purchase of property and equipment, primarily engineering and test equipment.

   We generated $97.1 million in cash from financing activities in 1999, an increase of $71.2 million, or 275%, from the $25.9 million generated in 1998, primarily from the private sales of convertible preferred stock and issuance of common stock. We have used leases to partially finance capital purchases of property and equipment. We had $119,000 in capital lease obligations outstanding at December 31, 1998 and $533,000 at December 31, 1999. We generated $2.7 million in cash from investing activities in the three months ended March 31, 2000, a decrease of $4.6 million from the $7.3 million generated in the three months ended March 31, 1999. The decrease was primarily due to a reduction in proceeds from preferred stock financings of $5.3 million, offset by an increase in proceeds from the issuance of common stock of $744,000.

   At December 31, 1999, cash and cash equivalents totaled $80.0 million, an increase of $60.9 million, or 319%, from the balance of $19.1 million at December 31, 1998. The increase was due to the receipt of $97.1 million, primarily from the sale of convertible preferred stock, offset by $29.6 million of cash used in operating activities and $6.6 million of cash used in investing activities. At March 31, 2000, cash and cash equivalents totaled $50.3 million, a decrease of $29.7 million from December 31, 1999. The decrease was due to the use of $21.0 million in operating activities and $11.4 million in investing activities offset by the receipt of $2.7 million, primarily from the sale of preferred stock.

   As of December 31, 1999, we had entered into a line of credit that allowed us to borrow up to $2,000,000 and $1,000,000, respectively. We had not borrowed any amounts under these agreements as of December 31, 1999, and they both expired in February 2000, unutilized.

   We have a lease financing facility for $1.5 million, of which $467,000 had been drawn as of December 31, 1999. This facility with a 7.51% annual interest charge expires in December 2002.

   Our capital requirements depend on numerous factors, including:

  . the resources we devote to developing, manufacturing, marketing, selling and supporting our products;

  . market acceptance of our products and the timing and extent of sales of our products; and

  . the timing and extent of capital expenditures required to establish our international operations.

   We expect to devote substantial capital resources to continue our research and development activities, to expand our sales, marketing and customer service and support organizations, to support our information systems requirements and for other general corporate activities. We believe that our current cash balances will be sufficient to fund our operations for at least the next 12 months. In addition, we believe that the net proceeds from this offering will provide us with substantial working capital. However, we may require additional financing within that time frame. If needed, additional financing may not be available on terms acceptable to us or at all.

   In March 2000, we agreed to sell $4.0 million of common stock to Internet Initiative Japan Inc. at the initial public offering price in a private placement that will close concurrent with this offering. Internet Initiative Japan will be granted the right to include these shares in future registered offerings that we may file. We also entered into a trial system purchase agreement with Internet Initiative Japan for our ONLINE9000 product in April 2000.

   In April 2000, we agreed to sell $10.0 million of common stock to CCT Telecom Holdings Limited at the initial public offering price in a private placement that will close concurrent with this offering. CCT Telecom will be granted the right to include these shares in future registered offerings that we may file.

   In May 2000, we sold 1,333,333 shares of Series H preferred stock to Sun Microsystems, Inc. at a price of $15.00 per share for an aggregate purchase price of $20.0 million in a private placement. These preferred shares will convert into 1,101,928 shares of common stock upon the completion of this offering, based on an assumed initial public offering price of $22.00 per share. The number of common shares to be issued on conversion will be computed using a 17.5% discount off of the initial public offering price. In the period of conversion, this beneficial conversion feature will increase the net loss attributable to common stockholders by approximately $4,242,000 and increase the basic and diluted net loss per share.

Effect of Year 2000

   The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time-sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000. In addition, programs may fail to recognize February 29, 2000, as a leap year date as a result of an exception to the calculation of leap years that will occur in the year 2000 and otherwise occurs only once every 400 years. This problem could result in miscalculations, data corruption, system failures or disruptions of operations.

   As of March 31, 2000, we had not experienced any significant disruptions in our business related to year 2000 issues, nor do we expect to experience any year 2000 related disruption in the operation of our systems.

   We are not aware of any of the companies to which we have shipped our ONLINE9000 product experiencing any year 2000 related problems with our product or their ability to deploy our product. In addition, we have not received notice from any of our contract manufacturers or our other suppliers that they have experienced any year 2000 problems with the parts supplied by them or that would affect their ability to supply products and services to us. Although most year 2000 problems should have become evident on or shortly after January 1, 2000, additional year 2000 related problems may become evident. We will continue to monitor our mission critical equipment and computer applications and those of our suppliers and vendors throughout the year, in an effort to ensure that any late year 2000 matters that may arise are promptly addressed.

Quantitative and Qualitative Disclosures About Market Risk

 Interest Rate Sensitivity

   We do not currently use derivative financial instruments for speculative trading or hedging purposes. In addition we maintain our cash equivalents in money market funds. Accordingly, we are not a party to financial instruments or contracts, and do not have investments, that expose us to material interest rate risk.

 Exchange Rate Sensitivity

   Currently, all of our sales and expenses are denominated in United States Dollars. Therefore, we have not engaged in any foreign exchange hedging activities to date. We do expect to conduct transactions in foreign currencies in the future, so we may engage in foreign exchange hedging activities at that time.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Statement of Financial Accounting Standards 133 will be effective for our fiscal year ending December 31, 2001. We do not expect Statement of Financial Accounting Standards 133 to have a material effect on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, which summarizes views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with this bulletin.

                                    BUSINESS

Overview

   We develop, market and sell optical communications networking equipment specifically designed to address the bandwidth and service limitations of metropolitan area and regional networks, which we refer to as metro networks. Communication service providers can cost-effectively deploy our products to relieve the growing traffic bottleneck in these networks and offer new revenue-generating data services. By installing our equipment, service providers can rapidly build high-capacity metro networks that are flexible, scalable, and able to support multiple services on a single platform.

Industry Background

 Increased Demand for Network Capacity

   Rapid growth in the popularity of the Internet and in the number of Internet-based applications and services has fueled dramatic growth in the volume of data traffic. According to Ryan, Hankin & Kent, Internet traffic will increase from 350,000 terabytes, or trillions of bytes, per month at the end of 1999 to over 15,000,000 terabytes per month during 2003. This growth will increase demand for capacity in the public communications network. This capacity is usually measured in bits of data per second and is commonly known as bandwidth. Bandwidth improvements make it possible for communication service providers to offer new revenue-generating services such as remote data storage and local area network extensions to their customers. As these new bandwidth-intensive services are introduced and gain commercial acceptance, additional network bandwidth and optical infrastructure will be required.

 Evolution of Optical Networking

   The existing communications network infrastructure was designed and built to carry voice calls, based on standards such as the synchronous optical networking standard. The rapid adoption of the Internet and the resulting growth of data traffic are driving service providers toward deploying equipment and networks designed, built and optimized for both data and voice traffic. Given the scope of existing and projected Internet traffic, many communication service providers are designing and installing networks based on optical technology, which generally enables greater capacity and higher transmission speed.

   Optical networking technology transmits data using pulses of light over optical fiber, rather than pulses of electricity over copper wires. Advances in optical technology allow transmission of multiple signals on a single strand of optical fiber, each signal using a different wavelength of light. Technology currently enables transmission of up to 160 different wavelengths on a single fiber. This means that today a service provider using appropriate technology can multiply the transmission capacity of its existing fibers 160 times.

   The current communications network infrastructure can be divided into four segments--long-haul, metro core, metro access and enterprise networks. To satisfy the technical, pricing and performance needs of service providers, we believe that optical networking equipment must be specifically designed for each of these segments.

   Long-haul networks. Long-haul networks connect the communications networks of metropolitan areas around the world. These networks move large amounts of data and voice traffic point-to-point over long distances. The focus of companies designing equipment for this segment has been to provide as much bandwidth as possible between any two points.

   Metro core networks. Metro core networks connect long-haul networks to metro access networks over distances of a few miles in dense urban business corridors or a few hundred miles in regional urban and suburban settings. These networks aggregate metro access traffic and distribute it throughout the metropolitan area and to and from long-haul networks. They face a heterogeneous networking environment due to the number and variety of access providers that they serve and the service types that they support.

   Metro access networks. Metro access networks connect end-users such as enterprises and individuals to the metro core network. These networks are the points at which traffic enters and exits the public communications network. Metro access networks are complex because they must manage a wide variety of services to meet the needs of end-users.

   Enterprise networks. Enterprise networks provide data and voice connections among end-users within a building or group of buildings. These networks also connect end-users to the public communications network infrastructure.

 Metro Network Bottleneck

   Optical technologies were first deployed in long-haul networks, where the capacity constraints of the existing infrastructure were first encountered and the simple architecture and homogeneous traffic made it technically feasible and cost effective. Over time, enterprise networks have also benefited from the deployment of new optical technology, including high-speed data communication services such as gigabit ethernet and fibre channel.

   To date, optical solutions specifically designed to address the challenges faced by metro core and access networks have not been available, which has impeded the growth of bandwidth in metro networks.

   We believe that the transmission speed in the metro portion of the network over the last several years has grown at a small fraction of the growth rate seen in long-haul and enterprise networks. This has created a bottleneck impeding service delivery.

 Challenges Facing Metro Core and Metro Access Network Service Providers

   Communication service providers seeking to develop and introduce next generation services to their customers face significant challenges that are not adequately addressed by current metro solutions, including:

   Enabling emerging service offerings and supporting existing services. Communication service providers that serve regions and metropolitan areas endeavor to offer business enterprises and consumers a variety of high-speed connectivity services, such as:

  . access to the public switched telephony network, for voice and fax service;

  . Internet access for data services, including high-speed digital subscriber lines;

  . access to offsite data facilities, for data backup and storage; and

  . extension of the local area network to multiple locations within the metro area.

   In addition, service providers seek to offer next generation services to create new revenue- generating opportunities. Most current solutions require dedicated equipment and interfaces that are unique for each particular service and transmission rate. Given the dominance of data traffic, next generation equipment must be specifically designed for efficient transmission of data traffic and delivery of emerging services, while accommodating voice traffic. This equipment must also support an unpredictable and changing mix of service offerings on a single platform.

   Manageability and Flexibility. As the introduction of new services increases network complexity, service providers will require software and systems that allow for easy and effective end-to-end management of data and voice services. Since the metro network must constantly adapt to changes in the number and location of users, the equipment must be flexible enough to accommodate bandwidth deployment, where needed and when needed.

   Low cost and scalability. Service providers need solutions that are cost-effective to deploy initially and easily scale to handle rapid growth. To expand their existing networks, they must add new equipment to their previously deployed infrastructure, which is costly, utilizes the limited space in metro service providers' facilities inefficiently and increases the complexity of network management. Service providers seek new systems that can replace existing systems at a price point that will allow revenue from new services to provide a return on deployment costs and can be deployed in a pay-as-you-grow fashion.

   Reliability. Because the applications carried over metro networks are critical to enterprises and users, rapid restoration of service is a key requirement for all metro networks. Communication service providers require equipment that meets existing reliability standards, while improving reliability for higher bandwidth applications.

   To date, attempts to solve the problems faced by metro networks have focused on increasing bandwidth. These attempts include using equipment based on the synchronous optical network standard, deploying additional fiber, and adapting long-haul solutions such as existing point-to-point implementations of current optical technology to the metro network. When applied to metro networks, these efforts are costly, time-consuming, difficult to scale or difficult to manage. For example, the synchronous optical network standard architecture was originally designed for voice traffic, is not easily scalable and therefore hinders introduction of today's emerging high-speed data services. In addition, synchronous optical networking requires that at least 50% of network capacity be reserved for carrying duplicated traffic to provide restoration capability in the event of a network outage. Similarly, deploying additional fiber in metropolitan areas is expensive and time-consuming because it requires permits, rights-of-way and physical installation of fiber. Current optical technology was originally designed for long-haul applications in a synchronous optical network environment. As designed for long-haul networks, current optical technology is inefficient and expensive to deploy in metro networks. To be applied in the metro network, many currently available optical networking implementations require additional electrical equipment to add and drop traffic and to provide rapid service restoration.

   In addition, today's networks are not entirely optical. Transmitted signals in these networks undergo multiple optical-to-electrical-to-optical conversions. These conversions are costly because they require deployment of additional equipment and are inefficient because they are limited by the bandwidth constraints and inflexibility of existing electronics embedded in today's networks.

The ONI Systems Solution

   We develop, market and sell optical networking equipment that enables communication service providers to offer new revenue-generating services while fully supporting existing voice and data services. Our data-optimized, scalable solution increases available bandwidth in metropolitan areas and delivers end-to-end manageability and rapid restoration for all services. Our family of products consists of the ONLINE9000 for metro core networks, the ONLINE7000, which we expect to be available by June 2000 for metro access networks, our OPTX network operating system and our OLMP inter-network communications protocol.

   Our product offerings provide the following benefits to communication service providers:

   Multi-service capability. Our equipment and interfaces support multiple service offerings. As a result, a service provider using our solution can provide a changing mix of services as customer needs evolve, without deploying dedicated equipment for each service. Our solution is compatible with the synchronous optical network standard, providing service providers with an evolutionary upgrade path. Our products are also designed for efficient transmission of high-speed data traffic and delivery of emerging services, while supporting voice services. For example, multiple services, including services based on the synchronous optical network standard, gigabit ethernet and fibre channel, are supported on the same platform by our equipment and interfaces.

   Manageability and flexibility. As network complexity increases, service providers require software and systems that allow easy end-to-end service management. Our products combine a network operating system, management software and inter-network communications protocols to enable:

  . real-time control of bandwidth allocation as needed, where needed and when needed;

  . real-time surveillance of network performance;

  . interoperability with third-party management software and data routing and switching equipment; and

  . point-and-click activation of services.

   Cost effectiveness and scalability. Our solution is designed to scale efficiently as demand for bandwidth and new services increases. Our products lower service providers' equipment acquisition and network operation costs by reducing the amount of equipment required, and by allowing them to install their equipment incrementally in a pay-as-you-grow fashion without sacrificing their existing infrastructure investments. In addition, our solution requires less space in service providers' facilities because our products are designed to handle current networking standards and can readily be upgraded to handle emerging services without the deployment of additional equipment.

   Rapid and efficient service restoration. Survivability is a key factor for all metro networking services. Our products provide for restoration of service within the synchronous optical network standard of 50 milliseconds, without the need to dedicate bandwidth for restoration by carrying duplicated traffic, as is required by typical synchronous optical network standard-based equipment. Since our products do not require carrying duplicated traffic, communications service providers can utilize their existing fiber more efficiently by placing more traffic on each fiber route.

The ONI Systems Strategy

   The key elements of our strategy are to:

 Leverage our optical approach to achieve early design wins in metro core and metro access networks.

   We believe that the challenges facing metro service providers are most efficiently addressed through our optical approach. Since service providers are in the early stages of deployment of optical metro networks, we expect that service providers will select vendors with the strongest technology positions. We plan to take advantage of our position as a technology leader to achieve design wins with these service providers, which will position us to grow rapidly as these new networks are deployed.

 Enable our customers to offer new revenue-generating services to their end-users.

   We intend to continue to develop and provide solutions that will enable our customers to deliver emerging revenue-generating services to end-users. We believe the demand for new services is a key driver of our customers' growth and we intend to ensure that our hardware and software architectures continue to offer the performance and flexibility to allow rapid introduction of new services. We intend to work closely with our customers to help them identify new services that they can deliver using our products.

 Extend technology leadership.

   Our optical architecture and dynamic network operating system are key elements of our technology leadership. We believe that these elements can be incorporated into future product offerings for other segments of the communications network. We intend to extend our technology leadership and to develop new product offerings and future product enhancements through continued investment in research and development.

 Leverage optical manufacturing expertise.

   Our ability to manufacture complex optical networking products is a key to our success. We believe we have developed a world-class manufacturing capability through a combination of our own manufacturing systems and third-party manufacturing relationships. We believe that this combination gives us a competitive advantage and will enable us to reduce our manufacturing costs, while providing us with manufacturing flexibility to meet changing demand.

 Expand direct sales, service and support organizations to address global opportunities.

   We intend to expand our direct sales capability into global markets. We believe that sales efforts on a customer-by-customer basis are most effective because deployment of communications equipment involves careful technical evaluation, multiple levels of decision making and significant investments by our customers. While we may consider indirect sales channels where appropriate, we intend to continue to focus our sales and distribution efforts on direct sales. We have developed a direct sales organization in North America and Europe and are expanding that sales force as well as developing direct sales forces for Asia and Latin America. In addition to our existing teams in the United States, we are also establishing service and support teams internationally to support our major customers.

 Establish strategic alliances and pursue acquisitions to extend our leadership in optical networking.

   We intend to establish strategic alliances with complementary technology suppliers in order to leverage our technology leadership in providing optical networking solutions. We believe that alliances with companies that provide complementary products to enable new services will bring our customers greater value. In addition, we intend to pursue acquisitions that will enable us to broaden our product, service and technology portfolios.

Optical Architecture

   Rather than processing network signals by converting incoming optical signals to electrical form, processing them and converting them back to optical form, our product architecture supports the following functions in an optical manner:

  . combination and separation of
    multiple optical channels;

  . per channel and grouped
    wavelength routing;

  . real-time flexible adding or
    dropping of optical channels;

  . switching and routing around
    optical fiber failure or
    equipment failure;

  . signal amplification; and

  . supervisory channels for
    performance monitoring.

[BEGIN DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' ALL-OPTICAL ARCHITECTURE]

Centered in the diagram are a stack of six long rectangles representing functional layers within our ONLINE9000 or ONLINE7000 products. Superimposed over the rectangles is a flow chart representing movement of the optical signals through the functional layers.

From top to bottom:

The words "Interface to Client Equipment" appear above the top-most (or first) rectangle in the stack. The portion of the flowchart shown in this rectangle are squares representing interfaces to the client equipment.

The portion of the flowchart shown in each of the second and fourth rectangle are trapezoids representing combination and separation of optical signals on the signal. The words "Multiplexing, Demultiplexing" appear to the left of these rectangles.

The portion of the flowchart shown in each of the third and fifth rectangle is a smaller rectangle representing optical switching of the signal. The word "Switching" appears in the flowchart rectangle. The word "Switching" appears to the right of the third and fifth rectangle in the stack.

The portion of the flowchart shown in the sixth rectangle are triangles representing amplification of signals to and from the network. The word "Amplifiers" appears in the center of this rectangle. The words "To Fiber Network" appear below the bottom-most rectangle of the stack.

[END DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' ALL-OPTICAL ARCHITECTURE]

   Our OPTX operating system software architecture integrates network design tools, operations management software and end-to-end service management and activation systems, as shown in the diagram below. This integrated environment enables automated transfer of data through open interfaces to craft and management terminals as well as local administrative networks for the communications service provider.

   Built with software infrastructure based on the XML standard, OPTX also provides standards-based CORBA interfaces to the service provider's operations support systems and network-wide service applications, including service ordering and activation, and inventory systems. Our OPTX architecture enables information exchange with data switching and routing equipment through our OLMP inter-network communications protocol. OPTX helps provide comprehensive and integrated network design, operations and service management capabilities by managing networks built with our ONLINE9000 product.

       [BEGIN DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' OPTX
                                 ARCHITECTURE]

  The center of the diagram is a large square. The name "OPTX" appears in the upper right corner of the square. Below this word appear three upright rectangles. The words "Network Design Application" appear in the left rectangle. The words "Network Configuration Application" appear in the center rectangle. The words "Network Operation Application" appear in the right rectangle. Below these rectangles occupying the bottom quarter of the square is a rectangle with the words "Embedded Software" inside.

 Above the main square is an ellipse with the words "Operations Support Systems
   (Network Management, Service Management)" inside. To the left of the main square is an upright ellipse with the words "Graphical User Interface and
 Users" inside. To the right of the main square is an upright ellipse with the words "Client Equipment" inside. Each of these ellipses is connected to the main square by a two-way arrow. The name OLMP appears directly above the two-
        way arrow connecting the main square and the right-hand ellipse.

 [END DESCRIPTION OF GRAPHIC--DIAGRAM DEPICTING ONI SYSTEMS' OPTX ARCHITECTURE]

Products

 ONLINE9000

   The ONLINE9000 is designed for metropolitan area and regional networks and delivers cost-effective, scalable capacity for the metro communications service provider. It provides restoration faster than the synchronous optical network standard of 50 milliseconds and supports dynamic optical add-drop capabilities on all deployed channels. To help service providers deploy large networks, the ONLINE9000 includes optical amplifiers to extend transmission distances. The ONLINE9000 can be used in conventional ring network topologies and can transport a variety of traffic patterns, including mesh. We intend in the future to develop products that can be used in ring-mesh and mesh network topologies. In its base configuration, the ONLINE9000 includes the following key features:

  . 33 protected or 66 unprotected channels;

  . line-based optical rerouting of channels in the event of optical fiber failure;

  . a universal optical architecture supporting multiple bit rates and protocols, including OC-3, OC-12, OC-48, OC-192, gigabit ethernet and fibre channel;

  . client interfaces currently supporting OC-3, OC-12, OC-48, gigabit ethernet, fibre channel and, expected in the third calendar quarter of 2000, OC-192; and

  . integrated optical amplifiers with sophisticated power management capabilities.

 ONLINE7000

   We have recently introduced the ONLINE7000, which we anticipate will be available by June 2000. The ONLINE7000 is designed to provide metro service providers with a cost-effective solution for metro access applications. Integrated monitoring and surveillance capabilities will ensure managed operation from the operator's perspective across metro core and metro access networks. The ONLINE7000 shares the same management and operating system as the ONLINE9000 and can be deployed as an extension of the ONLINE9000.

   The ONLINE7000 includes many functions of synchronous optical network and data multiplexers. This capability will allow the carrier to deploy multiple synchronous optical network or native-format data services using a single wavelength. The ONLINE7000 is scalable up to 33 protected or 66 unprotected channels. In its base configuration, key features of the ONLINE7000 will include:

  . optional optical and electrical rerouting of channels in the event of optical fiber failure, expected to be released in June 2000;

  . a 199 shelf form factor suitable for metro access networks, expected to be released in July 2000; and

  . the ability to add or drop multiple synchronous optical network or data channels to or from a single wavelength, expected to be released in October 2000.

 OPTX Operating System

   Our OPTX optical network operating system provides a unified environment for metro core and metro access service providers to manage diverse networking resources and hardware and software systems. Analogous to the operating systems of personal computers, OPTX manages all resources in the transmission network, including transmission systems, connections, protection resources and terminals, and allocates resources to various users and applications, based on user preferences. OPTX brings the ability to manage, arbitrate and dynamically control network-wide resources to metro network service providers. Multiple application programmer interfaces within OPTX link to other management systems and applications. The OPTX architecture and infrastructure makes extensive use of the XML standard to enable interaction with other network management equipment without developing dedicated interfaces. The key features of the OPTX operating system include:

  . OPTXNET, an integrated optical network design tool that provides automatic optical link analysis, link optimization and configuration for each node in the network;

  . Network and service management interface and applications, including surveillance, service activation and ordering systems and network inventory reports; and

  . CORBA-based interfaces to the service provider's network operations support systems.

 OLMP (Optical Link Management Protocol)

   Our OLMP inter-network communications protocol enables data routing and switching equipment to exchange information with our optical transmission equipment in metro networks. This information exchange allows data switching and routing equipment to request and receive required resources from optical transmission equipment. Our OLMP protocol is designed to enable data equipment to directly request the metro network to set up and drop optical channels when required in real time. For example, OLMP enables fibre channel equipment to exchange route-length, latency and bandwidth availability for end-to-end management of storage area networks. We believe that our OLMP is the first network-level internetworking protocol to link the data and switching equipment to optical transmission equipment.

Customers

   Our target customers include communication service providers such as regional Bell operating companies, competitive local exchange carriers, long-distance carriers with local operations, cable operators, Internet service providers, and foreign telephone companies. We have entered into agreements under which the following communication service and equipment providers may, but are not obligated to, purchase our products: COLT Telecom plc, KVH Industries Inc., Lucent Technologies, Inc., Marietta Fibernet, MetroRED Telecommunicaciones S.A., StorageNetworks, Inc. and Williams Communications, Inc. We have also entered into a limited trial system purchase agreement with Internet Initiative Japan Inc.

   In addition, we have shipped the ONLINE9000 to Marietta Fibernet, StorageNetworks and Williams Communications in the United States, COLT Telecom in the United Kingdom, Internet Initiative Japan in Japan and Lucent Technologies for deployment in China.

Sales and Marketing

   In North America and Europe, we have developed a direct sales force and in some limited circumstances may join with other communications equipment providers to bid on major proposals. Our direct sales force consists of sales teams made up of an account manager, systems engineers and technical support and training personnel. Each team is assigned responsibility for specific geographic territories and specific customers within each territory. We are continuing to expand our existing direct sales force and are developing a direct sales force to sell to potential customers outside North America and Europe.

   In some international regions where it is difficult or expensive to maintain a direct sales force, we may rely on resellers for distribution of our products. For example, in April 2000, we entered into an OEM relationship with Lucent Technologies that expires on December 31, 2001. Under the terms of our agreement, Lucent Technologies has the exclusive right to sell some of our products in China for a period of 12 months.

   Our marketing programs are designed to inform existing and potential customers about the capabilities and benefits of our products. We also use our marketing programs to support the sale and distribution of our products through our direct sales force. Our marketing efforts include public relations, participation in industry trade shows and conferences.

Customer Service and Support

   Our customer service and support organization provides maintenance services and training in the use of our products after they are installed at a customer's site. Installation services are provided by ONI Systems or third-party providers of engineering, furnishing and installation services. Our customer service centers, located at our facilities in San Jose, California and London, England, include highly-qualified teams of systems engineers and technical personnel who work closely with our direct sales force and provide 24-hour-a-day, 7-day-a-week support for our customers.

Research and Development

   We believe that to be successful we must continue to enhance our existing products and develop new products that maintain technological competitiveness. We have assembled a team of approximately 165 highly skilled optical hardware and software engineers, manufacturing and test engineers and system and network architects. Research and development expenses were $4.0 million for the year ended December 31, 1998 and $25.4 million for the year ended December 31, 1999. We will continue to make substantial investments in research and development.

   Our product development process is driven by market demand and a close collaboration between our product marketing, sales and product development organizations. Our product development process begins with a detailed set of specifications prepared by our product management organization.

We also incorporate feedback from our customers in the product development process. In addition, we participate in industry and standards organizations where appropriate and incorporate information from these contacts throughout the product development process.

Manufacturing and Supply

   We conduct supply chain management, production engineering, documentation control and quality assurance at our assembly facility in San Jose, California. We outsource most of the manufacturing of optical modules used in our products, and we complete the final assembly of these optical modules at our facilities. The majority of our electronic manufacturing and assembly is outsourced. Currently, we use a number of manufacturing vendors for electronic assemblies while E-TEK Dynamics, Inc. performs the majority of our outsourced optical assembly.

   This approach to manufacturing allows us to:

  . reduce the capital equipment expenditures that would be required for a turnkey manufacturing operation;

  . reduce our facilities square footage requirements by limiting the amount of space dedicated to manufacturing and operations;

  . conserve working capital by limiting the amount of inventory we must stock; and

  . respond to market demand flexibly.

   We currently purchase many of our electrical and optical components through purchase orders. In order to help us maintain a supply of components, and specifically optical components, we intend to use long term supply agreements with vendors. For example, in March 2000, we entered into an agreement with E-TEK Dynamics, under which E-TEK Dynamics will supply optical components and module integration services to us through at least December 31, 2001. We are required to purchase at least half of our requirements of the optical components covered by this agreement from E-TEK Dynamics.

Competition

   Competition in the metro communications networking equipment market is intense. Our existing and potential competitors are numerous and include established companies such as Alcatel, CIENA, Cisco Systems, Juniper Networks, Lucent Technologies, Nortel Networks, Siemens, Sycamore Networks and Tellabs. A number of private companies have recently announced plans for new products to address the same problems that our products address and have attracted substantial amounts of venture capital funding. Many of these companies, particularly the large public companies, have substantially greater financial, marketing and development resources than we have, which puts us at a competitive disadvantage. Many of them have existing relationships with communication service providers, which will make it more difficult for us to sell our products to those customers. Some competitors may seek to use intellectual property rights to limit our ability to compete. For example, Nortel Networks claims that we infringe some of its patents.

   We believe that the principal methods of competition in the market for metro communications networking equipment are product performance, reliability and expandability, and the ability of a product to deliver cost-effective results. We believe that to be competitive in the communications networking equipment market we must deliver products that:

  . provide extremely high network reliability;

  . provide high performance capabilities;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for multiple layers of equipment; and

  . provide a cost-effective solution for service providers.

   While our first product has only been generally available since January 2000, we believe that positive factors pertaining to our competitive position include our technology, the expertise of our research and development personnel, our manufacturing expertise and our intellectual property rights. We believe that negative factors pertaining to our competitive position include our relative newness in the market and the fact that some of our competitors have large financial resources available to promote sales of their products and to develop products more directly competitive with ours. If we are unable to compete successfully against our current and future competitors, we could experience price reductions, reduced gross margins and loss of market share, any one of which could materially harm our business, operating results and financial condition.

Intellectual Property

   Our success and ability to compete depends on our ability to develop technological expertise internally. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have been issued six patents in the United States. However, only two of these patents are currently significant to our products. In addition, we currently have 16 patent applications pending in the United States and internationally. These patents relate to optical architecture, hardware, software and management systems. Issued patents may not protect our intellectual property or may be challenged by third parties. In addition, others may independently develop similar or competing technology or design around our patents.

   We enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

   ONI Systems(TM), ONI(TM), our logo, ONLINE9000(TM), ONLINE7000(TM), OPTX(TM), OPTXNET(TM), OLMP(TM), Dynamic Transport System(TM) and DTS(TM) are trademarks of ONI Systems. All other names or trademarks appearing in this prospectus are the property of their holders.

Employees

   As of March 31, 2000, we had a total of 326 employees:

  . 147 in research and development;

  . 41 in sales and marketing;

  . 18 in customer service and support;

  . 68 in manufacturing; and

  . 52 in finance and administration.

   Our future success will depend in part on our ability to attract and retain highly qualified technical and management personnel. Competition for such talent is intense. None of our employees are represented by any collective bargaining unit, and we believe that our relations with our employees are good.

Facilities

   Our headquarters are currently located in a leased facility in San Jose, California, consisting of approximately 53,000 square feet under a lease that expires in 2002. We also lease a facility of approximately 58,000 square feet in San Jose, California, under a lease that expires in 2006, and a facility of approximately 1,500 square feet in Raleigh, North Carolina, under a short-term lease. We expect to require additional space within the next 12 months. We entered into a lease for a new facility in May 2000. The lease will expire in 2011. The new facility is initially approximately 346,000 square feet, and will expand to approximately 445,000 square feet in January 2003. We intend to move our headquarters to this new facility in the first quarter of 2001.

Legal Proceedings

   In October 1999, Nortel Networks filed suit in the Superior Court for the Province of Quebec, District of Montreal, Canada against us and several of our employees who were former employees of Nortel Networks. The suit seeks an injunction to prevent us from hiring additional Nortel Networks employees and to prohibit the use of Nortel Networks' trade secrets by us. In October 1999 and November 1999, temporary orders were issued prohibiting the former Nortel Networks employees from soliciting current Nortel Networks' employees and from using specified Nortel Networks trade secrets. The temporary orders were renewed on several occasions, by court order following agreement of the parties to such renewal, and remain effective through September 5, 2000.

   In March 2000, Nortel Networks filed an additional suit against us in the United States District Court for the Northern District of California. The suit involves allegations that our products infringe five patents held by Nortel Networks, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. Nortel Networks seeks preliminary and permanent injunctions and damages against us in connection with these claims.

   We are in the preliminary stages of investigating the claims asserted by Nortel Networks. We believe that we have meritorious defenses against Nortel Networks' allegations, and we intend to defend the Nortel Networks litigation vigorously. Based on our investigation to date, we believe that our products do not infringe the Nortel Networks patents and that we have not engaged in misappropriation of trade secrets, unlawful business practices or common law unfair competition.

   In April 2000, we filed a motion to dismiss Nortel Networks' claims for misappropriation of trade secrets, unlawful business practices and common law unfair competition from the California suit. We also filed an answer and counterclaims asserting unfair business practices, tortious interference, breach of contract and seeking declarations of invalidity, unenforceability and non-infringement of the patents against Nortel Networks.

   In the event that an injunction is granted that prevents us from selling our products, we would have to either negotiate a license with Nortel Networks or engage in a redesign of our products. We may not be able to obtain a license from Nortel Networks on commercially reasonable terms, or at all. A redesign of our products would result in an interruption in sales that could extend for some time. Accordingly, a permanent injunction would result in a substantial reduction in our revenue and result in losses over an extended period of time.

   We expect to incur substantial legal and other expenses in connection with the Nortel Networks litigation. In addition, we expect the Nortel Networks litigation to continue to divert the efforts and attention of our management and technical personnel. Patent litigation is highly complex and can extend for a protracted period of time, which can substantially increase the cost of litigation. Accordingly, the expenses and diversion of resources associated with this litigation could seriously harm our business and financial condition and could affect our ability to raise capital in the future. In the event of an adverse ruling, we also could be required to pay damages to Nortel Networks, and if this litigation is resolved by settlement, we might need to make substantial payments to Nortel Networks, which could harm our business and financial condition.

                                   MANAGEMENT

Executive Officers, Directors and Significant Employees

   Our executive officers, directors and significant employees, and their ages and positions as of May 1, 2000, are as follows:

      Name                     Age                   Position
      ----                     ---                   --------
Executive Officers
 and Directors:
Hugh C. Martin................  46 President, Chief Executive Officer and
                                    Chairman of the Board of Directors
Chris A. Davis................  49 Executive Vice President, Chief Financial
                                   and  Administrative Officer
Hon Wah Chin..................  45 Chief Technology Officer
William R. Cumpston...........  38 Senior Vice President, Engineering and
                                    Operations
Michael A. Dillon.............  41 Vice President, General Counsel and
                                   Secretary
Robert J. Jandro..............  44 Executive Vice President, Worldwide Sales
                                    and Marketing
Andrew W. Page................  34 Vice President, Corporate Development
Matthew W. Bross..............  39 Director
Kevin R. Compton..............  41 Director
Jonathan D. Feiber............  42 Director
James F. Jordan...............  60 Director
Gregory B. Maffei.............  39 Director
Significant Employees:
Kenneth H. Calhoun............  34 Vice President, Product Marketing
Martin Desroches..............  35 Vice President, Operations
William S. Jarvis.............  37 Vice President, Worldwide Sales
Rohit Sharma..................  31 Vice President, Optical Hardware Development

   Hugh C. Martin has served as President and Chief Executive Officer of ONI Systems, and a member of the board of directors, since January 1998. He was appointed Chairman of the Board of Directors in February 2000. From July 1997 to January 1998, he served as Entrepreneur-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Martin served as President of The 3DO Company, an entertainment software company, from 1992 to June 1997. He is a member of the board of directors of The 3DO Company. He holds a B.S. in Electrical Engineering from Rutgers University.

   Chris A. Davis has served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems since May 2000. Ms. Davis served as Executive Vice President, Chief Financial and Administrative Officer of Gulfstream Aerospace Corporation from 1993 until April 2000 and as Vice President of General Dynamics from July 1999, when it acquired Gulfstream Aerospace, until April 2000. She is a member of the boards of directors of Compaq Computer Corporation, Cytec Industries, Inc. and Wolverine Tube, Inc. She holds an M.S. in Finance and Statistics and a B.S. in Finance from the University of Florida.

   Hon Wah Chin has served as Chief Technology Officer of ONI Systems since June 1998. Mr. Chin served as Senior Systems Architect at Cisco Systems, Inc., a network equipment company, from 1994 to June 1998 and was a Cisco Distinguished Engineer. He holds a S.B. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

   William R. Cumpston has served as Senior Vice President, Engineering and Operations of ONI Systems since June 1999 and served as Vice President, Engineering of ONI Systems from September 1998 to June 1999. Prior to joining us, Mr. Cumpston served in various management positions at DSC Communications Corp., a telecommunications company, from 1995 to August 1998. He holds a B.S. in Math Science from the University of North Carolina at Chapel Hill.

   Michael A. Dillon has served as Vice President and General Counsel of ONI Systems since October 1999 and as Secretary since March 2000. From August 1995 to October 1999, Mr. Dillon served as Director and as Senior Director of Sun Microsystems, Inc., a computer company, and from 1993 to August 1995, he served as Senior Counsel for Sun Microsystems. He holds a J.D. from Santa Clara University and a B.A. in Communications/Sociology from the University of California, San Diego.

   Robert J. Jandro has served as Executive Vice President, Worldwide Sales and Marketing of ONI Systems since March 2000. Mr. Jandro served as Group Vice President of Oracle Corporation, a database software company, from May 1999 to March 2000. From 1994 to May 1999, he served as Oracle's Vice President, North America Communications and Vice President, United States Central Region, Latin America and Canada. He holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Business from the University of Missouri, St. Louis.

   Andrew W. Page has served as Vice President, Corporate Development of ONI Systems since February 2000. Mr. Page served as Managing Director and head of the Global Communications Group of FleetBoston Robertson Stephens Inc., an investment bank, from April 1997 to February 2000. He served as a Principal of Volpe, Welty & Company from 1993 to March 1997. He holds an M.B.A. from Harvard University Graduate School of Business and a B.A. in English Literature from Princeton University.

   Matthew W. Bross has served as a director of ONI Systems since November 1999. Since May 1999, he has served as Senior Vice President and Chief Technology Officer of Williams Communications, Inc., a communications service provider. From March 1997 to May 1999, he served in various management capacities for Williams Communications. From 1991 to March 1997, he served as the founder and Chief Executive Officer of Critical Technologies, Inc., a telecommunications infrastructure company, which was acquired by Williams Communications.

   Kevin R. Compton has served as a director of ONI Systems since January 1998. Mr. Compton has served as a general partner at Kleiner Perkins Caufield & Byers since 1990. Mr. Compton serves on the boards of directors of 360networks Inc., Active Software, Inc., Citrix Systems, Inc., Corsair Communications, Inc., Rhythms NetConnections Inc. and VeriSign, Inc.

   Jonathan D. Feiber has served as a director of ONI Systems since January 1998. Mr. Feiber has served as a general partner at Mohr Davidow Ventures, a venture capital investment firm, since 1991. From 1983 to 1991, he served in various capacities at Sun Microsystems, most recently as Vice President of Networking. He is a director of several privately-held companies. He holds a B.A. in Computer Science and Mathematics from the University of Colorado.

   James F. Jordan has served as a director of ONI Systems since March 1998. Mr. Jordan has privately managed his investment fund since 1994. He was one of the founders of Ungermann-Bass Inc. and was President and Chief Executive Officer of Kalpana, Inc. prior to the sale of the company to Cisco Systems in 1994. He holds a B.S. in Business and Marketing from the University of Utah.

   Gregory B. Maffei has served as a director of ONI Systems since February 2000. Mr. Maffei has served as Chief Executive Officer and as a member of the board of directors of 360networks Inc., a communications service provider, since December 1999. From 1993 to December 1999, Mr. Maffei served in various capacities with Microsoft Corporation, a software company, most recently as Senior Vice President, Finance and Administration, and Chief Financial Officer. He serves on the board of directors of Avenue A, Inc., Expedia, Inc. and Starbucks Corporation. He holds an M.B.A. from Harvard University Graduate School of Business and a B.A from Dartmouth College.

   Kenneth H. Calhoun has served as Vice President, Product Marketing of ONI Systems since February 1999 and served as Senior Director, Product Marketing of ONI Systems from August 1998 to February 1999. He served as Senior Manager, Account Marketing and Senior Manager, Product Marketing at Nortel Networks Corporation, a telecommunications company, from March 1997 to August 1998. Mr. Calhoun served as Senior Manager and Manager, Broadband Product Planning with Fujitsu Network Communications, Inc. from September 1995 to March 1997. He holds a Ph.D. in Electrical Engineering and a B.S. in Electrical Engineering from the Georgia Institute of Technology.

   Martin Desroches has served as Vice President, Operations of ONI Systems since October 1999. Mr. Desroches served as Senior Manager, High Speed Optics Operations for Nortel Optoelectronics, an optical components company, from September 1998 to October 1999. He served as Senior Manager and Manager, OC-192 Manufacturing Engineering for Nortel Networks from June 1994 to September 1998. He holds a B.S. in Electrical Engineering from the University of Sherbrooke.

   William S. Jarvis has served as Vice President, Worldwide Sales of ONI Systems since May 1999. Mr. Jarvis served as Sales Vice President for NEC America, a telecommunications company, from October 1996 to May 1999 and Director of Sales for NEC America from January 1995 to January 1996. He holds an M.B.A. from Santa Clara University and a B.S. in Business Administration from San Jose State University.

   Rohit Sharma founded ONI Systems in our spin-out from Optivision, Inc. and has served as Vice President, Optical Hardware Development since January 1999. He served as Chief Architect from April 1998 to January 1999. Prior to the spin-out, he served as a member of Optivision's technical staff from October 1996 to April 1998. He holds a Ph.D. and a M.Sc. in Electrical Engineering from the University of Alberta, Canada and a B.Sc. in Electronics and Communications Engineering from R.E.C. Kurukshetra, India.

Board Composition

   Our board currently consists of six members. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified.

   Our bylaws provide that, following this offering, our board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of ONI Systems.

Board Committees

   Our board of directors has two committees:

   Compensation Committee. The current members of our compensation committee are Messrs. Compton and Feiber. The compensation committee reviews and makes recommendations to our board concerning salaries and incentive compensation for our officers. The compensation committee also administers our stock plans.

   Audit Committee. The current members of our audit committee are Messrs. Jordan, Feiber and Maffei. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   Members serve on these committees until their resignation or until otherwise determined by our board.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since our formation been an officer or employee of ours. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending board and board committee meetings. The following directors have been granted stock awards or options to purchase our common shares. In March 1998 and November 1998, we granted stock awards to purchase 360,000 shares and 180,000 shares of common stock to Mr. Jordan for $0.08 and $0.09 per share, respectively, which he purchased in full. In November 1999, we granted an option to purchase 180,000 shares of common stock to Mr. Bross at an exercise price of $0.91 per share. In December 1999, we granted an option to purchase 1,215,834 shares of common stock to Mr. Martin at an exercise price of $1.25 per share in connection with his services as President and Chief Executive Officer. In March 2000, we granted an option to purchase 120,000 shares of common stock to Mr. Maffei at an exercise price of $3.20 per share.

   Members of the board who are not employees of ONI Systems, or any parent, subsidiary or affiliate of ONI Systems, will be eligible to participate in the 2000 equity incentive plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is the fair market value of the common stock on the date of grant.

   Each non-employee director who becomes a member of the board on or after the effective date of the registration statement of which this prospectus forms a part will be granted an option to purchase 80,000 shares of common stock. Also, each non-employee director who became a member of the board prior to the effective date of the registration statement of which this prospectus forms a part and who did not receive an option grant will receive an option to purchase 80,000 shares. Immediately following each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 40,000 shares of common stock if the director has served continuously as a member of the board since the date of the prior annual meeting. The board of directors may make discretionary supplemental grants to an eligible director who has served for less that one year from the date of that director's initial grant. The options have ten-year terms. They will terminate three months following the date the director ceases to be a director or a consultant or 12 months following termination due to death or disability. All options granted under the 2000 equity incentive plan will become exercisable over a four year period at a rate of 25% after one year and 2.083% per month thereafter so long as he or she continues as a member of the board or as a consultant. In the event of our dissolution or liquidation or a change in control transaction, options granted to directors under the plan will become 100% vested and exercisable in full.

Executive Compensation

   The following table presents compensation information for our fiscal year ended December 31, 1999 paid to or accrued for our Chief Executive Officer and each of our executive officers whose salary and bonus was more than $100,000. The compensation table includes long-term awards granted in 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus for the named executive officer in the fiscal year ended December 31, 1999.

   The table includes compensation information for Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, who resigned effective April 28, 2000.

   The table does not include compensation information for three executive officers who commenced employment after December 31, 1999. These three officers would have been among the five most highly compensated executive officers had they been employees of ONI Systems in 1999. Chris A. Davis, our Executive Vice President, Chief Financial and Administrative Officer, commenced employment with ONI Systems on May 1, 2000. Ms. Davis' salary on an annualized basis for 2000 is $400,000, which does not include a $300,000 bonus received upon commencement of employment. Robert J. Jandro, our Executive Vice President, Worldwide Sales and Marketing, commenced employment with ONI Systems on March 1, 2000. Mr. Jandro's salary on an annualized basis for 2000 is $295,000, which does not include a $200,000 bonus payable upon the satisfaction of established performance goals. Andrew W. Page, our Vice President, Corporate Development, commenced employment with ONI Systems on February 29, 2000. Mr. Page's salary on an annualized basis for 2000 is $300,000, which does not include a $30,000 bonus received upon commencement of employment.

                      Summary Compensation Table for 1999

                                                               Long-Term
                                                          Compensation Awards
                                                         ---------------------
                                             Annual
                                          Compensation   Restricted Securities
                                        ----------------   Stock    Underlying
     Name and Principal Positions        Salary   Bonus    Awards    Options
     ----------------------------       -------- ------- ---------- ----------
Hugh C. Martin......................... $270,001 $    --     --     1,215,834
 President and Chief Executive Officer

Terrence J. Schmid.....................  173,335      --     --       320,000
 Chief Financial Officer and Vice
  President, Finance and Administration
Hon Wah Chin...........................  182,820      --     --       200,000
 Chief Technology Officer

William R. Cumpston....................  191,666  85,000     --       800,000
 Senior Vice President, Engineering and
  Operations

                             Option Grants in 1999

   The following table sets forth grants of stock options in 1999 to the executive officers named in the summary compensation table above.

   All options granted generally vest over four years, either:

  . at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 2.083% each month thereafter; or

  . at the rate 2.083% of the shares subject to the option each month.

   Options expire ten years from the date of grant. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board as of the date of grant.

   Estimated values are computed by

  . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $22.00 per share, and

  . subtracting from that result the aggregate option exercise price.

   Potential realizable values are computed by

  . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $22.00 per share,

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option, and

  . subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

   The percentage of total options granted to employees in 1999 is based on options to purchase a total of 19,269,998 shares of common stock of ONI Systems granted to employees during 1999.

   Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and Administration effective April 28, 2000.

                                                                                   Potential Realizable Value
                         Number of  Percentage of                                    at Assumed Annual Rates
                         Securities Total Options                                  of Stock Price Appreciation
                         Underlying  Granted to   Exercise                               for Option Term
                          Options     Employees     Price   Expiration  Estimated  ----------------------------
Name                      Granted      in 1999    Per Share    Date       Value         5%            10%
----                     ---------- ------------- --------- ---------- ----------- ------------- --------------
Hugh C. Martin.......... 1,215,834      6.31%       $1.25    12/21/09  $25,228,556 $  42,050,448   $67,858,533

Terrence J. Schmid......   120,000      0.62         0.09      3/4/09    2,629,200     4,289,482     6,836,680
                           200,000      1.04         1.25    12/21/09    4,150,000     6,917,136    11,162,467

Hon Wah Chin............   100,000      0.52         0.09     7/15/09    2,191,000     3,574,568     5,697,233
                           100,000      0.52         1.25    12/21/09    2,075,000     3,458,568     5,581,233

William R. Cumpston.....   300,000      1.56         0.09      3/4/09    6,573,000    10,723,705    17,091,700
                           200,000      1.04         0.91     9/15/09    4,218,000     6,985,136    11,230,467
                           300,000      1.56         1.25    12/21/09    6,225,000    10,375,705    16,743,700

                             Option Grants in 2000

   The following table sets forth grants of stock options to new executive officers since December 31, 1999:

                                                                    Potential Realizable Value
                         Number of                                    at Assumed Annual Rates
                         Securities Exercise                        of Stock Price Appreciation
                         Underlying  Price                                for Option Term
                          Options     Per    Expiration  Estimated  ---------------------------
Name                      Granted    Share      Date       Value         5%            10%
----                     ---------- -------- ---------- ----------- ------------- --------------
Chris A. Davis.......... 1,000,000   $ 4.00    5/3/10   $18,000,000 $  31,835,682 $  53,062,334
Robert J. Jandro........   900,000     3.20    3/1/10    16,920,000    29,372,114    48,476,101
Andrew W. Page..........   300,000     3.20    3/1/10     5,640,000     9,790,705    16,158,700
                            50,000    10.00    5/3/10       600,000     1,291,784     2,353,117

     Aggregated Option Exercises in the Fiscal Year Ended December 31, 1999

   The following table presents the number of shares acquired and the value realized upon exercise of stock options during the fiscal year ended December 31, 1999.

   The value realized equals the fair market value of the purchased shares on the option exercise date, less the exercise price paid for those shares. None of the individuals named in the table below held any options at December 31, 1999. The shares acquired upon exercise of those options will be subject to repurchase by ONI Systems, at the original exercise price paid per share, if the optionee ceases service with ONI Systems before those shares have vested.

   Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and Administration effective April 28, 2000.

   In March 2000, Mr. Jandro acquired 900,000 shares of common stock on the exercise of an option and Mr. Page acquired 300,000 shares of common stock on the exercise of an option. Neither Mr. Jandro or Mr. Page had any value realized on their respective option grants. To date, Ms. Davis has not exercised any options.

                                                             Number of
                                                              Shares
                                                            Acquired on  Value
     Name                                                    Exercise   Realized
     ----                                                   ----------- --------
     Hugh C. Martin........................................  1,215,834  $     --

     Terrence J. Schmid....................................    320,000    98,400
     Hon Wah Chin..........................................    200,000    82,000

     William R. Cumpston...................................  1,300,000   656,000

Employee Benefit Plans

   1997 Stock Option Plan. As of March 31, 2000, options to purchase 318,088 shares of common stock were outstanding under our 1997 stock option plan. The options outstanding as of March 31, 2000 had a weighted average exercise price of $0.03 per share. The board of directors terminated this plan in April 1998, and no options have been granted under it since that time. Termination did not affect any outstanding options, all of which will remain outstanding and subject to the terms of our 1997 stock option plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1997 stock option plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   1998 Equity Incentive Plan. As of March 31, 2000, options to purchase 18,039,257 shares of common stock were outstanding under our 1998 equity incentive plan and 1,029,653 shares of common stock remained available for issuance upon the exercise of options that may be granted in the future. The options outstanding as of March 31, 2000 had a weighted average exercise price of $0.63 per share. Our 1998 equity incentive plan will terminate upon this offering, at which time our 2000 equity incentive plan will become effective. As a result, no options will be granted under our 1998 equity incentive plan after this offering. However, termination will not affect any outstanding options under our 1998 equity incentive plan, all of which will remain outstanding and subject to the terms of our 1998 equity incentive plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1998 equity incentive plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   1999 Equity Incentive Plan. As of March 31, 2000, options to purchase 986,000 shares of common stock were outstanding under our 1999 equity incentive plan and 348,166 shares of common stock remained available for issuance upon the exercise of options that may be granted in the future. The options outstanding as of March 31, 2000 had a weighted average exercise price of $0.96 per share. Our 1999 equity incentive plan will terminate upon this offering, at which time our 2000 equity incentive plan will become effective. As a result, no options will be granted under our 1999 equity incentive plan after this offering. However, termination will not affect any outstanding options under our 1999 equity incentive plan, all of which will remain outstanding and subject to the terms of our 1999 equity incentive plan and stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1999 equity incentive plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 equity incentive plan.

   2000 Equity Incentive Plan. Our 2000 equity incentive plan will become effective on the date of this prospectus and will serve as the successor to our 1998 equity incentive plan and our 1999 equity incentive plan. We have reserved 7,000,000 shares of common stock to be issued under this plan. In addition, shares under our 1997 stock option plan, 1998 equity incentive plan and 1999 equity incentive plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by us or that are issuable upon exercise of options that become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2000 equity incentive plan. Shares will again be available for grant and issuance under our 2000 equity incentive plan that:

  . are subject to issuance upon exercise of an option granted under our 2000 equity incentive plan that cease to be subject to the option for any reason other than exercise of the option;

  . have been issued upon the exercise of an option granted under our 2000 equity incentive plan that are subsequently forfeited or repurchased by us at the original purchase price;

  . are subject to an award granted under a restricted stock purchase agreement under our 2000 equity incentive plan that are subsequently forfeited or repurchased by us at the original issue price; or

  . are subject to a stock bonus granted under our 2000 equity incentive plan that terminates without shares being issued.

   On each January 1, the aggregate number of shares reserved for issuance under our 2000 equity incentive plan will increase automatically by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year.

   Our 2000 equity incentive plan will terminate after ten years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan authorizes the award of options, restricted stock awards and stock bonuses. No person is eligible to receive more than 1,000,000 shares in any calendar year under the plan other than a new employee of ONI Systems, who will be eligible to receive no more than 2,000,000 shares in the calendar year in which the employee commences employment.

   Our 2000 equity incentive plan will be administered by our compensation committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Also, our non-employee directors are entitled to receive automatic annual grants of options to purchase shares of our common stock, as described under "Management--Director Compensation".

   Our 2000 equity incentive plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of ONI Systems or of a parent or subsidiary of ONI Systems. All other awards other than incentive stock options may be granted to employees, officers, directors and consultants of ONI Systems or any parent or subsidiary of ONI Systems, provided the consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

   Options may be exercised only as they vest or may be immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted under our 2000 equity incentive plan is ten years.

   Awards granted under our 2000 equity incentive plan may not be transferred in any manner other than by will or by the laws of descent and distribution. They may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under our 2000 equity incentive plan generally may be exercised for a period of three months after the termination of the optionee's service to ONI Systems or a parent or subsidiary of ONI Systems. Options will generally terminate immediately upon termination of employment for cause.

   The purchase price for restricted stock will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of stated services or performance goals.

   2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. We have initially reserved 1,000,000 shares of common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under our 2000 employee stock purchase plan will increase automatically by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under our 2000 employee stock purchase plan may not exceed 10,000,000 shares.

   Our 2000 employee stock purchase plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

   Employees generally will be eligible to participate in our 2000 employee stock purchase plan if they are employed before the beginning of the applicable offering period and they are customarily employed by us, or our parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated parent or subsidiaries. Participation in our 2000 employee stock purchase plan will end automatically upon termination of employment for any reason.

   Under our 2000 employee stock purchase plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 15% of their compensation and are subject to maximum purchase limitations.

   Except for the first offering period, each offering period under our 2000 employee stock purchase plan will be for two years and consist of four six-month purchase periods. Offering periods and purchase periods will begin on February 1 and August 1 of each year. The first offering period is expected to begin on the first business day on which price quotations for common stock are available on the Nasdaq National Market. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be February 1 or August 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.

   Our 2000 employee stock purchase plan provides that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event will continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and duration of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

   Our 2000 employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan will terminate ten years from the date the plan was adopted by our board of directors, unless it is terminated earlier under the terms of the plan. The board of directors will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan.

   Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under our 2000 employee stock purchase plan. The board of directors will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board of directors.

   401(k) Plan. We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old are generally eligible to participate. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. There are no matching contributions under the plan. Contributions by the participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment-Related Agreements

   Hugh C. Martin. In January 1998, we entered into an at-will employment agreement with Mr. Martin. Mr. Martin initially received a base salary of $200,000 per year. Mr. Martin's current salary is $280,000 per year. He is also eligible to receive an annual performance bonus of up to 25% of his salary, which was guaranteed at $50,000 in 1998. In addition, we granted Mr. Martin a stock award to purchase 8.5% of our total capital stock, subject to vesting requirements. We also granted Mr. Martin a stock award to purchase 1.5% of our total capital stock, which vested according to attainment of 1998 and 1999 milestones. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Martin's stock award will become fully vested.

   Terrence J. Schmid. In February 1998, we entered into an at-will employment agreement with Mr. Schmid. Mr. Schmid resigned as our Chief Financial Officer and Vice President, Finance and Administration effective April 28, 2000. Mr. Schmid initially received a base salary of $140,000 per year. He was eligible to receive an annual performance bonus of up to 15% of his base salary, which was guaranteed at $20,000 in 1998. In connection with this agreement, Mr. Schmid purchased 533,332 shares of common stock, subject to vesting requirements.

   In March 2000, we entered into a separation agreement with Mr. Schmid in connection with his resignation. Under the terms of this agreement, we agreed to make a severance payment of $90,000 which was equal to six months of Mr. Schmid's final salary. We also agreed to waive our repurchase rights with respect to up to 106,662 shares of common stock.

   Chris A. Davis. In April 2000, we entered into an at-will employment agreement with Ms. Davis. Ms. Davis' initial and current salary is $400,000 per year. She received a signing bonus of $300,000. We also agreed to allow Ms. Davis to choose any one of these three alternatives:

  . an option to purchase 1,100,000 shares of common stock at an exercise price per share equal to the fair market value of common stock on the date of grant;

  . an option to purchase 1,000,000 shares of common stock at an exercise price per share of $4.00; or

  . an option to purchase 1,000,000 shares of common stock at an exercise price per share equal to the fair market value of common stock on the date of grant together with loan forgiveness in an amount up to $2,125,000 per year for four years if Ms. Davis chooses to exercise this option immediately with a promissory note.

She chose the second alternative. Her option is subject to vesting. Ms. Davis will be permitted to pay for the exercise of these options with a promissory note. In the event of a change of control of ONI Systems and an involuntary or constructive termination without cause of Ms. Davis' employment with us or our successor, 50% of the then-unvested shares subject to Ms. Davis' stock option will become fully vested.

   We have also agreed to loan, or guaranty a loan, of up to $3.0 million for the purchase of a principal residence by Ms. Davis. The loan will be secured by the residence and have a term of one year at an interest rate equal to the lowest legal rate. The loan must be repaid within 90 days of the termination of her employment.

   If we terminate Ms. Davis' employment without cause, she will be entitled to receive six months of her then-current salary, benefits and vesting of options. She will receive at least six months vesting if her employment is terminated within the first year of her employment.

   Hon Wah Chin. In June 1998, we entered into an at-will employment agreement with Mr. Chin. Mr. Chin initially received a base salary of $160,000 per year. Mr. Chin's current salary is $200,000 per year. He is also eligible to receive an annual performance bonus, which was guaranteed at $40,000 in 1998. In addition, we granted Mr. Chin a stock award to purchase 674,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Chin's stock award and 50% of any other then unvested securities granted to Mr. Chin by us will become fully vested.

   If we terminate Mr. Chin's employment without cause, he will be entitled to receive six months of his then-current salary, benefits and vesting of options.

   William R. Cumpston. In August 1998, we entered into an at-will employment agreement with Mr. Cumpston. Mr. Cumpston initially received a base salary of $175,000 per year. Mr. Cumpston's current salary is $225,000 per year. He also received a signing bonus of $45,000 and is eligible to receive an annual performance bonus of at least $40,000. In addition, we granted Mr. Cumpston an option to purchase 500,000 shares of common stock, subject to vesting requirements.

   Michael A. Dillon. In October 1999, we entered into an at-will employment agreement with Mr. Dillon. Mr. Dillon's initial and current salary is $200,000 per year. In addition, Mr. Dillon received a signing bonus of $50,000 and we granted Mr. Dillon an option to purchase 300,000 shares of our common stock, subject to vesting requirements. We also granted Mr. Dillon an option to purchase an additional 20,000 shares of common stock, which is not subject to any vesting requirements. In the event of a change in control of ONI Systems, 25% of the then-unvested shares subject to Mr. Dillon's stock option and 25% of the then-unvested shares of any other securities granted to Mr. Dillon by us will become fully vested.

   If we terminate Mr. Dillon's employment without cause during his first 12 months of employment, he will be entitled to receive six months of his then-current salary, benefits and vesting of options.

   Robert J. Jandro. In February 2000, we entered into an at-will employment agreement with Mr. Jandro. Mr. Jandro's initial and current salary is $295,000 per year. He is also eligible to receive an incentive bonus of up to $200,000. We also granted Mr. Jandro an option to purchase 900,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 25% of the then-unvested shares subject to Mr. Jandro's stock option and 25% of the then-unvested shares of any other securities granted to Mr. Jandro by us will become fully vested.

   If we terminate Mr. Jandro's employment without cause during his first 12 months of employment, he will be entitled to receive six months of his base salary.

   Andrew W. Page. In February 2000, we entered into an at-will employment agreement with Mr. Page. Mr. Page's initial and current salary is $300,000 per year. He also received a signing bonus of $30,000, and we granted him an option to purchase 300,000 shares of common stock, subject to vesting requirements. In the event of a change in control of ONI Systems, 50% of the then-unvested shares subject to Mr. Page's stock option and 50% of the then-unvested shares of any other securities granted to Mr. Page by us will become fully vested.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our certificate of incorporation and bylaws provide that a director shall not be personally liable for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

  . we may indemnify our employees and agents as set forth in the Delaware
    General Corporation Law, subject to very limited exceptions;

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding;

  . we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  . the rights conferred in the bylaws are not exclusive.

   In addition to the indemnification required in our certificate of incorporation and bylaws, before the completion of this offering, we entered into indemnity agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

   The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management", and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Optivision Spin-Out

   In October 1997, Optical Networks, Incorporated, our California predecessor, was formed as a subsidiary of Optivision, Inc. In exchange for assets related to the optical development business and related liabilities, Optivision received 11,565,752 shares of our common stock and 8,000,000 shares of our Series A preferred stock. In addition to the shares of capital stock delivered to Optivision, we executed and delivered a $90,000 promissory note in favor of Optivision that was subsequently cancelled by Optivision upon payment.

   In December 1997, we were spun out of Optivision and Optivision distributed some of its holdings of our common stock and preferred stock to Optivision shareholders. Holders of Optivision common stock and Series A preferred stock received one share of our common stock for every share of Optivision common stock or Series A preferred stock held, for an aggregate of 11,565,752 shares. Holders of Optivision Series B preferred stock received one share of our Series A preferred stock for every share of Optivision Series B preferred stock held, for an aggregate of 4,000,000 shares. Optivision also retained 4,000,000 shares of our Series A preferred stock. In January 1998, all of the shares of our Series A preferred stock were converted into Series B preferred stock on a one-for-one basis.

   In connection with the spin-out, we have reserved, and are obligated to issue for no additional consideration, shares of our common stock upon the exercise of the warrants to purchase capital stock of Optivision. In October 1997, ADC Telecommunications, Inc., a holder of Optivision Series B preferred stock, entered into an agreement with Optivision that granted ADC registration, information and other rights related to the Series A preferred stock distributed to ADC as part of the spin-out. These rights were amended upon conversion of its Series A preferred stock to Series B preferred stock.

   In January 1998, as a condition to the closing of our Series B and C financings, we entered into agreements with Optivision granting us certain additional assets, related liabilities and a license to technology and assigning technology to us. In July 1998, we completed an agreement with Optivision, under which it transferred contracts between the United States government and Optivision to us.

   In January 1998, Optivision sold 2,666,667 shares of our Series B preferred stock to Kleiner Perkins Caufield & Byers and its affiliates and Mohr, Davidow Ventures and its affiliates, for an aggregate purchase price of $2.0 million. In March 1998, we repurchased the remaining shares of our stock owned by Optivision, consisting of 1,333,333 shares of our Series B preferred stock, for an aggregate purchase price of $1.0 million. Optivision does not currently own any shares of ONI Systems.

Preferred Stock Financings

   Since our inception, we have issued shares of preferred stock in private placement transactions involving related parties as follows:

  . from December 1997 to March 1998, we sold 18,128,843 shares of Series B preferred stock for approximately $0.24 per share, issued 8,000,000 shares of Series B preferred stock upon conversion of all outstanding shares of Series A preferred stock and repurchased 1,333,333 shares of Series B preferred stock;

  . from December 1997 to March 1998, we sold 2,733,332 shares of Series C preferred stock for approximately $0.75 per share;

  . from December 1998 to May 1999, we sold 26,284,024 shares of Series E preferred stock for approximately $0.91 per share;

  . in September 1999, we sold 8,249,468 shares of Series F preferred stock for approximately $1.82 per share; and

  . from December 1999 to March 2000, we sold 12,163,418 shares of Series G preferred stock for approximately $6.32 per share.

   Purchasers of our preferred stock include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock or entities affiliated with them. The following table presents the number of shares and price per share for each of these purchasers. The number of total shares on an as-converted basis reflects a one-to-one conversion to common stock ratio for each share of Series B, Series C, Series E, Series F and Series G preferred stock. Mr. Compton, a director of ONI Systems, is also a general partner of Kleiner Perkins Caufield & Byers. Mr. Compton disclaims beneficial ownership of shares held by Kleiner Perkins and affiliates except to the extent of his interest in Kleiner Perkins and affiliates. Mr. Feiber, a director of ONI Systems, is also a general partner of Mohr, Davidow Ventures. Mr. Feiber disclaims beneficial ownership of shares held by Mohr, Davidow Ventures and affiliates except to the extent of his interest in Mohr, Davidow Ventures and affiliates. The shares held by Williams Communications, Inc. include 142,460 shares of Series G preferred stock held by Mr. Bross. Mr. Bross is a director of ONI Systems and serves as Senior Vice President and Chief Technology Officer of Williams Communications. Mr. Bross disclaims beneficial ownership of shares held by Williams Communications and Williams Communications disclaims benefical ownership of the shares held by Mr. Bross.

                                                                               Total
                          Series B  Series C  Series E  Series F  Series G  Common Stock
       Purchaser          Preferred Preferred Preferred Preferred Preferred  Equivalent
       ---------          --------- --------- --------- --------- --------- ------------
Kleiner Perkins Caufield
 & Byers and affiliates
 (Kevin R. Compton).....  9,824,680   666,666 1,917,808 1,256,668       --   13,665,822
Mohr, Davidow Ventures
 and affiliates
 (Jonathan D. Feiber)...  9,824,680   666,666 1,917,808 1,256,668 1,266,322  14,932,144
Hon Wah Chin............        --        --     44,000    33,000     8,000      85,000
Michael A. Dillon.......        --        --        --        --      4,000       4,000
Andrew W. Page..........        --        --        --        --    150,000     150,000
Williams Communications
 (Mathew W. Bross)......        --        --        --        --  1,725,364   1,725,364
James F. Jordan.........        --  1,333,334       --        --        --    1,333,334
Gregory B. Maffei.......                                            160,000     160,000
Price per share.........      $0.24     $0.75     $0.91     $1.82     $6.32

Registration Rights

   We have entered into an investors' rights agreement with each of the purchasers of preferred stock set forth above. Under this agreement, these and other stockholders are entitled to registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock upon the closing of this offering. Following this offering, holders of 80,827,487 shares of our common stock will be entitled to registration rights with respect to the shares of common stock, based on an assumed private placement price of $22.00 per share. See "Description of Capital Stock--Registration Rights".

Loans to Executive Officers and Directors in Connection with Exercise of
Options

   In connection with the option exercises described under "Management-- Director Compensation" and "Management--Executive Compensation", the following executive officers and directors delivered promissory notes, each with a five-year term, in the amounts and bearing interest as indicated below:

   In December 1999, we made a loan to Hugh C. Martin, our Chairman, President and Chief Executive Officer, in connection with his exercise of an option to acquire 1,215,834 shares of common stock, for an aggregate purchase price of $1,519,793. The loan is evidenced by a promissory note in the principal amount of $1,519,793, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November and December 1999, we made two loans to Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, in connection with his exercise of options to acquire 120,000 shares and 200,000 shares, respectively, of common stock, for an aggregate purchase price of $260,800. The loans are evidenced by a promissory note in the principal amount of $10,800, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, and a promissory note in the principal amount of $250,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November 1999, we made three loans to William R. Cumpston, our Senior Vice President, Engineering and Operations, in connection with his exercise of options to acquire 1,000,000 shares of common stock, for an aggregate purchase of $254,000. The loans are evidenced by a promissory note in the principal amount of $45,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year, a promissory note in the principal amount of $182,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year and a promissory note in the principal amount of $27,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In December 1999, we made another loan to Mr. Cumpston, in connection with his exercise of an option to acquire 300,000 shares of common stock, for an aggregate purchase price of $375,000. The loan is evidenced by a promissory note in the principal amount of $375,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November 1999, we made a loan to Hon Wah Chin, our Chief Technical Officer, in connection with his exercise of options to acquire 100,000 shares of common stock, for an aggregate purchase price of $9,000. The loan is evidenced by a promissory note in the principal amount of $9,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In December 1999, we made another loan to Mr. Chin in connection with his exercise of an option to acquire 100,000 shares of common stock, for an aggregate purchase price of $125,000. The loan is evidenced by a promissory note in the principal amount of $125,000, with interest compounded annually on the unpaid balance at a rate of 6.20% per year.

   In November 1999, we made a loan to Michael A. Dillon, our Vice President and General Counsel, in connection with his exercise of an option to acquire 300,000 shares of common stock, for a purchase price of $273,000. The loan is evidenced by a promissory note in the principal amount of $273,000, with interest compounded annually on the unpaid balance at a rate of 6.08% per year. In

February 2000, we made another loan to Mr. Dillon in connection with his exercise of an option to acquire 70,000 shares of common stock. The loan is evidenced by a promissory note in the principal amount of $87,500, with interest compounded annually at a rate of 6.56% per year.

   In March 2000, we made a loan to Robert J. Jandro, our Executive Vice President, Worldwide Sales and Marketing, in connection with his exercise of an option to acquire 900,000 shares of common stock, for a purchase price of $2,880,000. The loan is evidenced by a promissory note in the principal amount of $2,880,000, with interest compounded annually on the unpaid balance at a rate of 6.80% per year.

   In March 2000, we made a loan to Andrew W. Page, our Vice President, Corporate Development, in connection with his exercise of an option to acquire 300,000 shares of common stock for a purchase price of $960,000. The loan is evidenced by a promissory note in the principal amount of $960,000, with interest compounded annually on the unpaid balance at a rate of 6.80% per year.

Sales of Restricted Common Stock and Any Related Loans to Executive Officers and Directors

   We made the following additional sales of securities to executive officers and directors. Unless otherwise noted:

  . shares vest over a four-year period and we have a repurchase option for unvested shares;

  . in the event of a change of control of ONI Systems, our repurchase option will lapse as to 50% of the then-unvested shares; and

  .  the associated promissory notes have five-year terms.

   In January 1998, Hugh C. Martin, our Chairman, President and Chief Executive Officer, purchased 4,066,540 shares of common stock for $0.005 per share. Mr. Martin paid for the shares with a promissory note in the principal amount of $19,696 with interest compounded annually on the unpaid balance at a rate of 6.13% per year due on the earlier of ten years from issuance or 180 days following termination of employment.

   In January 1998, Hugh C. Martin purchased 717,624 shares of common stock for $0.005 per share. Mr. Martin paid for the shares with a promissory note in the principal amount of $3,476 with interest compounded annually on the unpaid balance at a rate of 6.13% per year due on the earlier of ten years from issuance or 180 days following termination of employment. The shares under the agreement vest based on achievement of 1998 milestones and 1999 milestones. The milestones were achieved and our repurchase option has lapsed.

   In February 1998, Terrence J. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration, purchased 533,332 shares of our common stock for $0.08 per share. Mr. Schmid paid for the shares with a promissory note in the principal amount of $40,000 with interest compounded annually on the unpaid balance at a rate of 5.93% per year due on the earlier of ten years from issuance or 210 days following this offering.

   In November 1998, Hon Wah Chin, our Chief Technical Officer, purchased 674,000 shares for $0.09 per share. Mr. Chin paid for the shares with a promissory note in the principal amount of $59,413 with interest compounded semi-annually on the unpaid balance at a rate of 4.46% per year.

   In December 1999, Michael A. Dillon, our Vice President, General Counsel and Secretary, purchased 20,000 shares for $0.91 per share. Mr. Dillon paid for the shares with a promissory note in the principal amount of $18,200 with interest compounded annually on the unpaid balance at a rate of 6.20% per year. We have no repurchase right for these shares.

Persons or Entities Related to Our Officers and Directors

   In addition to the sales of securities previously described, we have entered into agreements with affiliates of our officers and directors.

   Williams Communications, Inc. is a stockholder of ONI Systems. Mathew W. Bross, one of our directors, serves as Senior Vice President and Chief Technology Officer of Williams Communications, Inc. In March 2000, we entered into a purchase and license agreement with Williams Communications, in which Williams Communications may, but is not obligated to, purchase $30.0 million of our products. The agreement also provides that Williams Communications will purchase $1,215,506 of our products during the first quarter of calendar year 2000. The agreement expires June 30, 2001, unless earlier terminated by the parties. In December 1999, we also executed a redemption and repurchase agreement with Williams Communications, which provides us with the right to repurchase, if Williams Communications fails to purchase $30.0 million of our products and services by June 30, 2001, at $6.32 per share, the shares of Series G preferred stock owned by Williams Communications, which are convertible into 1,582,904 shares of common stock. The agreement also provided Williams Communications with the right to require us to redeem the shares held by it at $8.50 per share, which right lapsed upon completion of lab trials for our ONLINE9000 product in March 2000.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information as to the beneficial ownership of common stock as of March 31, 2000 and as adjusted to reflect the sale of common stock in this offering by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  . each of our directors;

  . each of our named executive officers; and

  . all of our directors and executive officers as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each listed stockholder is c/o ONI Systems Corp., 166 Baypointe Parkway, San Jose, California 95134-1621.

   The percentage of common stock outstanding as of March 31, 2000 is based on 114,138,775 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock. The percentage of common stock outstanding following this offering is based on 123,877,066 shares of common stock outstanding assuming an initial public offering price of $22.00 per share.

                                                         Percentage of
                                                      Outstanding Shares
                                                      Beneficially Owned
                                                      ---------------------
                                    Number of Shares   Before       After
Name of Beneficial Owner           Beneficially Owned Offering    Offering
------------------------           ------------------ ---------   ---------
Jonathan D. Feiber (1)............     14,932,144            13.1        12.1
  Mohr, Davidow Ventures and
   affiliates
Kevin R. Compton (2)..............     13,665,822            12.0        11.0
  Kleiner Perkins Caufield & Byers
   and affiliates
Hugh C. Martin (3)................      5,999,998             5.3         4.8
Matthew W. Bross (4)..............      1,905,364             1.7         1.5
  Williams Communications, Inc.
James F. Jordan (5)...............      1,873,334             1.6         1.5
William R. Cumpston (6)...........      1,252,000             1.1         1.0
Hon Wah Chin (7)..................        954,000               *           *
Terrence J. Schmid (8)............        277,050               *           *
Gregory B. Maffei (9).............        280,000               *           *
All executive officers and
 directors
 as a group (12 persons) (10).....     42,606,662            37.3        34.4

--------
  *  Represents beneficial ownership of less than 1%

 (1) Represents 12,709,218 shares held by held by Mohr, Davidow Ventures V, L.P., 1,266,322 shares held by Mohr, Davidow Ventures V-L, L.P. and 956,604 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P. and the shares represented exclude 346,348 shares held by the Mohr Family Trust UTA dated 8/5/1985, 10,000 shares held by the Sarah H. Mohr Trust UTA dated 9/19/97, and 10,000 shares held by the Hope
     A. Mohr Trust

    UTA dated 9/19/97. Mohr, Davidow Ventures disclaims beneficial ownership of the shares held by the Mohr Family Trust, the Sarah H. Mohr Trust and the Hope A. Mohr Trust and these trusts disclaim beneficial ownership of the shares held by the Mohr, Davidow Ventures entities. Jonathan
    D. Feiber, a director of ONI Systems, is also a general partner of Mohr, Davidow Ventures. Mr. Feiber disclaims beneficial ownership of shares held by Mohr, Davidow Ventures and affiliates except to the extent of his interest in Mohr, Davidow Ventures and affiliates. The address of Mohr, Davidow Ventures and Mr. Feiber is 2775 Sand Hill Road, Suite 240,
    Menlo Park, California 94025.

 (2) Represents 12,709,828 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 614,350 shares held by KPCB VIII Founders Fund and 341,644 shares held by KPCB Information Sciences Zaibatsu Fund II. Kevin R. Compton, a director of ONI Systems, is also a general partner of Kleiner Perkins Caufield & Byers. Mr. Compton disclaims beneficial ownership of shares held by KPCB and affiliates except to the extent of his interest in KPCB and affiliates. The address of Kleiner Perkins Caulfield & Byers and Mr. Compton is 2750 Sand Hill Road, Menlo Park, California 94025.

 (3) Represents 5,886,998 shares held by Mr. Martin, 45,000 shares held by the Hugh C. Martin 2000 Grantor Retained Annuity Trust under agreement dated March 23, 2000, 45,000 shares held by the Moira C. Martin 2000 Grantor Retained Annuity Trust under agreement dated March 23, 2000 and 3,000 shares held by The Martin Family 2000 Irrevocable Trust under agreement dated March 23, 2000. Includes 1,863,831 shares subject to a repurchase right that lapses at a rate of 84,719 shares per month until January 2002. Includes 1,139,844 shares subject to a repurchase right that lapses at a rate of 25,329 shares per month until December 2003.

 (4) Represents 142,460 shares held by Matthew W. Bross Revocable Trust and 1,582,904 shares held by Williams Communications, Inc. Mr. Bross serves as Senior Vice President and Chief Technology Officer of Williams Communications and disclaims beneficial ownership of shares held by it. Includes 180,000 shares subject to a repurchase right that lapses as to 45,000 shares in November 2000 and lapses at a rate of 3,750 shares per month thereafter until November 2003.

 (5) Includes 180,000 shares held by Mr. Jordan subject to a repurchase right that lapses at a rate of 7,500 shares per month until March 2002. Includes 90,000 shares subject to a repurchase right that lapses at a rate of 5,000 shares per month until October 2001.

 (6) Represents 1,190,000 shares held by Mr. Cumpston, 30,000 shares held by the William R. Cumpston 2000 Grantor Annuity Trust under agreement dated February 21, 2000, 30,000 shares held by Christine S. Cumpston 2000 Grantor Annuity Trust under agreement dated February 21, 2000 and 2,000 shares held by The Cumpston Children's 2000 Trust under agreement dated February 21, 2000. Includes 312,500 shares subject to a repurchase right that lapses at a rate of 10,416 shares per month until September 2002. Includes 212,500 shares subject to a repurchase right that lapses at a rate of 6,250 shares per month until January 2003. Includes 200,000 shares subject to a repurchase right that lapses as to 50,000 shares in September 2000 and lapses at a rate of 4,166 shares per month until September 2003. Includes 281,250 shares subject to a repurchase right that lapses at a rate of 6,250 shares per month until December 2003.

 (7) Includes 379,125 shares held by Mr. Chin subject to a repurchase right that lapses at a rate of 14,041 shares per month until June 2002. Includes 100,000 shares subject to a repurchase right that lapses as to 25,000 shares in July 2000 and lapses at a rate of 2,083 shares per month thereafter until July 2003. Includes 93,750 shares subject to a repurchase right that lapses at a rate of 2,083 shares per month until December 2003.

 (8) Reflects our repurchase on April 28, 2000 of all unvested shares of common stock held by Mr. Schmid.

 (9) Includes 120,000 shares held by Mr. Maffei subject to a repurchase right that lapses as to 40,000 shares in March 2001 and lapses at a rate of 3,333 shares per month thereafter until March 2003.

(10) Includes shares held by entities affiliated with directors as described in notes 1, 2 and 4 and shares issuable upon exercise of options exercisable within 60 days of March 31, 2000. Excludes 1,000,000 shares subject to an option which we granted to Chris A. Davis, our Executive Vice President, Chief Financial and Administrative Officer. Also excludes shares held by Mr. Schmid, our former Chief Financial Officer and Vice President, Finance and Administration.

                          DESCRIPTION OF CAPITAL STOCK

   Immediately following the closing of this offering, our authorized capital stock will consist of:

  . 700,000,000 shares of common stock, $0.0001 par value per share; and

  . 10,000,000 shares of preferred stock, $0.0001 par value per share.

   As of March 31, 2000, and assuming the conversion of all outstanding preferred stock into common stock, there were outstanding:

  . 114,138,775 shares of common stock held by approximately 480 stockholders, of which 10,096,968 shares were subject to our right of repurchase;

  . options to purchase 19,343,345 shares of common stock; and

  . warrants to purchase 1,434,394 shares of common stock.

   The number of shares of common stock outstanding as of March 31, 2000 does not include:

  . 1,101,928 shares of common stock into which the shares of Series H preferred stock sold to Sun Microsystems in May 2000 will automatically convert upon completion of this offering, based on an assumed public offering price of $22.00 per share;

  . 181,818 shares of common stock issuable to Internet Initiative Japan upon the closing of a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share; and

  . 454,545 shares of common stock issuable to CCT Telecom upon the closing of a private placement, concurrent with this offering, based on an assumed private placement price of $22.00 per share.

Common Stock

   Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine.

   Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for certain matters. For a description of these matters, see "--Anti-Takeover Provisions".

   Cisco Systems, Inc., a holder of preferred stock that will convert into 4,969,148 shares of common stock upon the closing of this offering, is subject to voting restrictions that provide that Cisco and its affiliates must vote, in certain transactions, all shares owned by them in the same proportion as other shares voted in the same class in a class vote, or in the same proportion as all shares voted in a vote in which common stock and preferred stock vote together as a single class. These transactions include mergers, reorganizations, ONI Systems being acquired, or an underwritten public offering of our securities. In addition, Cisco may not exercise any dissenter's or appraisal rights. These restrictions have no termination date.

   No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

   Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of ONI Systems, the holders of our common stock are entitled to share ratably among themselves in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

   Upon the closing of this offering, each outstanding share of our preferred stock will be converted into shares of common stock. See notes 9 and 13 of notes to our consolidated financial statements for a description of preferred stock.

   Following this offering, we will be authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of ONI Systems and might adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

   Warrants to purchase 1,434,394 shares of common stock were outstanding as of March 31, 2000. All warrants to purchase preferred stock will automatically convert into warrants to purchase a like number of shares of common stock upon the closing of this offering.

   In December 1999, we issued to a customer a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share. If not sooner exercised, this warrant will remain outstanding until six years from the date of the warrant agreement.

   In February 1999, we issued to an equipment finance company warrants to purchase 277,926 shares of Series B preferred stock at an exercise price of $0.88 per share. If not sooner exercised, these warrants will remain outstanding for the lesser of five years after the completion of this offering or ten years from the date of the warrant agreements.

   In February 2000, we issued to a customer a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. If not sooner exercised, this warrant will remain outstanding until seven years from the date of the warrant agreement.

   In March 2000, we issued to our outside counsel a warrant to purchase 200,000 shares of common stock at an exercise price of $15.00 per share. If not sooner exercised, this warrant will remain outstanding until March 2004.

   In connection with our spin-out from Optivision in December 1997, we are obligated to issue 233,468 shares of common stock to an equipment finance company upon the exercise by the finance company of its warrants to purchase capital stock of Optivision. See "Related Party Transactions--Optivision Spin-out". We will not receive any proceeds from the exercise of these warrants. If not sooner exercised, 88,890 shares subject to the warrants will remain outstanding until January 2002 and 144,578 shares subject to the warrants will remain outstanding until September 2003.

Registration Rights

   Following this offering, the holders of 80,827,487 shares of common stock, based upon an assumed initial public offering price of $22.00 per share, will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.

   Demand registration rights. At any time after six months following the expiration of the lock-up agreements in connection with this offering, the holders of at least 50% of the shares having registration rights can request that we register all or a portion of their shares, so long as such registration covers at least 33% of their shares or the total offering price of the shares to the public is at least $5.0 million. See "Share Eligible for Future Sale--Lock-up Agreements". We will only be required to file two registration statements in response to their demand registration rights if both registration statements have been declared effective. We may postpone the filing of a registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders.

   Piggyback registration rights. If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders to be included in the registration statement due to marketing reasons.

   Form S-3 registration rights. The holders of the shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 or any successor form and if the total price of the shares offered to the public is at least $1.0 million. We may postpone the filing of a Form S-3 registration statement for up to 120 days once in a 12 month period if we determine that the filing would be seriously detrimental to us and our stockholders. We may also postpone the filing of a Form S-3 registration statement if within the preceding six months, we have already effected a registration on Form S-3.

   We will pay all expenses incurred in connection with the registrations described above, except that we will not be required to pay for expenses incurred under exercise of stockholders' demand registration rights if the holders of these rights subsequently withdraw their request for registration.

   Holders of these registration rights have waived the exercise of these registration rights for 180 days following the date of this prospectus.

   In addition to these registration rights, holders of warrants exercisable for 1,156,468 shares of common stock will have registration rights for the shares of common stock issuable upon the exercise of their warrants. See "-- Warrants".

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or preventing another person from acquiring control of ONI Systems.

 Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

  . the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   This section may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts to acquire us that might result in a premium over the market price for the shares of stock held by stockholders.

 Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws provide that:

  . following the completion of this offering, no action may be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and stockholders may not act by written consent;

  . following the completion of this offering, the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and ability of stockholders to take action;

  . stockholders may not fill vacancies on the board, unless the board of directors determines by resolution that any of these vacancies will be filled by the stockholders;

  . following the completion of this offering, our board of directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. For more information on the classification of our board, please see "Management--Board Composition"; and

  . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

California Foreign Corporation Law

   Section 2115 of the California Corporations Code provides that under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as quasi-California corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

  . the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution; or

  . the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities, and the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those year, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

   Following this offering, we will be exempt from the application of Section 2115 if our voting stock is held by more than 800 stockholders of record.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "ONIS".

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the completion of this offering, we will have 123,877,066 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, no exercise of outstanding options or warrants and an initial public offering price of $22.00 per share. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 115,877,066 shares of common stock will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

     Number of
      Shares                               Comment
     ---------                             -------
       849,636 After the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up.

   101,125,721 After 180 days from the date of this prospectus, the 180-day lock-up terminates and these shares are saleable under Rule 144
               (subject in some cases to volume limitations), Rule 144(k) or Rule 701 (subject in some cases to a right of repurchase by ONI
               Systems).

     9,707,206 On December 22, 2000, these shares are saleable under Rule 144.

     1,009,180 On December 24, 2000, these shares are saleable under Rule 144.

     1,108,032 On December 30, 2000, these shares are saleable under Rule 144.

       339,000 On March 9, 2001, these shares are saleable under Rule 144.

     1,101,928 On May 9, 2001, these shares are saleable under Rule 144.

       636,363 One year after the closing of this offering, these shares are saleable under Rule 144.

   Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become salable at a sooner date, as described further below.

Lock-up Agreements

   ONI Systems and holders of approximately 99.1% of our common stock, including each of our officers and directors, have agreed, subject to specified exceptions, not to, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options to acquire shares of our common stock during the 180-day period following the date of this offering. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting".

   Except for shares held by executive officers, the 180-day restriction will expire as to 10% of the shares subject to the restriction, or 8,477,114 shares, on the later of September 6, 2000 or the 90th day after the date of this prospectus, if the reported last sale price of our common stock on the Nasdaq National Market for 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share. The 180-day restriction will also expire as to an additional 25% of the shares subject to the restriction, or 25,281,430 shares, on the date that is two days after we have made our financial statements for the fiscal quarter ending September 30, 2000 publicly available, if the reported last sale price of our common stock on the Nasdaq National Market for 20 of the 30 trading days ending on the last trading day preceding that date is at least twice the initial public offering price per share. We adopted an insider trading policy under which employees are prohibited from selling shares from the 30th day prior to the end of each quarter until the second day following the release of financial results for the quarter. As a result, the release of shares held by them under lock-up agreements may be delayed until our insider trading policy permits such sales.

Rule 144

   In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately 1,238,771 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

   In general, under Rule 701 of the Securities Act, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale at the expiration of such agreements.

Stock Options

   As of March 31, 2000, options to purchase a total of 19,343,345 shares of common stock were outstanding. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock subject to outstanding options, all shares of our common stock issued upon exercise of stock options and all shares of our common stock issuable under our stock option and employee stock purchase plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreement described above. See "Management--Employee Benefit Plans".

Registration Rights

   Following this offering, subject to specified blackout periods, holders of 80,827,487 shares of outstanding common stock, based on an assumed private placement price of $22.00 per share, will have two demand registration rights with respect to their shares of our common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of our common stock under the Securities Act, or rights to participate in any future registration of securities by us. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights".

                                  UNDERWRITING

   ONI Systems and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to some conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Banc of America Securities LLC, Chase Securities Inc. and FleetBoston Robertson Stephens Inc. are the representatives of the underwriters.

                                                                       Number of
                              Underwriters                              Shares
                              ------------                             ---------
   Goldman, Sachs & Co................................................
   Banc of America Securities LLC.....................................
   Chase Securities Inc...............................................
   FleetBoston Robertson Stephens Inc. ...............................
                                                                       ---------
     Total............................................................ 8,000,000
                                                                       =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,200,000 shares from ONI Systems to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by ONI Systems. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                          Paid by ONI Systems
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share.............................................    $            $
Total.................................................    $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   ONI Systems and its directors, officers, employees and other stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and except as described in "Shares Eligible for Future Sale". This restriction does not apply to any issuances under ONI Systems' existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

   Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among ONI Systems and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be ONI Systems' historical performance, estimates of the business potential and earnings prospects of ONI Systems, an assessment of the management of ONI Systems and the consideration of the above factors in relation to market valuation of companies in related businesses.

   ONI Systems' common stock has been approved for quotation on the Nasdaq National Market under the symbol "ONIS".

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of this underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   At the request of ONI Systems, the underwriters are reserving up to 960,000 shares of common stock for sale at the initial public offering price to individuals designated by ONI Systems who have expressed an interest in purchasing the shares of common stock in the offering through a directed share program. The number of shares available for sale to the general public in the pubic offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   ONI Systems estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

   ONI Systems has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   Chase Venture Capital Associates, L.P., an entity affiliated with Chase Securities Inc., beneficially owns 3,287,672 shares of Series E preferred stock and 329,978 shares of Series F preferred stock. Paul Johnson, a managing director of FleetBoston Robertson Stephens Inc., one of the underwriters, beneficially owns 54,796 shares of Series E preferred stock and 54,996 shares of Series F preferred stock.

                            VALIDITY OF COMMON STOCK

   The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for ONI Systems by Fenwick & West LLP, Palo Alto, California. As of the date of this prospectus, Fenwick & West LLP and its affiliates beneficially own or have the right to purchase an aggregate of 309,996 shares of our common stock. The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule of ONI Systems Corp. as of December 31, 1998 and 1999 and for the period from October 20, 1997 (inception) to December 31, 1997, and for each of the years in the two year period ended December 31, 1999 and the financial statements of Object-Mart, Inc. as of, and for the year ended, December 31, 1998 and for the six month period ended June 29, 1999, have been included in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549 and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

   We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                               ONI SYSTEMS CORP.

                         INDEX TO FINANCIAL STATEMENTS

ONI Systems Corp. Consolidated Financial Statements
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statements of Operations...................................  F-4
  Consolidated Statements of Cash Flows...................................  F-5
  Consolidated Statements of Stockholders' (Deficit) Equity...............  F-6
  Notes to Consolidated Financial Statements..............................  F-9

Object-Mart, Inc. Financial Statements
  Independent Auditors' Report............................................ F-26
  Balance Sheet........................................................... F-27
  Statements of Operations................................................ F-28
  Statements of Cash Flows................................................ F-29
  Statements of Shareholders' Equity...................................... F-30
  Notes to Financial Statements........................................... F-31

Unaudited Pro Forma Combined Condensed Statement of Operations
  Introduction to Unaudited Pro Forma Combined Condensed Statement of
   Operations............................................................. F-36
  Unaudited Pro Forma Combined Condensed Statement of Operations.......... F-37
  Notes to Unaudited Pro Forma Combined Condensed Statement of
   Operations............................................................. F-38

                          Independent Auditors' Report

The Board of Directors
ONI Systems Corp.:

   We have audited the accompanying consolidated balance sheets of ONI Systems Corp. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 20, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONI Systems Corp. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 20, 1997 (inception) to December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
March 9, 2000, except for Note 13
which is as of May 9, 2000

                               ONI SYSTEMS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                December 31,              March 31, 2000
                          -------------------------  --------------------------
                             1998          1999         Actual      Pro Forma
                          -----------  ------------  ------------  ------------
                                                            (unaudited)
         ASSETS
         ------
 Current assets:
  Cash and cash
   equivalents..........  $19,091,688  $ 80,022,591  $ 50,307,041  $ 50,307,041
  Accounts receivable...    1,092,853       163,434     3,928,630     3,928,630
  Inventory.............          --      9,648,856    20,783,774    20,783,774
  Prepaid expenses and
   other current
   assets...............      110,503       770,979       956,609       956,609
                          -----------  ------------  ------------  ------------
    Total current
     assets.............   20,295,044    90,605,860    75,976,054    75,976,054
 Property and equipment.    1,016,698     5,314,990    15,796,067    15,796,067
 Other assets...........          500        24,246        20,678        20,678
 Intangibles............          --        737,500       526,250       526,250
 Goodwill...............          --      4,259,879     3,549,899     3,549,899
                          -----------  ------------  ------------  ------------
    Total assets........  $21,312,242  $100,942,475  $ 95,868,948  $ 95,868,948
                          ===========  ============  ============  ============

 LIABILITIES AND STOCK-
         HOLDERS'
          EQUITY
 ----------------------

 Current liabilities:
  Accounts payable......  $   201,647  $  2,594,555  $  6,014,071  $  6,014,071
  Accrued liabilities...      426,365     6,086,784    10,570,313    10,570,313
  Deferred revenue......          --            --        119,490       119,490
  Current portion of
   capital lease
   obligations..........       40,002       166,612       170,905       170,905
                          -----------  ------------  ------------  ------------
    Total current
     liabilities........      668,014     8,847,951    16,874,779    16,874,779
 Capital lease
  obligations, less
  current portion.......       79,322       366,704       295,378       295,378
                          -----------  ------------  ------------  ------------
    Total liabilities...      747,336     9,214,655    17,170,157    17,170,157
                          -----------  ------------  ------------  ------------
 Commitments and
  contingencies

 Stockholders' equity:
  Convertible preferred
   stock, $0.0001 par
   value per share;
   61,786,664 shares
   authorized at
   December 31, 1998
   and 80,309,408
   shares authorized at
   December 31, 1999
   and March 31, 2000;
   50,580,190,
   78,855,900 and
   79,194,900 shares
   issued and
   outstanding at
   December 31, 1998
   and 1999 and March
   31, 2000,
   respectively;
   aggregate
   liquidation
   preference of
   $28,770,616,
   $125,955,511 and
   $128,127,590 at
   December 31, 1998
   and 1999 and March
   31, 2000,
   respectively; pro
   forma--no shares
   issued and
   outstanding..........        5,058         7,885         7,919           --
  Common stock, $0.0001
   par value per share;
   112,000,000 shares
   authorized at
   December 31, 1998
   and
   159,690,592 shares
   authorized at
   December 31, 1999
   and March 31, 2000;
   18,001,248,
   31,279,590 and
   34,943,875 shares
   issued and
   outstanding at
   December 31, 1998
   and 1999 and March
   31, 2000,
   respectively; pro
   forma--700,000,000
   shares authorized;
   114,138,775 shares
   issued and
   outstanding..........        1,800         3,128         3,494        11,413
  Additional paid-in
   capital..............   34,955,432   186,781,010   268,175,930   268,175,930
  Notes receivable from
   stockholders.........     (122,585)   (3,824,079)   (8,429,521)   (8,429,521)
  Services receivable
   from stockholder.....          --        (85,164)      (48,663)      (48,663)
  Deferred stock com-
   pensation............   (5,223,575)  (35,532,165)  (91,220,282)  (91,220,282)
  Accumulated deficit...   (9,051,224)  (55,622,795)  (89,790,086)  (89,790,086)
                          -----------  ------------  ------------  ------------
    Total stockholders'
     equity.............   20,564,906    91,727,820    78,698,791    78,698,791
                          -----------  ------------  ------------  ------------
      Total liabilities
       and stockholders'
       equity...........  $21,312,242  $100,942,475  $ 95,868,948  $ 95,868,948
                          ===========  ============  ============  ============

          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          Period from
                          October 20,
                              1997
                         (inception) to Year ended December 31,    Three months ended March 31
                          December 31,  -------------------------  -----------------------------
                              1997         1998          1999          1999            2000
                         -------------- -----------  ------------  -------------  --------------
                                                                           (unaudited)
Revenue.................   $     --     $ 1,732,730  $  3,033,995  $     564,726  $    3,632,636
  Cost of revenue.......         --       1,207,897     1,032,144        424,327       2,849,902
                           ---------    -----------  ------------  -------------  --------------
    Gross profit........         --         524,833     2,001,851        140,399         782,734
                           ---------    -----------  ------------  -------------  --------------
Operating expenses:
  Research and
   development,
   excluding deferred
   stock compensation
   amortization amounts.      38,865      4,008,489    25,399,728      2,849,849      12,037,295
  Sales and marketing,
   excluding deferred
   stock compensation
   amortization
   amounts..............      20,430        649,176     4,557,245        425,939       3,001,883
  General and
   administrative,
   excluding deferred
   stock compensation
   amortization
   amounts..............      49,060      1,590,847     4,755,582        510,336       2,556,173
  Amortization of
   deferred stock
   compensation*........      89,249      3,310,368    11,421,739      1,296,281      13,612,293
  Common stock warrant
   expense..............         --             --      2,890,500            --        4,544,842
  In-process research
   and development......         --             --        170,000            --              --
                           ---------    -----------  ------------  -------------  --------------
    Total operating
     expenses...........     197,604      9,558,880    49,194,794      5,082,405      35,752,486
                           ---------    -----------  ------------  -------------  --------------
    Operating loss......    (197,604)    (9,034,047)  (47,192,943)    (4,942,006)    (34,969,752)
Interest income
 (expense), net.........      (1,452)       182,705       622,972        180,582         867,653
Other income (expense),
 net....................         --             --            --         (13,998)        (62,692)
                           ---------    -----------  ------------  -------------  --------------
    Loss before income
     taxes..............    (199,056)    (8,851,342)  (46,569,971)    (4,775,422)    (34,164,791)
Income taxes............         --             826         1,600          1,600           2,500
                           ---------    -----------  ------------  -------------  --------------
    Net loss............   $(199,056)   $(8,852,168) $(46,571,571) $  (4,777,022) $  (34,167,291)
                           =========    ===========  ============  =============  ==============
Basic and diluted net
 loss per share.........   $   (0.77)   $     (0.74) $      (2.58) $       (0.35) $        (1.41)
                           =========    ===========  ============  =============  ==============
Weighted-average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share..................     257,017     11,918,628    18,043,188     13,541,715      24,218,985
                           =========    ===========  ============  =============  ==============
------------
*  Amortization of
   deferred stock
   compensation:
  Cost of revenue.......   $     --     $       --   $        --   $         --   $    1,628,464
  Research and
   development..........      32,012      2,509,473     8,142,230        986,721       7,348,967
  Sales and marketing...      16,828        160,179     1,583,211         77,390       2,463,575
  General and
   administrative.......      40,409        640,716     1,696,298        232,170       2,171,287
                           ---------    -----------  ------------  -------------  --------------
                           $  89,249    $ 3,310,368  $ 11,421,739  $   1,296,281  $   13,612,293
                           =========    ===========  ============  =============  ==============


          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                         Period from
                         October 20,
                             1997                                  Three months ended March
                        (inception) to  Year ended    Year ended              31
                         December 31,  December 31,  December 31,  -------------------------
                             1997          1998          1999         1999          2000
                        -------------- ------------  ------------  -----------  ------------
                                                                         (unaudited)
Cash flows from
 operating activities:
 Net loss..............   $(199,056)   $(8,852,168)  $(46,571,571) $(4,777,022) $(34,167,291)
 Adjustments to
  reconcile net loss
  to net cash used in
  operating
  activities:
   Depreciation and
    amortization.......         --         289,265      2,806,047      116,502     1,788,101
   Amortization of
    deferred stock
    compensation.......      89,249      3,310,368     11,421,739    1,296,281    13,612,293
   Loss on disposal of
    property and
    equipment..........         --             --         164,094          --         33,508
   Value of leased
    facilities received
    in exchange for
    preferred stock....         --             --          97,336          --         36,501
   Purchased in-process
    research and
    development........         --             --         170,000          --            --
   Amortization of debt
    financing costs....         --             --          54,572       13,997        29,181
   Common stock warrant
    expense............         --             --       2,890,500          --      4,544,842
   Stock-based
    compensation for
    non-employees......         --             --          73,065          --        200,773
 Changes in operating
  assets and
  liabilities:
   Accounts receivable.     (91,162)    (1,001,691)     1,569,976      521,649    (3,765,196)
   Inventory...........         --             --      (9,648,856)         --    (11,134,918)
   Prepaid expenses and
    other current
    assets.............         --        (111,003)      (533,915)    (207,681)     (211,243)
   Accounts payable....      29,440        172,207      2,392,876      358,306     3,419,516
   Other accrued
    liabilities........      43,760        382,605      5,527,511       61,192     4,483,529
   Deferred revenue....         --             --             --           --        119,490
                          ---------    -----------   ------------  -----------  ------------
     Net cash used in
      operating
      activities.......    (127,769)    (5,810,417)   (29,586,626)  (2,616,776)  (21,010,914)
                          ---------    -----------   ------------  -----------  ------------
Cash flows used in
 investing activities:
 Purchase of property
  and equipment........         --      (1,016,205)    (4,858,824)    (384,581)  (11,381,456)
 Acquisition of
  Object-Mart, net of
  cash acquired........         --             --      (1,744,645)         --            --
                          ---------    -----------   ------------  -----------  ------------
     Net cash used in
      investing
      activities.......         --      (1,016,205)    (6,603,469)    (384,581)  (11,381,456)
                          ---------    -----------   ------------  -----------  ------------
Cash flows from
 financing activities:
 Repayment of short-
  term borrowings......         --        (130,000)           --           --            --
 Proceeds from
  issuance of notes....     130,000            --             --           --            --
 Payments under
  capital lease
  obligations..........         --         (13,651)       (52,589)      (9,520)      (67,033)
 Proceeds from
  issuance of
  preferred stock, net
  of issuance costs....         --      27,015,177     96,889,288    7,220,898     1,960,701
 Repurchase of
  preferred stock......         --      (1,000,000)           --           --            --
 Payment on
  stockholder notes ...         --             --          12,000          --            --
 Proceeds from
  issuance of common
  stock................      10,000         34,553        272,299       39,292       783,152
                          ---------    -----------   ------------  -----------  ------------
     Net cash provided
      by financing
      activities.......     140,000     25,906,079     97,120,998    7,250,670     2,676,820
                          ---------    -----------   ------------  -----------  ------------
     Net increase in
      cash and cash
      equivalents......      12,231     19,079,457     60,930,903    4,249,313   (29,715,550)
Cash and cash
 equivalents at
 beginning of
 year/period...........         --          12,231     19,091,688   19,091,688    80,022,591
                          ---------    -----------   ------------  -----------  ------------
Cash and cash
 equivalents at end of
 year/period...........   $  12,231    $19,091,688   $ 80,022,591  $23,341,001  $ 50,307,041
                          =========    ===========   ============  ===========  ============
Supplemental
 disclosures of cash
 flow information:
 Interest paid during
  year/period..........   $     --     $     4,065   $     15,747  $       --   $        --
                          =========    ===========   ============  ===========  ============
 Noncash investing and
  financing
  activities:
   Equipment recorded
    under capital
    leases.............   $     --     $   132,975   $    466,581  $       --   $        --
                          =========    ===========   ============  ===========  ============
   Contribution of
    property and
    equipment by common
    stockholder........   $  14,716    $   142,067   $        --   $       --   $        --
                          =========    ===========   ============  ===========  ============
   Issuance of common
    stock upon exercise
    of options in
    exchange for notes
    receivable.........   $     --     $   122,585   $  3,713,494  $       --   $  4,605,442
                          =========    ===========   ============  ===========  ============
   Issuance of
    preferred stock in
    exchange for leased
    facilities.........   $     --     $       --    $    182,500  $       --   $        --
                          =========    ===========   ============  ===========  ============
   Issuance of common
    stock in connection
    with Object-Mart,
    Inc. acquisition...   $     --     $       --    $  5,874,677  $       --   $        --
                          =========    ===========   ============  ===========  ============
   Issuance of warrants
    in connection with
    debt financing.....   $     --     $       --    $    203,581  $   203,581  $        --
                          =========    ===========   ============  ===========  ============
   Issuance of common
    stock for future
    services...........   $ 190,875    $ 8,432,317   $ 41,730,329  $ 2,324,092  $ 66,696,890
                          =========    ===========   ============  ===========  ============

          See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                          December 31, 1998, 1999 and
              (unaudited) three month period ended March 31, 2000

                     Convertible                                        Notes
                   preferred stock      Common stock    Additional    receivable      Services       Deferred
                  ------------------  -----------------   paid-in        from        receivable       stock      Accumulated
                    Shares    Amount    Shares   Amount   capital    stockholders from stockholder compensation    deficit
                  ----------  ------  ---------- ------ -----------  ------------ ---------------- ------------  -----------
Balances as of
October 20, 1997
(inception).....         --   $  --          --  $  --  $       --    $     --       $      --     $       --    $       --
Issuance of
common stock....         --      --   11,565,752  1,157      23,559         --              --             --            --
Deferred stock
compensation....         --      --          --     --      190,875         --              --        (190,875)          --
Amortization of
deferred stock
compensation....         --      --          --     --          --          --              --          89,249           --
Issuance of
Series A
preferred stock.   8,000,000     --          --     --          --          --              --             --            --
Net loss........         --      --          --     --          --          --              --             --       (199,056)
                  ----------  ------  ---------- ------ -----------   ---------      ----------    -----------   -----------
Balances as of
December 31,
1997............   8,000,000     --   11,565,752  1,157     214,434         --              --        (101,626)     (199,056)
Issuance of
common stock for
notes
receivable......         --      --    5,991,496    599     121,986    (122,585)            --             --            --
Exercise of
stock purchase
rights for cash.         --      --      440,000     44      27,343         --              --             --            --
Exercise of
options for
cash............         --      --        4,000    --        7,166         --              --             --            --
Contribution of
property and
equipment by
common
stockholder.....         --      --          --     --      142,067         --              --             --            --
Exchange of
Series A
preferred stock
for Series B
preferred stock.  (8,000,000)    --          --     --          --          --              --             --            --
Issuance of
Series B
preferred stock,
net of $50,058
in issuance
costs...........  26,128,843   2,613         --     --    4,206,190         --              --             --            --
Repurchase and
cancellation of
Series B
preferred stock.  (1,333,333)   (133)        --     --     (999,867)        --              --             --            --
Issuance of
Series C
preferred stock,
net of $61,823
in issuance
costs...........   2,733,332     273         --     --    1,987,904         --              --             --            --
Issuance of
Series D
preferred stock,
net of $45,632
in issuance
costs...........   4,969,148     497         --     --    4,334,300         --              --             --            --
Issuance of
Series E
preferred stock,
net of $16,609
in issuance
costs...........  18,082,200   1,808         --     --   16,481,592         --              --             --            --
Deferred stock
compensation....         --      --          --     --    8,432,317         --              --      (8,432,317)          --
Amortization of
deferred stock
compensation....         --      --          --     --          --          --              --       3,310,368           --
Net loss........         --      --          --     --          --          --              --             --     (8,852,168)
                  ----------  ------  ---------- ------ -----------   ---------      ----------    -----------   -----------
Balances as of
December 31,
1998............  50,580,190  $5,058  18,001,248 $1,800 $34,955,432   $(122,585)     $      --     $(5,223,575)  $(9,051,224)
                  ==========  ======  ========== ====== ===========   =========      ==========    ===========   ===========
                      Total
                  stockholders'
                    (deficit)
                     equity
                  -------------
Balances as of
October 20, 1997
(inception).....   $       --
Issuance of
common stock....        24,716
Deferred stock
compensation....           --
Amortization of
deferred stock
compensation....        89,249
Issuance of
Series A
preferred stock.           --
Net loss........      (199,056)
                  -------------
Balances as of
December 31,
1997............       (85,091)
Issuance of
common stock for
notes
receivable......           --
Exercise of
stock purchase
rights for cash.        27,387
Exercise of
options for
cash............         7,166
Contribution of
property and
equipment by
common
stockholder.....       142,067
Exchange of
Series A
preferred stock
for Series B
preferred stock.           --
Issuance of
Series B
preferred stock,
net of $50,058
in issuance
costs...........     4,208,803
Repurchase and
cancellation of
Series B
preferred stock.    (1,000,000)
Issuance of
Series C
preferred stock,
net of $61,823
in issuance
costs...........     1,988,177
Issuance of
Series D
preferred stock,
net of $45,632
in issuance
costs...........     4,334,797
Issuance of
Series E
preferred stock,
net of $16,609
in issuance
costs...........    16,483,400
Deferred stock
compensation....           --
Amortization of
deferred stock
compensation....     3,310,368
Net loss........    (8,852,168)
                  -------------
Balances as of
December 31,
1998............   $20,564,906
                  =============

         See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP

 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                        December 31, 1998 and 1999 and
              (unaudited) three month period ended March 31, 2000

                     Convertible                                      Notes
                   preferred stock    Common stock     Additional   receivable       Services       Deferred
                  ----------------- -----------------   paid-in        from         receivable       stock      Accumulated
                    Shares   Amount   Shares   Amount   capital    stockholders  from stockholder compensation    deficit
                  ---------- ------ ---------- ------ ------------ ------------  ---------------- ------------  ------------
Exercise of
options for
cash............         --  $  --   3,023,220 $  302 $    271,997 $       --        $    --      $        --   $        --
Issuance of
Series E
preferred stock,
net of $37,471
in issuance
costs...........   8,001,824    800        --     --     7,263,393         --             --               --            --
Issuance of
Series E
preferred stock
in exchange for
services........     200,000     20        --     --       182,480         --        (182,500)             --            --
Performance of
services........         --     --         --     --           --          --          97,336              --            --
Issuance of
common stock for
acquisition of
Object-Mart.....         --     --   4,569,276    457    5,874,220         --             --               --            --
Issuance of
Series F
preferred stock,
net of $20,607
in issuance
costs...........   8,249,468    825        --     --    14,968,576         --             --               --            --
Exercise of
options for
notes
receivable......         --     --   5,685,846    569    3,712,925  (3,713,494)           --               --            --
Payment on
stockholder
notes...........         --     --         --     --           --       12,000            --               --            --
Issuance of
warrants in
connection with
debt financing..         --     --         --     --       203,581         --             --               --            --
Issuance of
Series G
preferred stock,
net of $44,668
in issuance
costs...........  11,824,418  1,182        --     --    74,654,512         --             --               --            --
Issuance of
warrants in
connection with
purchase and
license
agreement.......         --     --         --     --     2,890,500         --             --               --            --
Stock-based
compensation to
non-employees...         --     --         --     --        73,065         --             --               --            --
Deferred stock
compensation....         --     --         --     --    41,730,329         --             --       (41,730,329)          --
Amortization of
deferred stock
compensation....         --     --         --     --           --          --             --        11,421,739           --
Net loss........         --     --         --     --           --          --             --               --    (46,571,571)
                  ---------- ------ ---------- ------ ------------ -----------       --------     ------------  ------------
Balances as of
December 31,
1999............  78,855,900 $7,885 31,279,590 $3,128 $186,781,010 $(3,824,079)      $(85,164)    $(35,532,165) $(55,622,795)
                  ========== ====== ========== ====== ============ ===========       ========     ============  ============
                      Total
                  stockholders'
                    (deficit)
                     equity
                  --------------
Exercise of
options for
cash............  $    272,299
Issuance of
Series E
preferred stock,
net of $37,471
in issuance
costs...........     7,264,193
Issuance of
Series E
preferred stock
in exchange for
services........           --
Performance of
services........        97,336
Issuance of
common stock for
acquisition of
Object-Mart.....     5,874,677
Issuance of
Series F
preferred stock,
net of $20,607
in issuance
costs...........    14,969,401
Exercise of
options for
notes
receivable......           --
Payment on
stockholder
notes...........        12,000
Issuance of
warrants in
connection with
debt financing..       203,581
Issuance of
Series G
preferred stock,
net of $44,668
in issuance
costs...........    74,655,694
Issuance of
warrants in
connection with
purchase and
license
agreement.......     2,890,500
Stock-based
compensation to
non-employees...        73,065
Deferred stock
compensation....           --
Amortization of
deferred stock
compensation....    11,421,739
Net loss........   (46,571,571)
                  --------------
Balances as of
December 31,
1999............  $ 91,727,820
                  ==============

         See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP

 Period from October 20, 1997 (inception) to December 31, 1997 and years ended
                        December 31, 1998 and 1999 and
              (unaudited) three month period ended March 31, 2000

                     Convertible                                      Notes
                   preferred stock    Common stock     Additional   receivable       Services       Deferred
                  ----------------- -----------------   paid-in        from         receivable       stock      Accumulated
                    Shares   Amount   Shares   Amount   capital    stockholders  from stockholder compensation    deficit
                  ---------- ------ ---------- ------ ------------ ------------  ---------------- ------------  ------------
Exercise of
options for cash
(unaudited).....         --  $  --   1,488,283 $  149 $    783,003 $       --        $    --      $        --   $        --
Exercise of
options for
notes receivable
(unaudited).....         --     --   2,162,000    216    4,605,226  (4,605,442)           --               --            --
Issuance of
common shares in
exchange for
services
(unaudited).....         --     --      14,002      1       17,502         --             --               --            --
Issuance of
Series G shares,
net of $8,207 in
issuance costs
(unaudited).....     310,000     31        --     --     4,341,470         --             --        (2,380,800)          --
Issuance of
Series G shares
in exchange for
services
(unaudited).....      29,000      3        --     --       405,987         --             --          (222,720)          --
Amortization of
cost of
preferred stock
issued for
leased facility
(unaudited).....         --     --         --     --           --          --          36,501              --            --
Issuance of
warrants in
connection with
purchase and
license
agreement
(unaudited).....         --     --         --     --     3,000,242         --             --               --            --
Issuance of
warrants in
exchange for
services
(unaudited).....         --     --         --     --     1,544,600         --             --               --            --
Deferred stock
compensation
(unaudited).....         --     --         --     --    66,696,890         --             --       (66,696,890)          --
Amortization of
deferred stock
compensation
(unaudited).....         --     --         --     --           --          --             --        13,612,293           --
Net loss
(unaudited).....         --     --         --     --           --          --             --               --    (34,167,291)
                  ---------- ------ ---------- ------ ------------ -----------       --------     ------------  ------------
Balance at March
31, 2000
(unaudited).....  79,194,900 $7,919 34,943,875 $3,494 $268,175,930 $(8,429,521)      $(48,663)    $(91,220,282) $(89,790,086)
                  ========== ====== ========== ====== ============ ===========       ========     ============  ============
                      Total
                  stockholders'
                    (deficit)
                     equity
                  --------------
Exercise of
options for cash
(unaudited).....  $    783,152
Exercise of
options for
notes receivable
(unaudited).....           --
Issuance of
common shares in
exchange for
services
(unaudited).....        17,503
Issuance of
Series G shares,
net of $8,207 in
issuance costs
(unaudited).....     1,960,701
Issuance of
Series G shares
in exchange for
services
(unaudited).....       183,270
Amortization of
cost of
preferred stock
issued for
leased facility
(unaudited).....        36,501
Issuance of
warrants in
connection with
purchase and
license
agreement
(unaudited).....     3,000,242
Issuance of
warrants in
exchange for
services
(unaudited).....     1,544,600
Deferred stock
compensation
(unaudited).....           --
Amortization of
deferred stock
compensation
(unaudited).....    13,612,293
Net loss
(unaudited).....   (34,167,291)
                  --------------
Balance at March
31, 2000
(unaudited).....  $ 78,698,791
                  ==============

         See accompanying notes to consolidated financial statements.

                               ONI SYSTEMS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Period from October 20, 1997 (inception) to December 31, 1997 and years ended December 31, 1998 and 1999

(1) Description of Business and Significant Accounting Policies

 (a) Description of Business

   ONI Systems Corp. (ONI) develops, markets and sells optical communications equipment to networking and internet service providers in the regional and metropolitan area markets.

   ONI was incorporated in California, as Optical Networks, Incorporated, on October 20, 1997, and through November 1999, was considered to be in the development stage, principally engaged in research and development, raising capital and building its management team. ONI recognized its first commercial sale in the fourth quarter of 1999 with the licensing of its network operating system. Historically, ONI also recognized revenue derived from contracts with agencies of the United States government. These contracts were completed in June 1999. ONI changed its name to ONI Systems Corp. in April 2000.

 (b) Principles of Consolidation

   The accompanying consolidated financial statements include the financial statements of ONI and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

 (c) Stock Splits

   Share information for all periods has been retroactively adjusted to reflect a one-for-three reverse split of common stock effected in March 1998, a two-for-three reverse split of Series B and Series C preferred stock effected in August 1999, a two-for-one split of common stock, Series D and Series E preferred stock effected in August 1999 and a two-for-one common and preferred stock split effected in February 2000.

 (d) Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires ONI to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and to disclose contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 (e) Cash and Cash Equivalents

   ONI considers all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1998 and 1999 and March 31, 2000, cash equivalents totaled $19,091,688, $79,004,976 and $48,235,327, respectively. Cash equivalents consisted primarily of money market funds.

 (f) Inventory

   Inventories are stated at the lower of average cost or market.

 (g) Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from one to five years. Leasehold

                               ONI SYSTEMS CORP.

improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

 (h) Intangibles

   ONI has capitalized the cost of identifiable intangibles associated with the acquisition of Object-Mart, Inc. These intangibles are amortized over their estimated useful lives, not exceeding two years.

 (i) Research and Development Costs

   ONI's products are technical in nature and require a significant and continuing research and development effort. All research and development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated life of the product. To date, ONI has not capitalized any software development costs because capitalizable costs meeting the requirements of SFAS No. 86 have not been significant.

 (j) Revenue Recognition

   ONI recognizes revenue from product sales upon shipment, assuming collectibility of the resulting receivable is probable. When the arrangement with the customer includes future obligations or obtaining customer acceptance, revenue is recognized when those obligations have been met or customer acceptance has been received.

   ONI sells licenses for embedded software and application software. Revenue from transactions involving ONI's software products is accounted for in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, SOP 98-4, Deferral of Effective Date of SOP 97-2, and SOP 98-9, Software Revenue Recognition with Respect to Certain Arrangements. Accordingly, ONI recognizes revenue from licenses of software products provided that a purchase order has been received, the software and related documentation have been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable.

   Services revenue consists primarily of training and installation services. Revenues from training and installation services are recognized as the services are performed. To date, ONI has not been obligated to provide installation services to its customers and service revenue has not been significant.

   Deferred revenue represents amounts billed in excess of revenue recognized.

   In 1998 and 1999 ONI derived most of its revenue from contracts with agencies of the United States government. These contracts include cost-plus and fixed price contracts, and revenue is recorded as earned as defined within the specific agreements. Revenue from cost-plus contracts is billed and recognized at the time the costs are incurred. Revenue for fixed price contracts is recognized when milestones are completed and product or reports, if any, committed for the milestones are shipped, which approximates the percentage-of-completion method. Amounts designated as withholdings are not recognized until completion of the contract.

 (k) Warranty Reserves

   ONI provides a limited warranty for its products. Estimated expenses for warranty obligations are recorded at the time revenue is recognized.

                               ONI SYSTEMS CORP.

 (l) Income Taxes

   ONI utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 (m) Fair Value of Financial Instruments

   The fair value of ONI's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of those instruments.

   The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to ONI for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

 (n) Concentration of Risk

   Financial instruments, that potentially subject ONI to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. ONI's cash and cash equivalents are maintained with a highly accredited financial institution. In 1998, accounts receivable were due from agencies of the United States government, resulting in minimal collection risks. For the year ended December 31, 1999, there were two customers that represented 46% and 26% of total revenue.

   In 2000, ONI's revenue has primarily been derived from the sale of one product, the ONLINE9000. For the three month period ended March 31, 2000, four customers accounted for 33%, 30%, 23% and 14% of revenue and 32%, 32%, 22% and 14% of accounts receivable. For the three month period ended March 31, 2000, export sales to Europe, which were denominated in United States Dollars, accounted for 30% of total revenue.

 (o) Stock-Based Compensation

   ONI accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Accordingly, approximately 59% of the unearned deferred compensation is amortized in the first year, 25% in the second year, 12% in the third year, and 4% in the fourth year following the date of the grant. Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, ONI discloses the pro-forma effect of using the fair value method of accounting for employee stock-based compensation arrangements.

   For non-employees, ONI computes the fair value of stock-based compensation in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

                               ONI SYSTEMS, CORP.

 (p) Impairment of Long-Lived Assets

   ONI evaluates its long-lived assets, including certain intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (q) Comprehensive Loss

   Other comprehensive income refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders' (deficit) equity. To date, ONI has no items of other comprehensive loss and, accordingly, comprehensive loss is the same as net loss.

 (r) Initial Public Offering and Unaudited Pro Forma Balance Sheet

   In February 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit ONI to sell shares of ONI's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all of the outstanding shares of ONI's convertible preferred stock will automatically convert into shares of common stock upon the closing of the IPO. The conversion of the convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated balance sheet.

   Pro forma basic and diluted net loss per share data assuming conversion of the shares of Series B, C, D, E, F and G preferred stock into shares of common stock had occurred at the beginning of the period (or date of issuance if later) are as follows:

                                                                  Three months
                                                     Year ended      ended
                                                    December 31,   March 31,
                                                    ------------  ------------
                                                        1999          2000
                                                    ------------  ------------
Pro forma net loss................................. $(46,571,571) $(34,167,291)
Pro forma basic and diluted net loss per share..... $      (0.60) $      (0.33)
Shares used in computing pro forma basic and
 diluted net loss per share........................   78,025,225   103,153,985

 (s) Net Loss Per Share
   Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period, using the as-if-converted method for convertible preferred shares and the treasury stock method for options and warrants. All potential shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive. Pursuant to SEC Staff Accounting Bulletin No. 98, common shares and convertible preferred shares issued for nominal consideration and options and warrants granted for nominal consideration prior to the anticipated effective date of the initial public offering are included in the calculation of basic and diluted net loss

                               ONI SYSTEMS CORP.

per share as if they were outstanding for all periods presented. To date, ONI has not had any issuances of stock, options or warrants for nominal consideration. Diluted net loss per share does not include the effects of the following potential common shares:

                              Period from
                               October 20    Year ended December   Three months ended
                             (inception) to          31,                March 31,
                              December 31,  --------------------- ---------------------
                                  1997         1998       1999       1999       2000
                             -------------- ---------- ---------- ---------- ----------
                                                                       (unaudited)
   Shares issuable under
    stock options..........    1,078,220     8,789,776 17,548,724 11,161,028 19,343,345
   Shares of unvested stock
    subject to repurchase..          --      5,992,684  8,587,699  4,842,165 10,096,468
   Shares issuable pursuant
    to warrants to purchase
    common stock...........      233,468       233,468    733,468    233,468  1,156,468
   Shares issuable pursuant
    to warrants to purchase
    convertible preferred
    stock..................          --            --     277,926    277,926    277,926
   Shares issuable related
    to convertible
    preferred stock on an
    "as-if-converted"
    basis..................    8,000,000    50,580,190 78,855,900 58,582,014 79,194,900

   The weighted-average exercise price of stock options outstanding was $0.005, $0.08, $0.29 and $0.64 as of December 31, 1997, 1998, 1999 and March 31, 2000
respectively. The weighted-average purchase price of shares of common stock subject to the Company's right of repurchase was $0.02, $0.44 and $0.87 as of December 31, 1998, 1999 and March 31, 2000, respectively. The exercise price of warrants to purchase shares of convertible preferred stock remained $0.88 as of December 31, 1999 and March 31, 2000. The weighted-average exercise price of warrants to purchase shares of common stock was $0.62 and $3.16 as of December 31, 1999 and March 31, 2000, respectively. Each share of preferred stock is convertible into one share of common stock.

 (t) Segment Reporting

   ONI adopted SFAS No. 131, DIsclosures About Segments of an Enterprise and Related Information, for the year ended December 31, 1999. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performances.

   ONI's chief executive officer (CEO) is its chief operating decision-maker. The financial information that the CEO reviews is identical to the information presented in the accompanying

                               ONI SYSTEMS CORP.

statements of operations. ONI has determined that it operates in a single operating segment: development and sale of optical networking equipment to communications service providers in the regional and metropolitan area markets.

   Through December 31, 1999, ONI's revenue was primarily from government research and development contracts. These contracts were completed in June 1999, and they will not contribute to ONI's revenue in the future as ONI will not continue these activities.

   Beginning January 1, 2000, ONI's revenue has been derived from sales of its ONLINE9000 product. ONI expects to continue selling the ONLINE9000 in the future, and also to develop other lines of products for sale.

 (u) Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because ONI does not currently hold any derivative instruments and does not engage in hedging activities, ONI expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. ONI will be required to adopt SFAS No. 133 for the year ended December 31, 2001 in accordance with SFAS No. 137, which delayed implementation of SFAS No. 133.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), which summarizes views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. ONI believes that its current revenue recognition principles comply with this bulletin.

(2) Business Combination

   On June 29, 1999, ONI acquired all of the outstanding common shares of Object-Mart, Inc. (Object-Mart) in exchange for 4,569,276 shares of ONI's common stock and approximately $3,222,000 in cash for a total purchase price of approximately $9,096,677. Object-Mart was located in San Jose, California, and provided software products and services to software development companies, software providers and equipment manufacturers in the telecommunications industry. The combination was accounted for using the purchase method and, accordingly, the results of operations of Object-Mart have been included in ONI's consolidated financial statements only since June 29, 1999. The excess of the purchase price over the fair value of the net identifiable assets acquired of $5,679,839 has been recorded as goodwill and is being amortized on a straight-line basis over two years. Identifiable intangibles are amortized on a straight-line basis over periods not exceeding two years.

   The amount of $170,000 allocated to purchased in-process research and development was determined through established valuation techniques in the high-technology communications industry and was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed.

   The following unaudited pro forma financial information presents the combined results of operations of ONI and Object-Mart as if the acquisition had occurred as of the beginning of 1998 and 1999, after giving effect to certain adjustments, including amortization of goodwill and other

                               ONI SYSTEMS CORP.

intangibles, additional depreciation expense and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had ONI and Object-Mart constituted a single entity during these periods.

                                                     Year ended December 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
                                                           (unaudited)
   Revenue......................................... $  3,665,811  $  4,625,795
   Net loss........................................ $(11,172,005) $(47,779,504)
   Basic and diluted net loss per share............ $      (0.94) $      (2.65)

(3) Inventories

   Inventories consist of:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Raw materials.......................................  $8,914,321  $ 7,924,748
   Work in progress....................................          --    8,801,088
   Finished goods......................................     734,535    3,154,445
   Consignment inventory...............................          --      903,493
                                                         ----------  -----------
                                                         $9,648,856  $20,783,774
                                                         ==========  ===========

(4) Property and Equipment

   Property and equipment is as follows:

                                                  December 31,       March 31,
                                              --------------------- -----------
                                                 1998       1999       2000
                                              ---------- ---------- -----------
                                                                    (unaudited)
   Computers and equipment................... $1,050,541 $5,569,889 $16,424,038
   Furniture and fixtures....................    204,734    714,592   1,032,043
   Leasehold improvements....................     50,688    273,663     412,554
                                              ---------- ---------- -----------
                                               1,305,963  6,558,144  17,868,635
   Less accumulated depreciation and
    amortization.............................    289,265  1,243,154   2,072,568
                                              ---------- ---------- -----------
                                              $1,016,698 $5,314,990 $15,796,067
                                              ========== ========== ===========

   Equipment recorded under capital leases was $132,975, $541,580 and $439,571 as of December 31, 1998, 1999 and March 31, 2000, respectively, and the related accumulated amortization was $13,651, $57,976 and $102,009 as of December 31, 1998, 1999 and March 31, 2000, respectively. There was no equipment recorded under capital leases as of December 31, 1997.

                               ONI SYSTEMS, CORP.

(5) Intangibles

   A summary of intangibles is as follows:

                                                        December 31,  March 31,
                                                            1999        2000
                                                        ------------ -----------
                                                                     (unaudited)
   Purchased technology and workforce..................  $  530,000  $  530,000
   Assembled workforce and non-compete agreements......     630,000     630,000
                                                         ----------  ----------
                                                          1,160,000   1,160,000
   Less accumulated amortization.......................     422,500     633,750
                                                         ----------  ----------
                                                         $  737,500  $  526,250
                                                         ==========  ==========

(6) Accrued Liabilities

   Accrued liabilities are comprised of the following:

                                                       December 31,  March 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (unaudited)
   Accrued Employee benefits..........................  $  671,155  $ 1,364,760
   Uninvoiced receipts................................   4,307,740    7,443,179
   Other..............................................   1,107,889    1,762,374
                                                        ----------  -----------
                                                        $6,086,784  $10,570,313
                                                        ==========  ===========

(7) Related Party Transactions

   On October 20, 1997, ONI was incorporated as a wholly-owned subsidiary of Optivision, Inc. (Optivision) and in connection therewith issued 11,565,752 shares of common stock, 8,000,000 shares of Series A preferred stock and a $90,000 promissory note to Optivision in exchange for cash of $100,000, property and equipment of $14,716, and certain intellectual property and technology rights. On December 22, 1997, ONI was spun-out from Optivision. In conjunction with the spin-out, ONI reserved 233,468 shares of common stock issuable to a third party holding warrants to purchase common shares of Optivision. In January 1998, a further $142,067 of property and equipment was provided by Optivision to ONI for no additional consideration.

   In 1998, in conjunction with the issuance of the Series B and Series C preferred stock, 8,000,000 shares of Series A preferred stock were converted to Series B preferred stock, and the Company repurchased and canceled 1,333,333 shares of Series B preferred stock from Optivision in exchange for $1,000,000 in cash.

   During 1998 and 1999, ONI received $122,585 and $3,713,494, respectively, in promissory notes from certain officers in exchange for common stock. As of December 31, 1999, $12,000 had been repaid by the stockholders. The notes are repayable over a period of five to ten years and bear interest at rates ranging from 4.46% to 6.20%. The notes are secured by the underlying common shares. In the three month period ended March 31, 2000, ONI received an additional $4,605,442 in promissory notes in exchange for common stock.

(8) Financing Arrangements

   In February 1999, ONI entered into a Loan and Security Agreement with a financing company that allowed ONI to borrow up to $2,000,000. The loan bears interest at the prime rate, is repayable

                               ONI SYSTEMS CORP.

in 36 equal monthly installments of principal and interest and is secured by certain assets of ONI. ONI also entered into a Subordinated Loan and Security Agreement with the same financing company, which allowed ONI to borrow up to $1,000,000. The subordinated loan bears interest at 12% per annum, is repayable in 36 equal monthly installments of principal and interest and is secured by certain assets of ONI. As of December 31, 1999, ONI had not borrowed any amounts under these agreements. These agreements expired unutilized on February 10, 2000.

   In connection with the loan and security agreement and subordinated loan and security agreement, ONI issued warrants to purchase 90,750 and 119,116 shares of Series B convertible preferred stock, respectively, at $0.88 per share. The warrants expire on the earlier of February 10, 2009, or five years from the effectiveness of ONI's initial public offering. No warrants had been exercised as of December 31, 1999. The fair value of the warrants was determined to be $66,474 and $87,252, respectively, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of ten years; risk-free interest rate of 5.5%; and expected volatility of 70%. The fair value of the warrants has been recorded as additional capital and was amortized to interest expense over the term of the loan agreements.

(9) Stockholders' Equity

 (a) Preferred Stock

   As of December 31, 1999, ONI had 80,309,408 shares of preferred stock authorized. ONI has designated and issued preferred stock as follows:

                                                      December 31,
                                    ------------------------------------------------      March 31, 2000
                                             1998                     1999                 (unaudited)
                            1999    ----------------------- ------------------------ ------------------------
                         Designated   Shares    Liquidation   Shares    Liquidation    Shares    Liquidation
                           shares   outstanding preference  outstanding  preference  outstanding  preference
                         ---------- ----------- ----------- ----------- ------------ ----------- ------------
Series B................ 25,073,436 24,795,510  $ 5,840,181 24,795,510  $  5,840,181 24,795,510  $  5,840,181
Series C................  2,733,332  2,733,332    2,049,999  2,733,332     2,049,999  2,733,332     2,049,999
Series D................  4,969,148  4,969,148    4,380,428  4,969,148     4,380,428  4,969,148     4,380,428
Series E................ 26,284,024 18,082,200   16,500,008 26,284,024    23,984,172 26,284,024    23,984,172
Series F................  8,249,468        --           --   8,249,468    15,000,008  8,249,468    15,000,008
Series G................ 13,000,000        --           --  11,824,418    74,700,723 12,163,418    76,872,802
                         ---------- ----------  ----------- ----------  ------------ ----------  ------------
                         80,309,408 50,580,190  $28,770,616 78,855,900  $125,955,511 79,194,900  $128,127,590
                         ========== ==========  =========== ==========  ============ ==========  ============

   In January 1998, ONI raised $4,208,803, net of issuance costs of $50,058, through the sale of 18,128,843 shares of Series B preferred stock for cash of $0.24 per share. In addition, ONI issued 8,000,000 shares of Series B preferred stock in exchange for the redemption and cancellation of 8,000,000 shares of Series A preferred stock and repurchased 1,333,333 shares of Series B preferred stock for cash consideration of $1,000,000. Concurrently, ONI raised $1,988,177, net of issuance costs of $61,823, from the sale of 2,733,332 shares of Series C preferred stock for cash of $0.75 per share.

   In April 1998, ONI raised $4,334,797, net of issuance costs of $45,632, from the sale of 4,969,148 shares of Series D preferred stock for cash of $0.88 per share.

   In December 1998, ONI raised $16,483,400, net of issuance costs of $16,609, from the sale of 18,082,200 shares of Series E preferred stock for cash of $0.91 per share. In March 1999, ONI closed a second round of Series E preferred financing, raising $7,264,193, net of issuance costs of

                               ONI SYSTEMS CORP.

$37,471, from the sale of 8,001,824 shares of Series E preferred stock. In addition ONI issued 200,000 shares of Series E preferred stock in exchange for additional lease space at its 166 Baypointe Parkway location. The value of $182,500 ascribed to the Series E preferred stock was recorded as a reduction of stockholders' equity and is being amortized to rent expense over the period of the lease agreement.

   In September 1999, ONI raised $14,969,401, net of issuance costs of $20,607, from the sale of 8,249,468 shares of Series F preferred stock for cash of $1.82 per share.

   In December 1999, ONI completed another round of private financing, raising $74,655,694, net of issuance costs of $44,668, from the sale of 11,824,418 shares of Series G preferred stock for cash of $6.32 per share. In March 2000, ONI raised an additional $1,960,701, net of issuance costs of $8,207, from the sale of 310,000 shares of Series G preferred stock for cash of $6.32 per share. In addition 29,000 shares of Series G preferred stock were issued in exchange for services. The value of $183,270 ascribed to these services has been expensed in the period ended March 31, 2000 in accordance with EITF 96-18. The Series G preferred stock issued in March was issued to an employee, a director and consultants as consideration for both services previously rendered as well as for services to be rendered in the future. ONI has recorded deferred stock compensation of $2,603,520, for the three months ended March 31, 2000, for the difference between the purchase price of the shares and the fair market value of the shares of $14.00 per share. This amount is being amortized on an accelerated basis over the vesting period, or the period in which the services were rendered if shorter, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred stock compensation associated with these shares was $585,094 for the three months ended March 31, 2000.

   The rights, preferences and restrictions of the Series B, C, D, E, F and G preferred stock are as follows:

  . Each share of Series B, C, D, E, F and G preferred stock is convertible at the option of the holder at any time after the date of issuance on a one-for-one basis subject to certain antidilution provisions. Conversion of all Series B, C, D, E, F and G preferred stock is automatic upon the earlier of (1) the closing of a firm underwritten commitment with respect to an initial public offering of shares of common stock of ONI, in which ONI receives cash proceeds of at least $20,000,000 (net of underwriters' commissions and expenses) or (2) the written consent of the holders of 66 -2/3% of the outstanding shares of preferred stock, voting together as a single class.

  . Holders of Series B, C, D, E, F and G preferred stock are entitled to receive dividends equal to 10% of their respective liquidation preference in preference to any dividend on common stock when, as and if declared by the Board of Directors out of legally available funds. These preferential dividends are noncumulative. In addition, the holders of Series B, C, D, E, F and G preferred stock are entitled to receive dividends on a basis equal to common stockholders out of funds legally available therefor, when, as and if declared by the Board of Directors. No dividends have been declared through December 31, 1999.

  . Series B, C, D, E, F and G preferred stock have liquidation preferences of $0.24, $0.75, $0.88, $0.91, $1.82 and $6.32, respectively, plus all declared but unpaid dividends on such shares.

  . Series B, C, D, E, F and G preferred stock have the same voting rights as the number of shares of common stock issuable upon conversion of such shares. Four directors are elected by the holders of record of the Series B, C and E preferred stock voting as a separate class; one director is elected by the holders of record of the common stock voting as a separate class; and two directors are elected by the holders of record of the Series B, C, D, E, F and G preferred stock and common stock voting together as a single class.

                               ONI SYSTEMS, CORP.

 (b) Common Stock

   As of December 31, 1999, ONI had 159,690,592 shares of common stock authorized.

   In 1998, ONI issued 6,431,496 shares of restricted common stock at prices ranging from $0.0016 to $0.0882 per share, 5,991,496 of which were issued in exchange for notes receivable of $122,585. In 1999, ONI issued an additional 513,332 shares of restricted common stock at prices ranging from $0.09 to $0.91, 20,000 of which were issued in exchange for notes receivable of $18,200. In the three month period ended March 31, 2000, ONI issued 2,162,000 shares of restricted common stock at prices ranging from $0.09 to $3.20, all of which were issued in exchange for notes receivable of $4,605,442. The restricted shares of common stock vest 25% within 12 months of issuance with the remainder vesting in 36 equal monthly amounts. On the occurrence of a change in control event, as defined, 50% of the unvested shares of common stock becomes vested. Upon termination of employment, ONI may repurchase all unvested shares at an amount equal to the original purchase price.

   ONI maintains a right of first refusal with respect to restricted common stock. A stockholder must notify ONI prior to selling these shares to a third party. Upon notification, ONI may purchase the shares from the holder at the price offered by the third party.

   In December 1999, in connection with the signing of a Purchase and License Agreement with a customer to provide certain ONI products in the future, ONI issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share. The value of $2,890,500 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and contractual term of six years. The warrant was nonforfeitable when issued, and becomes exercisable on the ratio of the dollar volume of purchases of ONI's products by the customer under the agreement to $30 million. Notwithstanding the above formula, the warrant becomes fully exercisable on December 7, 2005, the date of expiration of the warrant. The customer is not obligated to purchase any of ONI's products as a condition to exercising the warrant. Accordingly, the warrant was expensed in 1999.

   In February 2000, in connection with the signing of a Purchase and License Agreement with a customer to provide certain ONI products in the future, ONI issued a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share. The value of $3,000,242 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and contractual term of seven years. The warrant was nonforfeitable when issued, and becomes exercisable on the ratio of the dollar volume of purchases of ONI's products by the customer under the agreement to $20 million. Notwithstanding the above formula, the warrant becomes fully exercisable on February 14, 2007, the date of expiration of the warrant. Under the terms of the Purchase and License Agreement, the customer has the ability to terminate the agreement upon 120 days written notice, and provided the customer purchased $1 million of product from ONI in fiscal 2000. The customer is not obligated to purchase any of ONI's products as a condition to exercising the warrant. Accordingly, the warrant was expensed in the three-month period ended March 31, 2000.

   In March, 2000, as consideration for professional services rendered, ONI issued a warrant to purchase 200,000 shares of common stock at an exercise price of $15.00 per share. The value of

                               ONI SYSTEMS CORP.

$1,544,600 ascribed to the warrant was estimated using the Black-Scholes option valuation model with the following assumptions: no expected dividend yield; risk free interest rate of 5.50%; expected volatility of 70%; and a contractual term of four years. The warrant was expensed in the three month period ended March 31, 2000.

 (c) Stock Option Plans

   1997 Stock Option Plan

   On October 29, 1997, ONI's Board of Directors adopted the 1997 Stock Option Plan (the 1997 Plan) and reserved a total of 7,638,508 shares of ONI's common stock for issuance thereunder. ONI did not file a timely notice of Issuance of Shares pursuant to California securities law and consequently any options to purchase shares or restricted stock purchase offers issued under the 1997 Plan did not qualify for an exemption from qualification under California securities law. As a result, the Board of Directors terminated the 1997 Plan in April 1998 and approved a repurchase offer for any holder of options of shares under the 1997 Plan. The repurchase offer expired without any shares being repurchased.

   Options granted under the 1997 Plan may be designated as "Incentive Stock Options" or "Nonstatutory Stock Options" at the discretion of ONI, with exercise prices not less than the fair market value at the date of grant. Options generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options expire ten years from the date of grant.

   1998 Equity Incentive Plan

   In 1998, the Board of Directors of ONI adopted the 1998 Equity Incentive Plan (the 1998 Plan) and reserved a total of 23,407,604 shares of ONI's common stock for issuance thereunder.

   Under the 1998 Plan, the Board of Directors may grant incentive stock options, nonqualified stock options and restricted stock awards. Options granted under the 1998 Plan generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options granted under the 1998 Plan expire ten years from the date of grant.

                               ONI SYSTEMS CORP.

   1999 Equity Incentive Plan

   In 1999, the Board of Directors of ONI adopted the 1999 Equity Incentive Plan (the 1999 Plan) and reserved a total of 6,200,000 shares of ONI's common stock for issuance thereunder. The terms of the 1999 Plan are substantially similar to those of the 1998 Plan.

   A summary of the status of ONI's option plans is as follows:

                                                             Outstanding options
                                                             -------------------
                                                             Weighted  Weighted
                                      Shares                 average   average
                                     available   Number of   exercise grant date
                                     for grant     shares     price   fair value
                                    -----------  ----------  -------- ----------
Authorized.........................  29,751,768         --
  Granted..........................  (1,078,220)  1,078,220   $0.005    $0.19
  Exercised........................         --          --
  Cancelled........................         --          --
                                    -----------  ----------
Balance as of December 31, 1997....  28,673,548   1,078,220    0.005
  Granted.......................... (10,885,796) 10,885,796     0.08    $0.69
  Exercised........................         --   (1,651,332)    0.08
  Cancelled........................   1,522,908  (1,522,908)    0.07
                                    -----------  ----------
Balance as of December 31, 1998....  19,310,660   8,789,776     0.08
  Granted.......................... (20,178,438) 20,178,438     0.42    $1.90
  Exercised........................         --   (8,709,066)    0.46
  Cancelled........................   2,710,424  (2,710,424)    0.08
                                    -----------  ----------   ------
Balance as of December 31, 1999....   1,842,646  17,548,724   $ 0.29
                                    ===========  ==========   ======
  Authorized*......................   4,994,079         --       --
  Granted*.........................  (5,630,827)  5,630,827     2.28    $2.95
  Exercised*.......................         --   (3,664,285)    1.48
  Cancelled*.......................     171,921    (171,921)    1.10
                                    -----------  ----------   ------
Balance as of March 31, 2000*......   1,377,819  19,343,345   $ 0.64
                                    ===========  ==========   ======

--------
*  Unaudited

   The following table summarizes information with respect to stock options outstanding as of March 31, 2000:

     Exercise             Options                   Contractual                  Exercisable
      price             outstanding                 life (years)                   Options
     --------           -----------                 ------------                 -----------
     $0.005                200,876                      7.71                        80,550
      0.075                117,212                      7.86                         7,322
      0.09              11,393,482                      8.99                       128,506
      0.456                 20,000                      9.33                           --
      0.91               3,669,450                      9.54                           --
      1.25               2,825,900                      9.77                        21,375
      3.20                 829,800                      9.91                           --
      5.25                 162,000                      9.95                           --
      7.50                 124,625                      9.98                           --
                        ----------                                                 -------
     $0.64              19,343,345                      9.24                       237,753
                        ==========                                                 =======

                               ONI SYSTEMS CORP.

   Accounting for Stock-Based Compensation

   ONI uses the intrinsic value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees whereby compensation cost is recognized to the extent the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. Deferred stock compensation of $190,875 for the period from October 20, 1997 (inception) to December 31, 1997, and $8,432,317, and $41,730,329 for the
year ended December 31, 1998 and 1999, respectively, has been recorded for the excess of the fair value of the common stock underlying the options at the grant date over the exercise price of the options. An additional $66,696,890 of deferred stock compensation was recorded for the three months ended March 31, 2000. These amounts are being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation was $89,249 for the period from October 20, 1997 (inception) to December 31, 1997, $3,310,368 in 1998 and $11,421,739 in 1999. Amortization of deferred compensation for the three months ended March 31, 1999 and 2000 was $1,296,281 and $13,027,199, respectively.

   In 1998, ONI's Chief Executive Officer purchased 717,624 shares of common stock that were subject to repurchase pending the achievement of certain milestones in 1998 and 1999. The shares were remeasured at each date the milestones were achieved based on the fair value of the common stock at that date, pursuant to the variable plan treatment ascribed under APB 25. All the milestones stipulated in the employment agreement were met as of December 31, 1999. Accordingly, additional compensation expense of $836,929 was recorded in 1999. Had compensation cost for ONI's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, ONI's net losses would have been as follows:

                            Period from     Year ended December       Three months ended
                         October 20, 1997           31,                   March 31,
                          (inception) to   -----------------------  -----------------------
                         December 31, 1997    1998        1999         1999        2000
                         ----------------- ----------  -----------  ----------  -----------
                                                                         (unaudited)
Net loss--as reported...     $199,056      $8,852,168  $46,571,571  $4,777,022  $34,167,291
Net loss--pro forma.....     $199,056      $8,900,007  $46,917,722  $4,809,910  $34,935,988
Basic and diluted net
 loss per share--as
 reported...............     $  (0.77)     $    (0.74) $     (2.58) $    (0.35) $     (1.41)
Basic and diluted net
 loss per share--pro
 forma..................     $  (0.77)     $    (0.75) $     (2.60) $    (0.36) $     (1.44)

   The fair value of options granted is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 5.75% and 5.5% in 1998 and 1999, respectively, and an expected life of five years.

(10) Commitments and Contingencies

 (a) Leases

   In February 1999, the Company entered into a leasing agreement with a financing company which allows ONI to draw up to $1,050,000 for the lease of certain equipment and $450,000 for the lease of software and tenant improvements. The leases are accounted for as capital leases. The lease obligations under this agreement are repayable in 42 equal monthly installments of principal plus interest commencing on the individual lease inception dates and are secured by the leased assets.

                               ONI SYSTEMS CORP.

   In connection with the equipment leasing agreement, ONI issued to the financing company warrants to purchase 68,062 shares of Series B preferred stock at a price of $0.88 per share. The warrants expire on February 10, 2009, or five years from the effectiveness of the ONI's initial public offering, if earlier. No warrants had been exercised as of December 31, 1999. The fair value of the warrants was determined to be $49,855, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of ten years; risk-free interest rate of 5.5%; and expected volatility of 70%. The fair value of the warrants has been recorded as additional paid-in capital and is being amortized as interest expense over the term of the lease agreement.

   ONI leases its headquarters facility under a noncancelable operating lease, and has acquired furniture and other equipment through capital leases. Future minimum payments for both operating and capital leases as of March 31, 2000 are as follows:

 Year ending
  December                                                 Capital   Operating
     31,                                                    leases    leases
 -----------                                               -------- -----------
   9 months ended 2000.................................... $126,423 $ 3,454,229
   2001...................................................  186,525   3,550,550
   2002...................................................  151,060   2,339,673
   2003...................................................   62,941   1,639,124
   2004...................................................      --    1,709,660
   Thereafter.............................................      --    3,630,925
                                                           -------- -----------
   Future minimum lease payments..........................  526,949 $16,324,159
                                                                    ===========
   Less amount representing interest......................   60,666
                                                           --------
   Present value of future minimum lease payments.........  466,283
   Less current portion...................................  170,905
                                                           --------
   Long-term portion...................................... $295,378
                                                           ========

   Total rent expense under the operating leases was $494,308, $908,115 and $714,879 for the years ended December 31, 1998, 1999 and the quarter ended March 31, 2000, respectively, and $0 for the period from October 20, 1997 (inception) to December 31, 1997.

 (b) Contingencies

   In March 2000, Nortel Networks (Nortel) filed suit against ONI in the United States District Court for the Northern District of California. The suit alleges that ONI's products infringe five patents held by Nortel, and sets forth allegations of misappropriation of trade secrets, unlawful business practices and common law unfair competition. Nortel is seeking preliminary and permanent injunctions and damages against ONI in connection with these claims. In April 2000, ONI filed a motion to dismiss Nortel's claims, and ONI also filed an answer and counterclaims asserting unfair business practices, tortious interference, breach of contract and declarations of invalidity, unenforceability and non-infringement of the patents against Nortel. ONI expects to incur substantial legal and other expenses in connection with the Nortel Networks litigation. In the event of an adverse ruling, ONI also could be required to pay damages to Nortel Networks. The accompanying consolidated financial statements do not include any costs, if any, that might result from this uncertainty.

   From time-to-time ONI may be subject to other legal proceedings and claims in the ordinary course of business. ONI is not aware of any legal proceedings or claims, including the above matter that ONI believes will have, individually or in the aggregate, a material adverse effect on ONI's business, financial condition or results of operations.

                               ONI SYSTEMS CORP.

(11) Income Taxes

   Income tax expense consists of current state tax of $826 and $1,600 for the years ended December 31, 1998 and 1999, respectively, and current state tax of $2,500 for the three months ended March 31, 2000.

   The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 34% to loss before income tax and the actual provision for income taxes is a follows:

                                                                  Three months
                                Period ended December 31,            ended
                            -----------------------------------  March 31, 2000
                              1997       1998          1999       (unaudited)
                            --------  -----------  ------------  --------------
Income tax (benefit) at
 statutory rate............ $(67,679) $(3,009,456) $(15,833,790)  $(11,616,879)
State taxes net of federal
 income tax benefit........      --           826         1,600          2,500
Permanent differences......       48        4,039        24,612             --
Stock Compensation.........       53      417,762     3,161,650      3,853,534
Goodwill Amortization......      --           --        482,780        245,650
Current year net operating
 loss and temporary
 differences for which no
 benefit is recognized.....   67,578    2,587,655    12,164,748      7,517,695
                            --------  -----------  ------------   ------------
Total income tax expense... $    --   $       826  $      1,600   $      2,500
                            ========  ===========  ============   ============

   The effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                             December 31,
                                       -------------------------  March 31, 2000
                                          1998          1999       (unaudited)
                                       -----------  ------------  --------------
Deferred tax assets:
 Deferred state taxes................  $       --   $      1,000   $      1,000
 Fixed assets........................       39,000       141,000        141,000
 Capitalized start-up and
  organizational expense.............      343,000       236,000        236,000
 Net operating loss carryforwards....    2,011,000    14,707,000     21,276,000
 Deferred stock compensation.........      930,000     3,502,000      6,428,000
 Research and other credit
  carryforwards......................      394,000     2,047,000      2,047,000
 Accrual amounts.....................       12,000       293,000        293,000
                                       -----------  ------------   ------------
  Total gross deferred tax assets....    3,729,000    20,927,000     30,422,000
Valuation allowance..................   (3,729,000)  (20,682,000)   (30,422,000)
                                       -----------  ------------   ------------
  Total deferred tax assets..........          --        245,000        336,000
 Deferred tax liabilities:
  Intangibles........................          --       (245,000)      (336,000)
                                       -----------  ------------   ------------
 Net deferred tax assets, net of
  deferred tax liabilities...........  $       --   $        --    $        --
                                       ===========  ============   ============

   Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets was an increase of $3,729,000 in 1998 and an increase of $16,650,000 in 1999.

   As of December 31, 1999, ONI has net operating loss carryforwards for federal and California income tax purposes of approximately $34,000,000 available to reduce future income subject to incomes taxes. The net operating loss carryforwards for federal income tax purposes expire in various years beginning in 2012 through 2019. The net operating loss carryforwards for California purposes expire in 2005.

                               ONI SYSTEMS CORP.

   ONI also has research credit carryforwards as of December 31, 1999 for federal and California income tax return purposes of approximately $1,125,000 and $864,000, respectively, available to reduce future income taxes. The federal research credit carryforward will expire in various years from 2012 through 2019. The California research credit carryforward carries forward indefinitely until realized. ONI also has a California manufacturing investment credit carryforward of $59,000 which will expire in various years beginning in 2007 through 2008.

   ONI's ability to use net operating loss and credit carryforwards may be subject to limitations pursuant to the ownership change rule of the Internal Revenue Code, Section 382 and corresponding state tax law.

(12) Employee Benefit Plan

   ONI has an Employee Savings and Retirement Plan (the Benefit Plan) under
Section 401(k) of the Internal Revenue Code for its eligible employees. The Benefit Plan is available to all of ONI's employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their eligible earnings, subject to certain limitations. There are no matching contributions under the Benefit Plan.

(13) Subsequent Events

(a) In April 2000, ONI adopted a 2000 Equity Incentive Plan, under which 7,000,000 shares of ONI's common stock were reserved exclusively for issuance under the plan. In addition, ONI adopted a 2000 Employee Stock Purchase Plan, to be effective on the first day on which price quotations are available for ONI's common stock on the NASDAQ National Market, in which 1,000,000 shares of common stock were reserved exclusively for issuance under the plan.

(b) In March 2000, ONI entered into an agreement with Internet Initiative Japan Inc. to sell to it $4.0 million of common stock, at the initial public offering price per share, in a private placement that will close concurrently with ONI's initial public offering.

(c) Effective April 25, 2000, ONI reincorporated as a Delaware corporation. Share capital information for all periods has been retroactively adjusted to reflect the par value of common and preferred stock and amounts of paid-in capital.

(d) In April 2000, ONI entered into an agreement with CCT Telecom Holdings Limited to sell to it $10.0 million of common stock, at the initial public offering price per share, in a private placement that will close concurrent with ONI's initial public offering.

(e) On May 9, 2000, ONI sold 1,333,333 shares of Series H preferred stock to Sun Microsystems, Inc., at a price per share of $15.00. These shares of preferred stock will convert into common stock upon the completion of an initial public offering. The number of shares of common stock to be issued on conversion will be computed using a 17.5% discount off of the initial public offering price. Based on an initial public offering price of $22.00 per share, these shares will convert into 1,101,928 shares of common stock.

(f) In May 2000, ONI granted an option to purchase 1,000,000 shares of common stock outside of the existing stock option plans with an exercise price of $4.00 per share to Chris A. Davis, ONI's new Executive Vice President, Chief Financial and Administrative Officer. This grant will result in additional deferred stock compensation of $10.0 million, which will be amortized over four years from the date of the grant.

                          Independent Auditors' Report

The Board of Directors
Object-Mart, Inc.:

   We have audited the accompanying balance sheet of Object-Mart, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998 and for the six months ended June 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Object-Mart, Inc. as of December 31, 1998, and the results of operations and cash flows of Object-Mart, Inc. for the year ended December 31, 1998 and for the six months ended June 29, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
April 10, 2000

                               OBJECT-MART, INC.

                                 BALANCE SHEET

                                ASSETS                              December 31, 1998
                                ------                              -----------------
    Current assets:
      Cash and cash equivalents...................................      $  54,568
      Accounts receivable.........................................        383,907
      Other current assets........................................         12,623
                                                                        ---------
        Total current assets......................................        451,098
    Property and equipment........................................         62,428
    Other assets..................................................          1,298
                                                                        ---------
        Total assets..............................................      $ 514,824
                                                                        =========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------
    Current liabilities:
      Accounts payable............................................         15,869
      Accrued expenses............................................          9,127
      Deferred income taxes.......................................        136,863
                                                                        ---------
        Total current liabilities.................................        161,859
    Shareholders' equity:
    Common Stock, no par value; 10,000,000 shares authorized and
     2,751,000 shares issued and outstanding at December 31, 1998.        146,060
    Notes receivable from shareholder.............................       (143,360)
    Retained earnings.............................................        350,265
                                                                        ---------
        Total shareholders' equity................................        352,965
                                                                        ---------
          Total liabilities and shareholders' equity..............      $ 514,824
                                                                        =========


                 See accompanying notes to financial statements

                               OBJECT-MART, INC.

                            STATEMENTS OF OPERATIONS

                                                       Year ended   Six months
                                                      December 31,     ended
                                                          1998     June 29, 1999
                                                      ------------ -------------
Revenue..............................................  $1,933,081   $1,744,600
  Cost of revenue....................................   1,023,922      509,013
                                                       ----------   ----------
    Gross profit.....................................     909,159    1,235,587
                                                       ----------   ----------
Operating expenses:
  Research and development...........................     198,526      582,927
  Sales and marketing................................     129,451       52,888
  General and administrative.........................      69,237      105,524
  Stock compensation.................................          --      466,507
                                                       ----------   ----------
    Total operating expenses.........................     397,214    1,207,846
                                                       ----------   ----------
    Operating income.................................     511,945       27,741
Interest income, net.................................       8,138       14,286
                                                       ----------   ----------
  Income before income taxes.........................     520,083       42,027
Income taxes.........................................     207,140      109,023
                                                       ----------   ----------
    Net income/(loss)................................  $  312,943   $  (66,996)
                                                       ==========   ==========


                See accompanying notes to financial statements.

                                OBJECT-MART, INC

                            STATEMENTS OF CASH FLOWS

                                                                     Six months
                                                                       ended
                                                      Year ended      June 29,
                                                   December 31, 1998    1999
                                                   ----------------- ----------
Cash flows from operating activities:
 Net income/(loss)...............................       312,943      $  (66,996)
 Deferred tax expense............................           --           28,543
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................        46,521          20,811
  Amortization of deferred stock compensation....           --          466,507
 Changes in operating assets and liabilities:
  Accounts receivable............................      (349,750)       (206,400)
  Prepaid expenses and other current assets......       (12,208)       (198,000)
  Other assets...................................           410             --
  Accounts payable...............................         9,536         (15,836)
  Accrued liabilities............................        (7,475)        275,838
  Deferred income taxes..........................       136,863        (121,828)
  Deferred revenue...............................           --        1,000,000
                                                       --------      ----------
    Net cash provided by operating activities....      (136,840)      1,182,639

Cash flows used in investing activities:
 Purchase of property and equipment..............      (108,948)        (58,951)
                                                       --------      ----------
    Net cash used in investing activities........      (108,948)        (58,951)
                                                       --------      ----------

Cash flows from financing activities:
 Proceeds from issuance of common stock..........         2,700         255,638
                                                       --------      ----------
    Net cash provided by financing activities....         2,700         255,638
                                                       --------      ----------
    Net increase in cash and cash equivalents....        30,592       1,379,326
Cash and cash equivalents at beginning of period.        23,976          54,568
                                                       --------      ----------
Cash and cash equivalents at end of period.......        54,568      $1,433,894
                                                       ========      ==========



                See accompanying notes to financial statements.

                               OBJECT-MART, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
        Year ended December 31, 1998 and six months ended June 29, 1999

                                               Notes
                            Common stock     receivable                Total
                         ------------------     from     Retained  shareholders'
                          Shares    Amount  shareholders earnings     equity
                         --------- -------- ------------ --------  -------------
Balance as of December
 31, 1997............... 2,500,000 $ 65,500  $ (65,500)  $ 37,322   $   37,322
Issuance of common
 stock..................   251,000   80,560    (77,860)       --         2,700
Net income..............       --       --         --     312,943      312,943
                         --------- --------  ---------   --------   ----------
Balance as of December
 31, 1998............... 2,751,000 $146,060  $(143,360)  $350,265   $  352,965
Exercise of options for
 cash...................   877,500  255,638        --         --       255,638
Stock compensation......       --   466,507        --         --       466,507
Net loss................       --       --         --     (66,996)     (66,996)
                         --------- --------  ---------   --------   ----------
                         3,628,500 $868,205  $(143,360)  $283,269   $1,008,114
                         ========= ========  =========   ========   ==========



                See accompanying notes to financial statements.

                               OBJECT-MART, INC.

                         NOTES TO FINANCIAL STATEMENTS

        Year ended December 31, 1998 and six months ended June 29, 1999

(1) Description of Business and Significant Accounting Policies

 (a) Description of Business

   Object-Mart, Inc. (Object-Mart) was incorporated in California on February 27, 1997. The company provided telecommunications software products and services to telecommunications software development companies, service providers and equipment manufacturers.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires Object-Mart to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and to disclose contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

   Object-Mart considers highly liquid investments with remaining maturities of less than three months at the date of purchase to be cash equivalents. As of December 31, 1998, cash equivalents consisted of a money market account in the amount of $50,862.

 (d) Accounts Receivable

   Accounts receivable is comprised of unbilled trade accounts receivable. As of December 31, 1998, there was no allowance for uncollectible accounts receivable.

 (e) Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from one to three years. Depreciation expense for the year ended December 31, 1998 was $46,521 and for the six month period ended June 29, 1999 was $20,811.

 (f) Software Development Costs

   Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated life of the product. To date, Object-Mart has not capitalized any software development costs because capitalizable costs meeting the requirements SFAS No. 86 have not been significant.

 (g) Revenue Recognition

   Object-Mart derives its revenue from software license agreements and consulting services. Software license revenues are recognized upon execution of the license agreement and delivery of the software. In all cases, however, no significant post-contract obligations of Object-Mart shall be remaining. Otherwise, software license fees are deferred until all of the requirements for revenue

                               OBJECT-MART, INC.

recognition have been satisfied. Consulting services contracts include both hourly service-based contracts and milestone based contracts. Hourly service-based contracts are billed and recognized as the services are performed. Milestone-based contracts are billed and recognized when the milestones are completed and when product, if any, committed for the milestones is shipped and accepted.

   Revenue from the sale of software was accounted for in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, SOP 98-4, Deferral of Effective Date of SOP 97-2, and SOP 98-9, Software Revenue Recognition with Respect to Certain Arrangements.

 (h) Research and Development

   All research and development costs are expensed as incurred.

 (i) Fair Value of Financial Instruments

   The fair value of Object-Mart's cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of those instruments.

 (j) Stock-Based Compensation

   Object-Mart accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Consistent with the fair value approach enumerated in SFAS No. 123, Object-Mart discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

 (k) Comprehensive Income/Loss

   Other comprehensive income/loss refers to revenue, expenses, gains and losses that are not included in net income/loss, but rather are recorded directly in stockholders' equity. To date, Object-Mart has no items of other comprehensive income/loss and, accordingly, comprehensive loss is the same as net loss.

 (l) Income Taxes

   Object-Mart utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                               OBJECT-MART, INC.

   Income tax expense for the year ended December 31, 1998 and the six months ended June 29, 1999 consisted of:

                                                    Year ended
                                                   December 31, Six months ended
                                                       1998      June 29, 1999
                                                   ------------ ----------------
   Current:
     Federal......................................   $ 54,798      $ 182,007
     State........................................     15,479         48,845
                                                     --------      ---------
       Total current tax expense..................   $ 70,277      $ 230,852
                                                     --------      ---------
   Deferred:
     Federal......................................    106,414        (97,429)
     State........................................     30,449        (24,400)
                                                     --------      ---------
       Total deferred tax expense (credit)........    136,863       (121,829)
                                                     --------      ---------
       Total tax expense..........................   $207,140      $ 109,023
                                                     ========      =========

   The income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                December 31, 1998 June 29, 1999
                                                ----------------- -------------
   Federal tax at statutory rate...............     $176,828        $ 14,289
   State taxes, net of federal income tax
    benefit....................................       30,312          18,011
   Deferred stock compensation.................          --           79,362
   Other.......................................          --           (2,639)
                                                    --------        --------
       Total tax expense.......................     $207,140        $109,023
                                                    ========        ========

   The types of temporary differences that give rise to significant portions of Object-Mart's deferred tax assets and liabilities are set out below.

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Deferred tax assets:
    State income taxes.............................................  $  15,616
    Plant and equipment............................................      1,279
                                                                     ---------
   Gross deferred tax assets.......................................     16,895
   Deferred tax liabilities:
    Accruals and reserves..........................................   (153,758)
                                                                     ---------
   Net deferred tax liabilities....................................  $(136,863)
                                                                     =========

                               OBJECT-MART, INC.

(2) Property and Equipment

   Property and equipment as of December 31, 1998 consisted of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
    Computers......................................................   $ 85,488
    Software.......................................................     18,985
    Furniture......................................................      4,476
                                                                      --------
                                                                       108,949
    Less accumulated depreciation..................................     46,521
                                                                      --------
    Total..........................................................   $ 62,428
                                                                      ========

(3) Concentrations of Credit Risk

   Financial instruments, which potentially subject Object-Mart to concentrations of credit risk, consist principally of cash equivalents and accounts receivable. Cash equivalents are money market funds maintained with a high quality financial institution. Object-Mart generally does not require collateral for sales on credit. Object-Mart closely monitors extensions of credit and has not experienced significant credit losses in the past.

   A summary of sales to major customers that exceeded 10% of total sales during the year ended December 31, 1998 and the six months ended June 29, 1999, and the amount due from these customers as of December 31, 1998 follows:

                                                   Sales
                                        --------------------------- December 31,
                                         Year ended    Six months       1998
                                        December 31, ended June 29,   Accounts
                                            1998          1999       receivable
                                        ------------ -------------- ------------
    Customer A.........................   $725,810      $    --       $ 90,000
    Customer B.........................   $661,521      $    --       $    --
    Customer C.........................   $277,350      $279,900      $277,350
    Customer D.........................   $268,400      $788,800      $ 18,400
    Customer E.........................   $    --       $387,600      $    --

(4) Shareholders' Equity

 (a) Common Stock

   In June 1999, in connection with the acquisition by ONI Systems, Corp.
(ONI), all outstanding shares of common stock of Object-Mart were acquired by ONI in exchange for ONI's common stock and cash consideration. Pursuant to the acquisition agreement, all shares of Object-Mart's common stock and outstanding options became vested upon acquisition were exchanged into ONI's common stock. As a result, Object-Mart recorded $466,507 of stock compensation.

 (b) Stock Option Plan

   1998 Stock Option Plan

   In July 1998, Object-Mart's Board of Directors adopted the 1998 Stock Option Plan (1998 Plan) and reserved a total of 1,000,000 share of Object-Mart's common stock for issuance thereunder. Options granted under the 1998 Plan may be designated as "Incentive Stock Options" or "Nonstatutory Stock Options" at the discretion of Object-Mart, with exercise prices not less than the

                               OBJECT-MART, INC.

fair market value at the date of grant. Options generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options expire ten years from the date of grant. All options were vested upon Object-Mart's acquisition by ONI.

   A summary of the status of Object-Mart's option plan is as follows:

                                                      Outstanding options
                                                 ------------------------------
                             Shares     Number      Weighted       Weighted
                            available     of        average      average grant
                            for grant   shares   exercise price date fair value
                            ---------  --------  -------------- ---------------
   Balance as of December
    31, 1997...............        --        --
   Authorized in July,
    1998................... 1,000,000
    Granted................  (900,000)  900,000      $0.20           $0.20
    Exercised..............        --   (75,000)      0.20
    Cancelled..............   200,000  (200,000)      0.20
                            ---------  --------      -----
   Balance as of 12/31/98..   300,000   625,000      $0.20
    Granted................  (295,500)  295,500       0.60           $0.60
    Exercised..............        --  (917,500)      0.33
    Cancelled..............     3,000    (3,000)      0.20
                            ---------  --------      -----
   Balance as of June 29,
    1999...................     7,500        --      $  --
                            ---------  --------      -----

 (c) Accounting for Stock-Based Compensation

   Object-Mart uses the intrinsic value method in accounting for its employee stock-based compensation plan. Accordingly, no compensation cost has been recognized for any of its stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option.

   Had compensation cost for Object-Mart's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, Object-Mart's net loss applicable to common stockholders for the year ended December 31, 1998, and the six month ended June 29, 1999, would not have been materially different from the reported net income/loss.

                               ONI SYSTEMS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

   The following unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had ONI Systems and Object-Mart, Inc. been a combined company during the specified periods. The unaudited pro forma combined condensed statement of operations, including the related notes, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of ONI Systems and Object-Mart, Inc., included elsewhere in this prospectus. The following unaudited pro forma combined condensed statement of operations gives effect to the acquisition of Object-Mart, Inc. by ONI Systems using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations is based on the respective historical audited financial statements and related notes of ONI Systems and Object-Mart, Inc.

   The unaudited pro forma combined condensed statement of operations assumes that the acquisition took place on January 1, 1999 and combines ONI Systems, audited consolidated statement of operations for the year ended December 31, 1999 which includes Object-Mart's results of operations subsequent to June 29, 1999, the date of acquisition, with Object-Mart's audited consolidated statement of operations for the six months ended June 29, 1999.

                               ONI SYSTEMS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          Year ended December 31, 1999

                               Historical                 Pro forma
                         ------------------------  ----------------------------
                                        Object-
                         ONI Systems      Mart     Adjustments       Combined
                         ------------  ----------  -----------     ------------
Revenue................. $  3,033,995  $1,744,600  $  (152,800)(a) $  4,625,795
 Cost of revenues.......    1,032,144     509,013      (64,384)(b)    1,476,773
                         ------------  ----------  -----------     ------------
                            2,001,851   1,235,587      (88,416)       3,149,022
                         ------------  ----------  -----------     ------------
Operating expenses:
 Research and
  development...........   25,399,728     582,927     (101,108)(c)   25,881,547
 Sales and marketing....    4,557,245      52,888       12,692 (d)    4,622,825
 General and
  administrative........    4,755,582     105,524    1,419,960 (e)    6,281,066
 Amortization of
  deferred stock
  compensation..........   11,421,739     466,507          --        11,888,246
 Amortization of common
  stock warrants........    2,890,500         --           --         2,890,500
 In-process research and
  development...........      170,000         --      (170,000)(f)          --
                         ------------  ----------  -----------     ------------
    Total operating
     expenses...........   49,194,794   1,207,846    1,161,544       51,564,184
                         ------------  ----------  -----------     ------------
    Operating loss......  (47,192,943)     27,741   (1,249,960)     (48,415,162)
 Interest income, net...      622,972      14,286          --           637,258
                         ------------  ----------  -----------     ------------
    Income (loss) before
     income taxes.......  (46,569,971)     42,027   (1,249,960)     (47,777,904)
 Income taxes...........        1,600     109,023     (109,023)(g)        1,600
                         ------------  ----------  -----------     ------------
    Net income (loss)... $(46,571,571) $  (66,996) $(1,140,937)    $(47,779,504)
                         ============  ==========  ===========     ============
 Basic and diluted net
  loss per share........ $      (2.58)                             $      (2.65)
                         ============                              ============
 Shares used to compute
  basic and diluted net
  loss per share........   18,043,188                                18,043,188
                         ============                              ============


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                               ONI SYSTEMS CORP.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Unaudited Pro Forma Combined Condensed Statements of Operations

   The pro forma combined condensed statements of operations give effect to the acquisition as if it had occurred on January 1,1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

  (a) Adjustment to eliminate intercompany revenue;

  (b) Adjustment to eliminate cost of revenue related to intercompany revenue;

  (c) Adjustment to eliminate intercompany expense of $152,800 netted against reclassification of cost of revenue of $51,692;

  (d) Adjustment to reclassify cost of revenue;

  (e) The adjustment to record additional amortization of goodwill for the six month period ended June 29, 1999 is calculated as the six-month amortization of the $5,679,839 goodwill recorded in relation to the Object-Mart acquisition, to be amortized over a two-year period;

  (f) Adjustment to reverse the value of purchased in-process research and development as this is a non-recurring charge; and

  (g) Adjustment to reverse income tax expense for the amount of the combined company.

                            [LOGO OF ONI SYSTEMS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Special Note Regarding Forward-Looking Statements.........................   18
Recent Developments.......................................................   18
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   22
Selected Consolidated Financial Data......................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   35
Management................................................................   47
Related Party Transactions................................................   60
Principal Stockholders....................................................   65
Description of Capital Stock..............................................   68
Shares Eligible for Future Sale...........................................   72
Underwriting..............................................................   75
Validity of Common Stock..................................................   77
Experts...................................................................   77
Where You Can Find Additional Information.................................   77
Index to Financial Statements.............................................  F-1

                                ---------------

  Through and including      , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               8,000,000 Shares

                               ONI Systems Corp.

                                 Common Stock

                                ---------------

                              [ONI SYSTEMS LOGO]

                                ---------------

                             Goldman, Sachs & Co.

                        Banc of America Securities LLC

                                   Chase H&Q

                              Robertson Stephens

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fees.

   Securities and Exchange Commission registration fee.............. $   55,863
   NASD filing fee..................................................     21,660
   Nasdaq National Market initial filing fee........................     95,000
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses..........................................    550,000
   Road show expenses...............................................     75,000
   Printing and engraving expenses..................................    350,000
   Blue Sky qualification fees and expenses.........................     25,000
   Transfer agent and registrar fees and expenses...................     30,000
   Miscellaneous expenses...........................................     22,477
                                                                     ----------
     Total.......................................................... $1,525,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and Bylaws eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

  . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

  . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

  . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

  . the Registrant may advance expenses, as incurred, to its employees and agents in connection with legal proceedings; and

  . the rights conferred in the Bylaws are not exclusive.

   The Registrant has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

   The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

   See also the undertakings set out in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

           Exhibit Document                                               Number
           ----------------                                               ------
   Form of Underwriting Agreement.......................................   1.01
   Registrant's Amended and Restated Certificate of Incorporation.......   3.01
   Registrant's Amended and Restated Certificate of Incorporation (to be
    filed immediately after the closing of this offering)...............   3.02
   Registrant's Amended and Restated Bylaws.............................   3.03
   Form of Indemnification Agreement....................................  10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   In the three years prior to the effective date of this Registration Statement, the Registrant issued and sold the following securities that were not registered under the Securities Act:

1. In October 1997, in connection with Registrant's formation as a subsidiary of Optivision, Inc., Optivision received 11,565,752 shares of Registrant's common stock and 8,000,000 shares of Registrant's Series A preferred stock. In December 1997, Registrant was spun out of Optivision and Optivision distributed its holdings of Registrant's common stock and 4,000,000 shares of Registrant's Series A preferred stock to Optivision shareholders. Optivision retained 4,000,000 shares of Registrant's Series A preferred stock. In January 1998, all of the shares of Registrant's Series A preferred stock were converted into Series B preferred stock on a one-for-one basis. In January 1998, Optivision sold 2,666,667 shares of Registrant's Series B preferred stock to a group of investors for an aggregate purchase price of $2.0 million. In March 1998, Registrant repurchased 1,333,333 shares of its Series B preferred stock from Optivision, for an aggregate purchase price of $1.0 million.

2. In connection with Registrant's spin-out from Optivision in December 1997, Registrant is obligated to issue 233,468 shares of common stock to Venture Lending & Leasing, Inc., upon the exercise by Venture Lending & Leasing, Inc. of warrants to purchase capital stock of Optivision. Registrant will not receive any proceeds from the exercise of these warrants.

3. In January 1998, Registrant sold 9,590,383 shares of Series B preferred stock to six venture capital funds or other investment entities for $2,258,859.64 in cash.

4. In February 1998, Registrant sold 8,491,347 shares of Series B preferred stock to two venture capital funds or other investment entities for $1,999,999.48 in cash.

5. In March 1998, the Registrant sold 47,104 shares of Series B preferred stock to Brown Venture Associates in exchange for consulting services rendered, valued at $11,095.

6. In January 1998, the Registrant sold 44,932 shares of Series C preferred stock to two venture capital funds or other investment entities for $33,699.00 in cash.

7. In February 1998, the Registrant sold 666,666 shares of Series C preferred stock to two venture capital funds or other investment entities for $499,999.50 in cash.

8. In March 1998, the Registrant sold 2,021,734 shares of Series C preferred stock to a group of investors, including one of Registrant's directors and two venture capital funds or other investment entities, for $1,516,300.50 in cash.

9. In April 1998, the Registrant sold 4,969,148 shares of Series D preferred stock to one corporate investor for $4,380,428.20 in cash.

10. In December 1998, the Registrant sold 18,082,200 shares of Series E preferred stock to a group of investors, including one corporate investor and 13 venture capital funds or other investment entities, for $16,500,007.50 in cash.

11. In January 1999, the Registrant sold 82,200 shares of Series E preferred stock to three individual investors for $75,007.50 in cash.

12. In February 1999, the Registrant sold 4,741,536 shares of Series E preferred stock to a group of investors, including four individual investors, three of which are employees of Registrant, one corporate investor and two venture capital funds or other investment entities, for $4,326,651.60 in cash.

13. In February 1999, Registrant issued warrants to purchase 277,926 shares of Series B preferred stock at an exercise price of $0.88 per share to Comdisco, Inc. as partial consideration, valued at $153,726, for an equipment lease financing.

14. In to March 1999, the Registrant sold 3,178,088 shares of Series E preferred stock to a group of investors, including two individual investors and three venture capital funds or other investment entities, for $2,900,005.30 in cash.

15. In May 1999, the Registrant sold 200,000 shares of Series E preferred stock to Cilker Revocable Trust of October 9, 1990 in exchange for additional lease space, valued at $182,500.

16. In May 1999, the Registrant issued 4,569,276 shares of common stock to a group of 25 former shareholders of Object-Mart, Inc., as merger consideration in connection with its acquisition of Object-Mart.

17. In September 1999, the Registrant sold 8,249,468 shares of Series F preferred stock to a group of investors, including three individual investors, two of which are employees of Registrant, and 17 venture capital funds or other investment entities, for $15,000,007.66 in cash.

18. In December 1999, the Registrant sold 11,824,418 shares of Series G preferred stock to a group of investors, including 15 individual investors, two of which are employees of Registrant, 18 venture capital funds or other investment entities and four corporate investors, for $74,700,760.72 in cash.

19. In March 2000, the Registrant sold 310,000 shares of Series G preferred stock to two individual investors, one of which is an employee of Registrant and one of which is a director of Registrant, for $1,958,425.00 in cash and the Registrant sold 29,000 shares of Series G preferred stock to two executive search services in exchange for services rendered, valued at $406,000.00.

20. In December 1999, Registrant issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.91 per share to COLT Telecom Group plc as partial consideration, valued at $2,890,500, for entering into a purchase and license agreement.

21. In February 2000, Registrant issued a warrant to purchase 223,000 shares of common stock at an exercise price of $0.91 per share to FMR Corp. as partial consideration, valued at $3,000,242, for entering into a purchase and license agreement.

22. In March 2000, Registrant issued a warrant to purchase 200,000 shares of common stock at an exercise price of $15.00 per share to Fenwick & West LLP in exchange for services rendered, valued at $1,544,600.

23. From Registrant's inception on October 20, 1997 through May 15, 2000, the Registrant sold 6,944,628 shares of common stock to its employees, consultants and other service providers through restricted stock purchases under its benefit plans or pursuant to stock purchase agreements.

24. From Registrant's inception on October 20, 1997 through May 15, 2000, Registrant sold 12,688,761 shares of common stock to its employees upon exercise of options, and as of May 15, 2000, 20,708,906 shares of common stock were issuable upon exercise of outstanding options.

25. In March 2000, Registrant agreed to sell $4.0 million of common stock to Internet Initiative Japan Inc. at the initial public offering price per share in a private placement that will close concurrent with this offering.

26. In April 2000, Registrant agreed to sell $10.0 million of common stock to CCT Telecom Holdings Limited at the initial public offering price per share in a private placement that will close concurrent with this offering.

27. In May 2000, Registrant sold Sun Microsystems, Inc. 1,333,333 shares of Series H preferred stock for $19,999,995.00 in cash.

   The sale of the above securities was determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The sales of securities described in paragraphs 16 and 17 above were determined to be exempt from registration under the Securities Act in reliance upon Regulation S as a transaction involving an offer and sale of securities outside the United States. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) The following exhibits are filed herewith:

 Number                              Exhibit Title
 ------                              -------------
 1.01*  Form of Underwriting Agreement.
 2.01*  Agreement and Plan of Reorganization with Object-Mart, dated May 21,
        1999.
 3.01*  Registrant's Amended and Restated Certificate of Incorporation.
 3.02*  Form of Registrant's Amended and Restated Certificate of Incorporation
        (to be filed immediately after the closing of this offering).
 3.03*  Registrant's Amended and Restated Bylaws.
 4.01*  Form of Specimen Certificate for Registrant's common stock.

 Number                              Exhibit Title
 ------                              -------------
  4.02* Form of Restated and Amended Investors' Rights Agreement, dated May 1,
        2000, by and between certain investors and Registrant.
  4.03* Voting Agreement portion of Series D Preferred Stock Purchase
        Agreement, dated April 1, 1998, by and between Cisco Systems, Inc. and
        Registrant.
  4.04* Warrant to Purchase Capital Stock held by Venture Lending & Leasing,
        Inc.
  4.05* Warrant to Purchase Capital Stock held by Venture Lending & Leasing,
        Inc.
  4.06* Warrant Agreement No. 1 to Purchase Shares of Series B Preferred Stock
        held by Comdisco, Inc.
  4.07* Warrant Agreement No. 2 to Purchase Shares of Series B Preferred Stock
        held by Comdisco, Inc.
  4.08* Warrant Agreement No. 3 to Purchase Shares of Series B Preferred Stock
        held by Comdisco, Inc.
  4.09* Warrant Agreement to Purchase Common Stock held by COLT Telecom Group plc.
  4.10* Warrant Agreement to Purchase Common Stock held by FMR Corp.
  4.11* Redemption and Repurchase Agreement, dated December 22, 1999, by and between Williams Communications, Inc. and Registrant.
  4.12* Warrant to Purchase Common Stock held by Fenwick & West LLP.
  4.13* Subscription Agreement, dated March 27, 2000, by and between Internet
        Initiative Japan Inc. and Registrant and related Regulation S Investor
        Representation Letter.
  4.14* Subscription Agreement, dated April 27, 2000, by and between CCT
        Telecom Holdings Limited and Registrant and related Regulation S
        Investor Representation Letter.
  4.15  Letter to FMR Corp. regarding Warrant to Purchase Common Stock.
  5.01* Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
 10.01* Form of Indemnification Agreement entered into between Registrant and each of its directors and executive officers.
 10.02* 1997 Stock Option Plan, as amended.
 10.03* 1998 Equity Incentive Plan, as amended.
 10.04* 1999 Equity Incentive Plan, as amended.
 10.05* 2000 Equity Incentive Plan.
 10.06* 2000 Employee Stock Purchase Plan.
 10.07* Assignment of Lease, dated June 23, 1998, by and between JTS
        Corporation ("JTS") and Registrant.
 10.08* Agreement, dated June 23, 1998, by and between JTS and Registrant.
 10.09* Amendment to Lease, dated May 1, 1999, by and between Cilker Revocable
        Trust of October 9, 1990 and Registrant.
 10.10* Lease Agreement, dated September 29, 1999, by and between John
        Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 as amended and Richard T. Peery, Trustee, or his Successor Trustee, UTA
        dated 7/20/77 as amended, and Registrant.
 10.12* Offer Letter, dated December 12, 1997, from Registrant to Hugh C.
        Martin.
 10.13* Offer Letter, dated February 4, 1998, from Registrant to Terrence J.
        Schmid.
 10.14* Offer Letter, dated June 1, 1998, from Registrant to Hon Wah Chin.
 10.15* Offer Letter, dated August 17, 1998, from Registrant to William R.
        Cumpston.
 10.16* Offer Letter, dated September 10, 1999, from Registrant to Michael A.
        Dillon.
 10.17* Offer Letter, dated February 29, 2000, from Registrant to Robert J.
        Jandro.
 10.18* Offer Letter, dated February 9, 2000, from Registrant to Andrew W.
        Page.
 10.19* Series E Preferred Stock Purchase Agreement dated as of December 23,
        1998.
 10.20* Series F Preferred Stock Purchase Agreement dated as of September 2,
        1999.
 10.21* Series G Preferred Stock Purchase Agreement dated as of December 22,
        1999.
 10.22* Offer Letter, dated April 14, 2000, from Registrant to Chris A. Davis.

 Number                               Exhibit Title
 ------                               -------------
 10.23*  Separation Agreement dated March 29, 2000 between Terrence J. Schmid and Registrant.
 10.24+* Purchase Agreement, dated March 21, 2000, between Registrant and E-TEK
         Dynamics, Inc.
 10.25*  Series H Preferred Stock Purchase Agreement dated as of May 1, 2000.
 10.26*  Regus Business Centre Service Agreement dated March 29, 2000.
 10.27*  Lease Agreement with Mission West Properties, L.P.
 21.01*  List of Registrant's Subsidiaries.
 23.01*  Consent of Fenwick & West LLP (included in Exhibit 5.01).
 23.02   Report on Financial Statement Schedule and Consent of KPMG LLP,
         independent auditors.
 23.03   Consent of KPMG LLP, independent auditors.
 24.01*  Power of Attorney (see signature page hereto).
 27.01*  Financial Data Schedule.

--------
*  Previously filed.
+ Registrant has requested confidential treatment as to portions of this exhibit.

   (b) The following financial statement schedule is filed herewith:

   Schedule II--Valuation and Qualifying Accounts

   Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 31st day of May, 2000.

                                          ONI SYSTEMS CORP.

                                                     /s/ Hugh C. Martin
                                          By: _________________________________
                                                       Hugh C. Martin
                                                 President, Chief Executive
                                                        Officer and
                                                   Chairman of the Board

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

Principal Executive Officer:

        /s/ Hugh C. Martin             President, Chief Executive    May 31, 2000
______________________________________  Officer and Chairman of
            Hugh C. Martin              the Board

Principal Financial Officer and
 Principal Accounting Officer:

        /s/ Chris A. Davis             Executive Vice President,     May 31, 2000
______________________________________  Chief Financial and
            Chris A. Davis              Administrative Officer

Additional Directors:

                  *                    Director                      May 31, 2000
______________________________________
           Matthew W. Bross

                  *                    Director                      May 31, 2000
______________________________________
           Kevin R. Compton

                  *                    Director                      May 31, 2000
______________________________________
          Jonathan D. Feiber

                  *                    Director                      May 31, 2000
______________________________________
           James F. Jordan

                  *                    Director                      May 31, 2000
______________________________________
          Gregory B. Maffei

          /s/ Hugh C. Martin                                         May 31, 2000
*By: _________________________________
    Hugh C. Martin, attorney-in-fact

                               ONI SYSTEMS CORP.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
  Period from October 20, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 and the (unaudited) three months ended March
                                    31, 2000

                          Period from October
                                  20,          Year Ended   Year Ended   Three months
                          1997 (inception) to December 31, December 31,     ended
                           December 31, 1997      1998         1999     March 31, 2000
                          ------------------- ------------ ------------ --------------
                                                                         (unaudited)
Reserve for obsolete and
 excess inventory:
Balance, beginning of
 period.................           --              --       $       --    $1,366,905
Additions charged to
 expense................           --              --        1,366,905       383,624
Reductions..............           --              --               --       388,500
Balance, end of period..           --              --       $1,366,905    $1,362,029

                                 EXHIBIT INDEX

 Number                           Exhibit Title
 ------                           -------------
  4.15  Letter to FMR Corp. regarding Warrant to Purchase Common Stock.
 23.02  Report on Financial Statement Schedule and Consent of KPMG, LLP,
        independent auditors.
 23.03  Consent of KPMG, LLP, independent auditors.